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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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April 9, 2009

Dear Shareholder:

        The 2009 annual general meeting of Transocean Ltd. will be held on Friday, May 15, 2009 at 9:00 a.m., Swiss time, at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland. The invitation to the annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.

        It is important that your shares be represented and voted at the meeting whether you plan to attend or not. Please read the enclosed invitation and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.

        Sincerely,

Robert E. Rose Chairman of the Board	Robert L. Long Chief Executive Officer

        This invitation, proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about April 9, 2009.

INVITATION TO ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
Friday, May 15, 2009
9:00 a.m., Swiss time,
at the Parkhotel Zug, Industriestrasse 14, CH- 6304 Zug, Switzerland

Agenda Items

  (1)
  Approval of the 2008 Annual Report, the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2008 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2008.

    Proposal of the Board of Directors

    The Board of Directors proposes that the 2008 Annual Report, the consolidated financial statements for fiscal year 2008 and the statutory financial statements for fiscal year 2008 be approved.

  (2)
  Discharge of the Members of the Board of Directors and the Executive Officers for Fiscal Year 2008.

    Proposal of the Board of Directors

    The Board of Directors proposes that discharge be granted to the members of the Board of Directors and the executive officers for the fiscal year 2008.

  (3)
  Appropriation of the Available Retained Earnings Without Payment of a Dividend to Shareholders for Fiscal Year 2008 and Release of CHF 3.5 Billion of Legal Reserves (Additional Paid-in Capital) to Other Reserves.

    Proposal of the Board of Directors

    The Board of Directors proposes that (A) no dividend be distributed with respect to the available retained earnings for the fiscal year 2008, (B) the available retained earnings be carried forward, and (C) CHF 3.5 billion of legal reserves (additional paid-in capital) be released and allocated to other reserves.

Appropriation of Available Retained Earnings
(in millions)
Profit for the fiscal year 2008 as per the statutory income statement	CHF	0
Appropriation to general statutory reserves	CHF	0
Proposed dividend	CHF	0
Appropriation to other reserves	CHF	0

Total appropriation	CHF	0

Proposed Release of Legal Reserves (Additional Paid-in Capital) to Other Reserves
(in millions)
Additional paid-in capital as of December 31, 2008	CHF	11,448
Release to other reserves	CHF	3,500
Remaining additional paid-in capital	CHF	7,948

i

  (4)
  Authorization of a Share Repurchase Program.

    Proposal of the Board of Directors

    The Board of Directors proposes approval of the following resolution:

    "The Board of Directors is hereby authorized to repurchase up to CHF 3.5 billion of Transocean Ltd. registered shares. These shares are to be cancelled upon shareholder approval at future annual general meetings of shareholders and thus not subject to the 10% threshold for Transocean Ltd. holding its "own shares" within the meaning of article 659 of the Swiss Code of Obligations. The necessary amendment of the articles of association (decrease in the registered share capital) shall be submitted to future annual general meetings of shareholders."

    For the Board of Directors to be permitted to carry out a share repurchase program as proposed, it is a prerequisite that the shareholders approve at the annual general meeting the release of CHF 3.5 billion of legal reserves (additional paid-in capital) to other reserves in accordance with Proposal 3.

  (5)
  Approval of the Long-Term Incentive Plan of Transocean Ltd. in the Form as Amended and Restated Effective as of February 12, 2009.

    Proposal of the Board of Directors

    The Board of Directors proposes that shareholders approve the Long-Term Incentive Plan of Transocean Ltd. in the form as amended and restated effective as of February 12, 2009 to (1) increase the number of shares available for the granting of awards under the plan and adopt fungible share counting ratios for different forms of awards, (2) remove the plan provision that automatically accelerated vesting upon a change of control, (3) for purposes of Section 162(m) of the U.S. Internal Revenue Code, update and obtain approval of the performance goals related to performance-based awards under the plan that are intended to qualify as deductible performance-based compensation and increase the associated annual limitation on performance-based cash awards from $2 million to $5 million, (4) reflect the assumption of the plan by Transocean Ltd. and make associated changes to take into account that our parent company is now a Swiss corporation, (5) remove all provisions permitting supplemental tax gross-up payments from the plan, (6) expressly disallow repricing of awards without shareholder approval, (7) modify the method of share counting to reduce the number of available shares by the number of shares withheld to satisfy the exercise price or tax withholding obligations relating to an award, (8) remove the plan provision limiting the number of shares available for awards to outside directors, and (9) make other compliance, administrative, clarifying and updating changes.

  (6)
  Reelection of Directors.

    Proposal of the Board of Directors

    The Board of Directors proposes that the directors set forth below be reelected as Class I Directors for a three-year term:

      •
      W. Richard Anderson

      •
      Richard L. George

      •
      Robert L. Long

      •
      Edward R. Muller

    The Board of Directors further proposes that

      •
      Victor E. Grijalva

    be reelected as a Class III Director for a two-year term to fill a newly created Class III Director position.

  (7)
  Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2009 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor for a Further One-Year Term.

    Proposal of the Board of Directors

    The Board of Directors proposes that Ernst & Young LLP be appointed as Transocean Ltd.'s independent registered public accounting firm for the fiscal year 2009 and that Ernst & Young Ltd., Zurich, be reelected as Transocean Ltd.'s auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2009 annual general meeting and terminating on the day of the 2010 annual general meeting.

Organizational Matters

        A copy of the proxy materials, including a proxy and admission card, has been sent to each shareholder registered in Transocean Ltd.'s share register as of March 18, 2009. Any additional shareholders who are registered in Transocean Ltd.'s share register on April 25, 2009 will receive a copy of the proxy materials after April 25, 2009. Shareholders not registered in Transocean Ltd.'s share register as of April 25, 2009 will not be entitled to attend, vote or grant proxies to vote at, the 2009 annual general meeting. No shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on April 25, 2009 and the opening of business on the day following the annual general meeting. BNY Mellon Shareowner Services, as agent, which maintains Transocean Ltd.'s share register, will, however, continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

        Shareholders registered in Transocean Ltd.'s share register as of April 25, 2009 have the right to attend the annual general meeting and vote their shares, or may grant a proxy to vote on each of the proposals in this invitation and any other matter properly presented at the meeting for consideration to either Transocean Ltd. or the independent representative, Rainer Hager, by marking the proxy card appropriately, executing it in the space provided, dating it and returning it prior to the start of the annual general meeting on May 15, 2009 either to:

Transocean Ltd. Vote Processing
c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
or, if granting a proxy to the independent representative
Rainer Hager Attorney-at-Law and Notary Schweiger Advokatur/Notariat Dammstrasse 19 CH-6300 Zug, Switzerland

        Shares of holders who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Shares of holders who have timely submitted a properly executed proxy card and have not specifically indicated their votes (irrespective of whether a proxy has been granted to Transocean Ltd. or the independent representative) will be voted in the manner recommended by the Board of Directors.

        If any other matters are properly presented at the meeting for consideration, Transocean Ltd. and the independent representative, as applicable, will, in the absence of specific instructions to the contrary, have the discretion to vote on these matters in the manner recommended by the Board of Directors.

        Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

        We may accept a proxy by any form of communication permitted by Swiss law and our articles of association.

        Please note that shareholders attending the annual general meeting in person or by proxy are required to show their proxy and admission card on the day of the annual general meeting. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder's proxy and admission card upon exit.

Proxy Holders of Deposited Shares

        Institutions subject to the Swiss Federal Law on Banks and Savings Banks as well as professional asset managers who hold proxies for beneficial owners who did not grant proxies to Transocean Ltd. or the independent representative are kindly asked to inform Transocean Ltd. of the number and par value of the registered shares they represent as soon as possible, but no later than May 15, 2009, 8:00 a.m. Swiss time, at the admission office for the annual general meeting.

Annual Report, Consolidated Financial Statements, Statutory Financial Statements

        A copy of the 2008 Annual Report, including the consolidated financial statements for fiscal year 2008 and the statutory financial statements of Transocean Ltd. for fiscal year 2008 as well as the audit reports on such statements, are available for physical inspection at Transocean Ltd.'s registered office c/o Reichlin & Hess, Rechtsanwälte, Hofstrasse 1A, CH-6300 Zug, Switzerland. Copies of these materials may be obtained without charge by contacting Eric B. Brown, our General Counsel, at our principal executive offices in Switzerland, c/o Transocean Management Ltd., Blandonnet International Business Center, Chemin de Blandonnet 2, Building F, 7th Floor, CH-1214 Vernier, Switzerland, telephone number +41 (22) 930-9000, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046.

On behalf of the Board of Directors,
Robert E. Rose Chairman of the Board

Zug, Switzerland

April 9, 2009

YOUR VOTE IS IMPORTANT

        You may designate proxies to vote your shares by mailing the enclosed proxy. Please review the instructions in the proxy statement and on your proxy card regarding voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 15, 2009.

Our proxy statement and 2008 Annual Report are available at
http://www.deepwater.com/proxymaterials.cfm.

Page
Information about the Meeting And Voting	1
Proposal 1. Approval of the 2008 Annual Report, the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2008 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2008	5
Proposal 2. Discharge of the Board of Directors and Executive Officers from Activities during Fiscal Year 2008	6
Proposal 3. Appropriation of Retained Earnings Without Payment of a Dividend and Release of Additional Paid-In Capital to Other Reserves	7
Proposal 4. Approval of Share Repurchase Program	8
Proposal 5. Approval of the Long-Term Incentive Plan of Transocean Ltd.	10
Proposal 6. Reelection of Directors	18
Corporate Governance	21
Board Meetings and Committees	27
Director Compensation	30
Audit Committee Report	32
Security Ownership of Certain Beneficial Owners	33
Security Ownership of Directors and Executive Officers	34
Compensation Discussion and Analysis	36
Executive Compensation Committee Report	55
Executive Compensation	56
Summary Compensation Table	56
Grants of Plan-Based Awards for Fiscal Year 2008	58
Outstanding Equity Awards at Fiscal Year-End 2008	59
Option Exercises and Shares Vested for Fiscal Year 2008	60
Pension Benefits for Fiscal Year 2008	60
Nonqualified Deferred Compensation for Fiscal Year 2008	63
Potential Payments Upon Termination or Change of Control	64
Certain Transactions	70
Proposal 7. Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2009 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor Pursuant to the Swiss Code of Obligations for a Further One-Year Term	71
Fees Paid to Ernst & Young	71
Audit Committee Pre-Approval of Audit and Non-Audit Services	72
Other Matters	72

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
MAY 15, 2009

INFORMATION ABOUT THE MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of our Board of Directors, to be voted at our annual general meeting to be held on May 15, 2009 at 9:00 a.m., Swiss time, at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland.

Proposals

        At the annual general meeting, shareholders will be asked to vote upon the following:

  •
  Approval of the 2008 Annual Report, the consolidated financial statements of Transocean Ltd. for fiscal year 2008 and the statutory financial statements of Transocean Ltd. for fiscal year 2008 (the "Swiss Statutory Financials").

  •
  Discharge of the members of the Board of Directors and the executive officers for fiscal year 2008.

  •
  Appropriation of the available retained earnings without payment of a dividend to shareholders for fiscal year 2008 and release of CHF 3.5 billion of legal reserves (additional paid-in capital) to other reserves.

  •
  Authorization of the Board of Directors to repurchase up to CHF 3.5 billion of Transocean Ltd. registered shares. These shares are to be cancelled upon shareholder approval at future annual general meetings of shareholders and thus not subject to the 10% threshold for Transocean Ltd. holding its "own shares" within the meaning of article 659 of the Swiss Code of Obligations. The necessary amendments of our articles of association (decrease in the registered share capital) will be submitted to shareholders for approval at future annual general meetings.

  •
  Approval of the Long-Term Incentive Plan of Transocean Ltd. in the form as amended and restated effective as of February 12, 2009 to (1) increase the number of shares available for the granting of awards under the plan and adopt fungible share counting ratios for different forms of awards, (2) remove the plan provision that automatically accelerated vesting upon a change of control, (3) for purposes of Section 162(m) of the U.S. Internal Revenue Code, update and obtain approval of the performance goals related to performance-based awards under the plan that are intended to qualify as deductible performance-based compensation and increase the associated annual limitation on performance-based cash awards from $2 million to $5 million, (4) reflect the assumption of the plan by Transocean Ltd. and make associated changes to take into account that our parent company is now a Swiss corporation, (5) remove all provisions permitting supplemental tax gross-up payments from the plan, (6) expressly disallow repricing of awards without shareholder approval, (7) modify the method of share counting to reduce the number of available shares by the number of shares withheld to satisfy the exercise price or tax withholding obligations relating to an award, (8) remove the plan provision limiting the number of shares available for awards to outside directors, and (9) make other compliance, administrative, clarifying and updating changes.

  •
  Reelection of directors:

    Each of the directors set forth below is proposed to be reelected as a Class I Director for a three-year term:

    •
    W. Richard Anderson;

    •
    Richard L. George;

    •
    Robert L. Long; and

    •
    Edward R. Muller;

    and Victor E. Grijalva, currently serving as a Class I Director, is proposed to be reelected as a Class III Director for a two-year term to fill a newly created Class III Director position.

  •
  Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2009 and reelection of Ernst & Young Ltd., Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2009 annual general meeting and terminating on the day of the 2010 annual general meeting.

Quorum

        Our articles of association provide that the presence of shareholders, in person or by proxy, holding at least a majority of the shares recorded in our share register and entitled to vote at the meeting constitutes a quorum for purposes of this annual general meeting. Abstentions and "broker nonvotes" will be counted as present for purposes of determining whether there is a quorum at the meeting.

Record Date

        Only shareholders of record on April 25, 2009 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the annual general meeting. No shareholder will be entered in Transocean Ltd.'s share register with voting rights between the close of business on April 25, 2009 and the opening of business on the day following the annual general meeting.

Votes Required

        Approval of the proposal with respect to the 2008 Annual Report and the 2008 consolidated financial statements and 2008 statutory financial statements of Transocean Ltd. requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions.

        Approval of the proposal to discharge the members of the Board of Directors and our executive officers for the fiscal year 2008 requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions and not counting the votes of any member of the Board of Directors or any Transocean executive officers.

        Approval of the proposal to appropriate available retained earnings without payment of a dividend to shareholders for the fiscal year 2008 and release CHF 3.5 billion of legal reserves to other reserves (additional paid-in capital) requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions.

        Approval of the proposal to authorize the Board of Directors to repurchase up to CHF 3.5 billion of Transocean Ltd. registered shares for cancellation purposes requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or broker nonvotes.

        Approval of the proposal to amend and restate the Long-Term Incentive Plan of Transocean Ltd. requires, in accordance with the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the proposal to amend and restate the plan, provided that the total number of votes cast on the proposal represents a majority of the votes entitled to be cast. Abstentions and broker nonvotes on the proposal will not affect the voting on the proposal as long as holders of a majority of the shares entitled to vote cast votes on the proposal. Otherwise, the effect of an abstention or broker nonvote is a vote against the proposal.

        Approval of the proposal to reelect the five nominees named in the proxy statement as directors requires the affirmative vote of a plurality of the votes cast. The plurality requirement means that the director nominee with the most votes for a board seat is elected to that board seat. You may vote "for" or "against" or "abstain" with respect to the election of each director. Only votes "for" or "against" are counted in determining whether a plurality has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors. As described later in this proxy statement, our Corporate Governance Guidelines set forth our procedures if a director nominee is elected but does not receive more votes cast "for" than "against" the nominee's election.

        Approval of the proposal to appoint Ernst & Young LLP as the Company's independent registered public accounting firm for 2009 and to reelect Ernst & Young Ltd. as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term requires the affirmative vote of holders of at least a majority of the votes cast on the proposal. Abstentions are not counted for purposes of this proposal.

        As of March 18, 2009, there were 319,665,056 shares outstanding. Only registered holders of our shares on April 25, 2009, the record date established for the annual general meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Proxies

        A proxy card is being sent to each record holder of shares as of March 18, 2009. In addition, a proxy card will be sent to each additional record holder of shares as of the record date, April 25, 2009. If you are registered as a shareholder in Transocean Ltd.'s share register as of April 25, 2009, you may grant a proxy to vote on each of the proposals and any other matter properly presented at the meeting for consideration to either Transocean Ltd. or the independent representative, Rainer Hager, by marking your proxy card appropriately, executing it in the space provided, dating it and returning it prior to the start of the annual general meeting on May 15, 2009 either to:

Transocean Ltd. Vote Processing
c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
or, if granting a proxy to the independent representative
Rainer Hager Attorney-at-Law and Notary Schweiger Advokatur/Notariat Dammstrasse 19 CH-6300 Zug, Switzerland

        Proxies granted to Transocean Ltd. will not be exercised by an executive officer or director of Transocean Ltd. at the annual general meeting.

        Please sign, date and mail your proxy card in the envelope provided. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

        Under New York Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "non-routine" matters. Proxies submitted by brokers without instructions from customers for these non-routine matters are referred to as "broker non-votes." The proposal to approve the Long-Term Incentive Plan of Transocean Ltd. (as amended and restated effective as of February 12, 2009) and the proposal to approve the share repurchase program are non-routine matters under New York Stock Exchange rules.

        If you were a holder on the record date and have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder on the record date and you have timely submitted a properly executed proxy card and have not specifically indicated your votes (irrespective of whether a proxy has been granted to Transocean Ltd. or the independent representative), your shares will be voted in the manner recommended by the Board of Directors.

        There are no other matters that the Board of Directors intends to present, or has received proper notice that others will present, at the annual general meeting. If any other matters are properly presented at the meeting for consideration, Transocean Ltd. and the independent representative, as applicable, will, in the absence of specific instructions to the contrary, vote any proxies submitted to them on these matters in the manner recommended by the Board of Directors.

        You may revoke your proxy card at any time prior to its exercise by:

  •
  giving written notice of the revocation to our Corporate Secretary at Transocean Ltd., P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003, Cayman Islands, with respect to proxies granted to Transocean Ltd., or to the independent representative at the address set forth above, with respect to proxies granted to the independent representative;

  •
  appearing at the meeting, notifying our Corporate Secretary, with respect to proxies granted to Transocean Ltd., or the independent representative, with respect to proxies granted to the independent representative, and voting in person; or

  •
  properly completing and executing a later-dated proxy and delivering it to our Corporate Secretary or the independent representative, as applicable, at or before the meeting.

        Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

        We may accept a proxy by any form of communication permitted by Swiss law and our articles of association. Please note that shareholders attending the annual general meeting in person or by proxy are required to show their admission card on the day of the annual general meeting. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder's admission card upon exit.

Background of Transocean

        In November 2007, we completed our merger transaction (the "Merger") with GlobalSantaFe Corporation ("GlobalSantaFe"). Immediately prior to the effective time of the Merger, each of Transocean Inc.'s outstanding ordinary shares was reclassified by way of a scheme of arrangement under Cayman Islands law into (1) 0.6996 Transocean Inc. ordinary shares and (2) $33.03 in cash (the

"Reclassification"). At the effective time of the Merger, each outstanding ordinary share of GlobalSantaFe was exchanged for (1) 0.4757 Transocean Inc. ordinary shares (after giving effect to the Reclassification) and (2) $22.46 in cash.

        In December 2008, Transocean Ltd. completed a transaction pursuant to an Agreement and Plan of Merger among Transocean Ltd., Transocean Inc., which was our former parent holding company, and Transocean Cayman Ltd., a company organized under the laws of the Cayman Islands that was a wholly-owned subsidiary of Transocean Ltd., pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company (the "Redomestication Transaction"). In the Redomestication Transaction, Transocean Ltd. issued one of its shares in exchange for each ordinary share of Transocean Inc. In addition, Transocean Ltd. issued 16 million of its shares to Transocean Inc. for future use to satisfy Transocean Ltd.'s obligations to deliver shares in connection with awards granted under our incentive plans, warrants or other rights to acquire shares of Transocean Ltd. The Redomestication Transaction effectively changed the place of incorporation of our parent holding company from the Cayman Islands to Zug, Switzerland. As a result of the Redomestication Transaction, Transocean Inc. became a direct, wholly-owned subsidiary of Transocean Ltd. In connection with the Redomestication Transaction, we have also relocated our principal executive offices to Vernier, Switzerland.

        References to "Transocean," the "Company," "we," "us" or "our" include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

PROPOSAL 1.

Approval of the 2008 Annual Report, the Consolidated Financial Statements of Transocean Ltd.
for Fiscal Year 2008 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2008

Proposal

        The Board of Directors proposes that the 2008 Annual Report, the consolidated financial statements of Transocean Ltd. for fiscal year 2008 and the Swiss Statutory Financials be approved.

Explanation

        The consolidated financial statements of Transocean Ltd. for fiscal year 2008 and the Swiss Statutory Financials are contained in the 2008 Annual Report, which was made available to all registered shareholders with this invitation and proxy statement. In addition, these materials will be available for physical inspection at Transocean Ltd.'s registered office c/o Reichlin & Hess Rechtsanwälte, Hofstrasse 1A, 6300, Zug, Switzerland. The 2008 Annual Report also contains the report of Ernst & Young Ltd., Zurich, Transocean Ltd.'s auditors pursuant to the Swiss Code of Obligations, and information on our business activities and our business and financial situation.

        Due to the short period of time (12 days) between Transocean Ltd. becoming the parent company of Transocean Inc. and its subsidiaries and the December 31, 2008 end of the business year, no Swiss statutory audit opinion has been issued on the consolidated accounts as of December 31, 2008. However, the consolidated accounts of Transocean Ltd. and its subsidiaries, as presented in Transocean Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2008 (the "Form 10-K") filed with the U.S. Securities and Exchange Commission (the "SEC"), are in substance and materially the same as required under Swiss law. The audit of the financial statements of Transocean Ltd. and its subsidiaries included in the Form 10-K was performed in accordance with standards of the Public Company Accounting Oversight Board (United States). As such, this audit was not less comprehensive than that which would be required for an audit performed in accordance with Swiss law and Swiss auditing standards.

        Under Swiss law, the 2008 Annual Report and the consolidated financial statements and Swiss Statutory Financials must be submitted to shareholders for approval at each annual general meeting.

        If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions.

Recommendation

        The Board of Directors recommends a vote "FOR" approval of the 2008 Annual Report, the consolidated financial statements and the Swiss Statutory Financials.

PROPOSAL 2.

Discharge of the Board of Directors and Executive Officers from Activities during Fiscal Year 2008

Proposal

        The Board of Directors proposes that shareholders discharge the members of the Board of Directors and our executive officers from liability for activities during fiscal year 2008.

Explanation

        As is customary for Swiss corporations and in accordance with article 698, para. 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors and our executive officers from liability for their activities during fiscal year 2008. This release is only effective with respect to facts that have been disclosed to shareholders and binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge of the resolution.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions and not counting the votes of any member of the Board of Directors or any Transocean executive officers.

Recommendation

        The Board of Directors recommends a vote "FOR" the proposal to discharge the members of the Board of Directors and our executive officers from liability for activities during fiscal year 2008.

PROPOSAL 3.

Appropriation of Retained Earnings Without Payment of a Dividend
and Release of Additional Paid-In Capital to Other Reserves

Proposal

        The Board of Directors proposes that (A) no dividend be distributed with respect to the available retained earnings for fiscal year 2008, (B) the available retained earnings be carried forward, and (C) CHF 3.5 billion of legal reserves (additional paid-in capital) be released and allocated to other reserves.

Appropriation of Available Retained Earnings
(in millions)
Profit for the fiscal year 2008 as per the statutory income statement	CHF0
Appropriation to general statutory reserves	CHF0
Proposed dividend	CHF0
Appropriation to other reserves	CHF0
Total appropriation	CHF0

Proposed Release of Legal Reserves (Additional Paid-in Capital) to Other Reserves
(in millions)
Additional paid-in capital as of December 31, 2008	CHF11,448
Release to other reserves	CHF 3,500
Remaining additional paid-in capital	CHF7,948

Explanation

        Under Swiss law, the appropriation of retained earnings as set forth in the Swiss Statutory Financials must be submitted to shareholders for approval at each annual general meeting. The retained earnings at the disposal of Transocean shareholders at the 2009 annual general meeting are the earnings of Transocean Ltd., the Transocean group parent company, on a stand-alone basis.

        Under Swiss law, dividends may be paid out only if Transocean Ltd. has sufficient distributable profits from the previous fiscal year, or if Transocean Ltd. has Other Reserves (as set forth in the Swiss Statutory Financials), which are freely distributable reserves. Distributable profits are determined based on the Swiss Statutory Financials and, because Transocean Ltd. is a holding company, will in most years consist largely of distributions from subsidiaries of Transocean Ltd. to Transocean Ltd. Transocean Ltd. had no operating subsidiaries prior to the consummation of the Redomestication Transaction on December 18, 2008 and received no distributions from its direct subsidiaries after that date. Transocean Ltd. had earnings of CHF 45,000 during the period from December 18, 2008 through December 31, 2008.

        The Board of Directors proposes that this CHF 45,000 be carried forward as freely available reserves rather than paid as a dividend.

        Transocean may only repurchase shares if and to the extent that sufficient Other Reserves are available. As of December 31, 2008, Transocean Ltd. had approximately CHF 11.5 billion of additional paid-in capital, CHF 3.5 billion of which the Board of Directors proposes to release to Other Reserves to permit share repurchases.

        If the shareholders approve this proposal and Proposal 4 relating to our share repurchase program, the Board of Directors will retain the flexibility to determine if a return of cash to shareholders is appropriate given our ongoing capital requirements, the price of our shares, regulatory considerations, cash flow generation, the relationship between our contractual backlog and debt, general market conditions and other factors. By contrast, the approval of a dividend by shareholders of a Swiss corporation typically requires the subsequent payment of that dividend without allowing the Board of Directors further discretion to make a subsequent determination whether such dividend is still advisable. The Board of Directors favors this greater flexibility associated with share repurchases compared to dividends. Accordingly, the Board of Directors is proposing that CHF 3.5 billion of additional paid-in capital set forth in the Swiss Statutory Financials as part of Legal Reserves be released to Other Reserves, the availability of which is necessary to implement the proposed share repurchase program described under Proposal 4.

Required Vote

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions.

Recommendation

        The Board of Directors recommends a vote "FOR" this proposal.

PROPOSAL 4.

Approval of Share Repurchase Program

Proposal

        The Board of Directors proposes approval of the following resolution:

  "The Board of Directors is hereby authorized to repurchase up to CHF 3.5 billion of Transocean Ltd. registered shares. These shares are to be cancelled upon shareholder approval at future annual general meetings of shareholders and are thus not subject to the 10% threshold for Transocean Ltd. holding its "own shares" within the meaning of article 659 of the Swiss Code of Obligations. The necessary amendment of our articles of association (decrease in the registered share capital) shall be submitted to future annual general meetings of shareholders."

Explanation

        If shareholder approval of the repurchase of shares for cancellation is obtained, shares repurchased on the basis of that shareholder resolution will not be subject to the statutory provision of Swiss law that prohibits a company from holding more than 10% of its own shares.

        The Board of Directors believes the future repurchase of shares for cancellation is advisable, to the extent that market conditions, our financial condition and other factors so permit, in order to return excess cash to shareholders. The Board of Directors thus proposes that the annual general meeting authorize the repurchase of up to CHF 3.5 billion of Transocean Ltd. registered shares (approximately U.S.$2.95 billion based on an exchange rate as of the close of trading on February 20, 2009 of U.S.$1.00 to CHF 1.1864). The Board of Directors is therefore seeking shareholder approval to provide the Company with the flexibility to repurchase shares at any time after the annual general meeting. The recommendation of the Board of Directors that shareholders approve this repurchase program at the annual general meeting was announced on February 16, 2009. For the Board of Directors to be permitted to carry out a share repurchase program as proposed, it is a prerequisite that the shareholders approve at the annual general meeting the release of CHF 3.5 billion of legal reserves (additional paid-in capital) to other reserves in accordance with Proposal 3.

        If the share repurchase program is approved by the shareholders, there can be no assurance that any shares will actually be repurchased in the near term after the annual general meeting, or at all, and the repurchase program may be suspended or discontinued at any time. The Board of Directors would be permitted to delegate its share repurchase authority to Company management to repurchase shares under the share repurchase program.

        The Board of Directors or Company management, as applicable, may decide, based upon general market conditions, the relationship between the Company's contractual backlog and debt, cash flow generation, the Company's ongoing capital requirements, the price of the Company's shares, regulatory considerations, and other factors, that the Company should retain cash, reduce debt, make capital investments or otherwise use cash for general corporate purposes, and consequently repurchase fewer shares or not repurchase any shares. Decisions regarding the amount, if any, and timing of any share repurchases would be made from time to time based upon the factors set forth above.

        The Board of Directors believes approval of the share repurchase program will permit flexibility with respect to capital management. The Board of Directors expects that any repurchases would take place using the "virtual second trading line" process described below; however, repurchases could also be made by tender offer, in privately negotiated purchases, in open market transactions or by any other share repurchase method.

        The Board of Directors has decided to proceed in two stages, with the shareholders voting on the authorization of share repurchases at this annual general meeting and obtaining the required vote on the definitive cancellation of the shares at subsequent annual general meetings. The shareholders will decide on the definitive cancellation of the shares purchased pursuant to the repurchase program at future annual general meetings. The benefit of this procedure is that by obtaining shareholders' approval for the future cancellation of the repurchased shares at this annual general meeting, these shares no longer fall under the statutory limit of Swiss law which prohibits companies from holding more than 10% of their own shares.

        Under present Swiss tax law, repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to 35% Swiss withholding tax. In most instances, Swiss companies listed on the SIX Swiss Exchange, or SIX, carry out share repurchase programs through a "second trading line" on the SIX. Swiss institutional investors typically purchase shares from shareholders on the open market and then sell the shares on this second trading line back to the company. The Swiss institutional investors are generally able to receive a full refund of the withholding tax. Due to, among other things, the time delay between the sale to the company and the institutional investors' receipt of the refund, the price companies pay to repurchase their shares has historically been slightly higher (but less than 1.0%) than the price of such companies' shares in ordinary trading on the SIX first trading line.

        We are not able to use the SIX second trading line process to repurchase our shares because our shares are not listed on the SIX. We do, however, intend to follow an alternative process or "virtual second trading line" whereby we expect to be able to repurchase our shares in a manner that should allow Swiss institutional market participants selling the shares to us to receive a refund of the Swiss withholding tax and, therefore, accomplish the same purpose as share repurchases on the second trading line at substantially the same cost to us and such market participants as share repurchases on an SIX second trading line.

Required Vote

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or broker nonvotes.

Recommendation

        The Board of Directors recommends a vote "FOR" this proposal.

 PROPOSAL 5.

Approval of the Long-Term Incentive Plan of Transocean Ltd.

Proposal

        Our Board of Directors has adopted a resolution to submit to a vote of our shareholders a proposal to amend and restate our Long-Term Incentive Plan to (1) increase the number of shares available for the granting of awards under the plan and adopt fungible share counting ratios for different forms of awards, (2) remove the plan provision that automatically accelerated vesting upon a change of control, (3) for purposes of Section 162(m) of the U.S. Internal Revenue Code ("Code"), update and obtain approval of the performance goals related to performance-based awards under the plan that are intended to qualify as deductible performance-based compensation and increase the associated annual limitation on performance-based cash awards from $2 million to $5 million, (4) reflect the assumption of the plan by Transocean Ltd. in connection with the Redomestication Transaction and make associated changes to take into account that our parent company is now a Swiss corporation, (5) remove all provisions permitting supplemental tax gross-up payments from the plan, (6) expressly disallow repricing of awards without shareholder approval, (7) modify the method of share counting to reduce the number of available shares by the number of shares withheld to satisfy the exercise price or tax withholding obligations relating to an award, (8) remove the plan provision limiting the number of shares available for awards to outside directors, and (9) make other compliance, administrative, clarifying and updating changes. Throughout this proposal and description of the Long-Term Incentive Plan, we refer generally to the Long-Term Incentive Plan as the "plan" and may distinguish the versions of the plan by referring to the plan prior to shareholder approval as the "Existing Plan," and the plan as amended and restated as the "Amended and Restated Plan."

        As of December 31, 2008, 7,654,211 authorized shares remained issuable under the Existing Plan (assuming all outstanding awards vest and are exercised, including all contingent, performance-based awards), including only 3,021,842 shares that can be issued as restricted shares or deferred units and 132,949 shares that can be awarded to outside directors. The Amended and Restated Plan increases the number of shares that may be issued under the plan (the "Available Shares") from 22,900,000 to 35,900,000 and institutes fungible share counting ratios, both of which are discussed in more detail below. If our shareholders do not approve the Amended and Restated Plan, the terms of the Existing Plan will continue to be in effect.

        The last reported sales price for our shares as reported on the New York Stock Exchange on March 31, 2009 was $58.84 per share.

Explanation of Principal Provisions of the Long-Term Incentive Plan

        The following summary of the Amended and Restated Plan is qualified by reference to the full text of the proposed Amended and Restated Plan, which is attached as Appendix A to this proxy statement.

        Our officers are eligible to participate in the plan, as are employees of our company and our subsidiaries, and employees of partnerships or joint ventures in which we and our subsidiaries have a significant ownership interest, as determined by the Executive Compensation Committee of our board of directors. Our outside directors are also eligible to participate in the plan. As of February 12, 2009, approximately 1,157 officers, employees and outside directors were eligible to participate in the plan, of which 1,129 (including all of our outside directors) have received awards under the plan.

        With respect to awards to employees, the plan is administered by the Executive Compensation Committee of our Board of Directors. We believe that all of the members of this committee are currently "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" within the meaning of Section 162(m) of the Code. The Committee will administer the plan and will have the authority to interpret and amend the plan, adopt administrative regulations for the operation of the plan and determine and amend the terms of awards to employees under the plan. The Committee may delegate functions with respect to awards under the plan, but no such delegation may extend to awards granted to executive officers. The Committee has authorized Mr. Long, our Chief Executive Officer, to award under the plan restricted shares, restricted units or deferred units to recently hired employees of the company, excluding senior vice presidents and above and Section 16 insiders of the company, not to exceed 100,000 restricted shares, restricted units or deferred units in the aggregate per calendar year. The Existing Plan was designed to permit awards that satisfy the requirements of Section 162(m) of the Code, and the Amended and Restated Plan was also designed to, after approval by shareholders, permit awards that satisfy the requirements of Section 162(m) of the Code, as applicable to limitations on deductions of compensation expenses in excess of $1 million for certain executive officers.

        Our Board of Directors administers the plan with respect to awards to eligible outside directors. Our Board of Directors exercises similar authority and discretion with respect to awards to eligible outside directors as the Committee exercises with respect to awards to employees.

        Under the plan, options to purchase shares, share appreciation rights in tandem with options, freestanding share appreciation rights, restricted shares, deferred units, cash awards and performance awards may be granted to employees at the discretion of the Committee. With the exception of cash awards, these same awards may be granted to outside directors at the discretion of our Board of Directors.

        The Amended and Restated Plan increases the number of Available Shares from 22,900,000 to 35,900,000. The shares issued under the plan may be shares issued from authorized capital or conditional capital or shares held in treasury (including shares held by any one of our subsidiaries). The Amended and Restated Plan also institutes fungible share counting ratios. Pursuant to the fungible share counting ratios, each share issued in settlement of an award of options or share appreciation rights at any time shall reduce the Available Shares by one full share, and each share issued in settlement of an award of restricted shares or deferred units (including those designated as performance awards) granted under the Amended and Restated Plan on or after the date of shareholder approval of the Amended and Restated Plan will reduce the Available Shares by 1.68 shares. Each share issued in settlement of an award of restricted shares or deferred units granted under the Existing Plan prior to such date will continue to reduce the Available Shares by one full share.

        Lapsed, forfeited or canceled awards, including options canceled upon the exercise of tandem share appreciation rights, will not count against the Available Shares and can be regranted under the plan. Shares that are delivered under the plan as an award or in settlement of an award issued or made (1) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (2) as a post-transaction grant under such plan or arrangement of an acquired entity will not count against the Available Shares (to the extent that the exemption for transactions in connection with mergers or acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies). Following approval of the Amended and Restated Plan by shareholders, the Available Shares will be reduced by (a) the total number of options or share appreciation rights exercised, regardless of whether any of the shares are not actually issued as the result of a net settlement, (b) any shares used to pay any exercise price or tax withholding obligation with respect to any award and (c) any shares repurchased on the open market with the proceeds of an option exercise price.

        No participant may be granted options, share appreciation rights, restricted shares or deferred units, or any combination of the foregoing, with respect to more than 600,000 shares in any fiscal year. No employee may receive a payment for cash awards made under the plan during any calendar year in an amount that exceeds $5 million.

        The Committee (or the Board, with respect to outside directors) determines, in connection with each option awarded to a participant, the exercise price, whether that price is payable in cash, shares or by cashless exercise, the terms and conditions of exercise, restrictions on transfer of the option, and other provisions not inconsistent with the plan. With respect to options awarded to employees, the Committee also determines whether the option will qualify as an incentive stock option under the Code, or a non-qualified option. The Committee (or the Board, with respect to outside directors) is also authorized to grant share appreciation rights to plan participants, either as freestanding awards or in tandem with an option. Every share appreciation right entitles the participant, upon exercise of the share appreciation right, to receive in cash or shares a value equal to the excess of the fair market value of a specified number of shares at the time of exercise, over the exercise price as set forth in the award agreement. The plan requires that the exercise price of options and share appreciation rights be at least equal to the fair market value of our shares on the date of grant. The term of options and share appreciation rights under the plan may not exceed 10 years, except that the Committee (or the Board, with respect to outside directors) may extend the term for up to one year following the death of the participant.

        "Fair market value," as defined in the Amended and Restated Plan, means (1) if our shares are listed or admitted to trading on the New York Stock Exchange, the final closing sales price per share as reported on the New York Stock Exchange on the determination date, or, if there was no such sale on such date, on the last preceding date on which such a sale was reported, (2) if our shares are not listed on the New York Stock Exchange but are listed on another securities exchange, the mean between the lowest and highest reported sales price of the shares on such date on the principal securities exchange on which the shares are listed or admitted to trading, (3) if our shares are not listed or admitted to trading on a securities exchange, the mean between the lowest reported bid price and highest reported asked price of the shares on such date in the over-the-counter market, or (4) if none of the foregoing are applicable, the fair market value as determined in good faith by the Committee. For purposes of satisfying an exercise price of an award, the Committee, in its discretion, may determine that "fair market value" is the price prevailing on the applicable exchange at the time of exercise.

        The Committee (or the Board, with respect to outside directors) is authorized to grant participants awards of restricted shares or deferred units. The Committee (or the Board, with respect to outside directors) will determine the nature, extent and duration of any restrictions on restricted shares, the schedule and conditions for vesting of such shares and whether any dividends paid will be subject to forfeiture until vesting of the restricted shares. The vesting of restricted shares may be conditioned on the completion of a specified period of employment or service, the attainment of specified performance goals, or such other criteria as determined by the Committee (or the Board, with respect to outside directors) in its discretion. A deferred unit is a unit that is equal to one share, which is used to measure the benefits payable to a participant under a deferred unit award. The Committee (or the Board, with respect to outside directors) will determine the number of units awarded, the price (if any) to be paid by the participant, the date or dates upon which the units will vest and whether the participant will have the right to receive an amount equal to dividends paid on shares with respect to such deferred units. As with restricted shares, the vesting of deferred units may be conditioned on the completion of a specified period of employment or service, the attainment of specified performance goals, or such other criteria as determined by the Committee (or the Board, with respect to outside directors) in its discretion. Notwithstanding the foregoing, any restricted share or deferred unit award that is designated as a performance award may not vest earlier than the first anniversary of the initial date of the award, except that the Committee (or the Board with respect to outside directors) may provide for earlier vesting upon a change of control or a termination of employment or service due to death, disability or retirement. In addition, any restricted share or deferred unit award that is not designated as a performance award may not vest earlier than one-third on each of the first three anniversaries of the date of grant of such award, except that the Committee (or the Board with respect to outside directors) may provide for earlier vesting upon a change of control or a termination of employment or service due to death, disability or retirement and such restriction does not apply to an award that is granted in lieu of salary or bonus. The Committee (or the Board, with respect to outside directors) determines the other terms, conditions, restrictions and contingencies applicable to awards of restricted shares or deferred units.

        The Committee may also provide for cash awards to employees based on the achievement of one or more objective performance goals pre-established by the Committee. Outside directors are not entitled to receive cash awards.

        To the extent attributable to our U.S. subsidiaries and otherwise deductible, Section 162(m) of the Code limits our ability to deduct for federal income tax purposes any compensation in excess of $1 million paid to our chief executive officer and our four other most highly compensated officers other than our chief financial officer, unless the compensation qualifies as performance-based compensation. We have made awards to our employees and officers that qualify as performance-based compensation deductible under Section 162(m) of the Code. As required under Section 162(m) of the Code and related regulations, the proposal seeks approval of the material terms of the performance goals as amended under the Amended and Restated Plan so that awards made to our employees and officers may continue to qualify as performance-based compensation deductible under Section 162(m) of the Code.

        Any award granted under the plan may be designated as "qualified performance-based compensation" under Section 162(m) of the Code. If so designated, such performance award will be contingent upon our performance during the performance period, as measured by targets established by the Committee, based on any one or more of:

  •
  increased revenue;

  •
  net income measures (including, but not limited to, income after capital costs and income before or after taxes);

  •
  share price measures (including, but not limited to, growth measures and total shareholder return);

  •
  price per share;

  •
  market share;

  •
  earnings per share (actual or targeted growth);

  •
  earnings before interest, taxes, depreciation and amortization ("EBITDA");

  •
  economic value added (or an equivalent metric);

  •
  market value added;

  •
  debt to equity ratio;

  •
  cash flow measures (including, but not limited to, cash flow return on capital or tangible capital, net cash flow, net cash flow before financing activities, cash flow value added and cash flow return on market capitalization);

  •
  return measures (including, but not limited to, return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity);

  •
  operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

  •
  expense measures (including, but not limited to, overhead costs, general and administrative expense, cost control and project management);

  •
  margins;

  •
  shareholder value;

  •
  total shareholder return;

  •
  proceeds from dispositions;

  •
  total market value; and

  •
  corporate values measures (including ethics compliance, environmental, human resources development and safety).

        Such performance measures may apply to the employee, to one or more business units or divisions of our Company or the applicable sector, or to our Company as a whole. Goals may also be based on performance relative to a peer group of companies. If the Committee intends for the performance award to be granted and administered in a manner that preserves the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code, the performance goals must be established (1) no later than 90 days after the commencement of the period of service to which the performance goals relate and (2) prior to the completion of 25% of such period of service. The Committee may modify or waive the performance goals or conditions to the granting or vesting of a performance award unless the performance award is intended to qualify as performance-based compensation under Section 162(m) of the Code.

        We have not granted any incentive options to date under the plan but could determine to do so in the future.

        The number and kind of shares covered by the plan and by outstanding awards under the plan and the exercise price of outstanding awards are subject to adjustment, which may include delivery of cash as determined by the Committee (or the Board with respect to outside directors), in the event of any:

  •
  scheme of arrangement;

  •
  reorganization;

  •
  recapitalization;

  •
  share split;

  •
  share dividend;

  •
  combination of shares;

  •
  rights offer;

  •
  liquidation;

  •
  dissolution;

  •
  merger;

  •
  demerger;

  •
  conversion;

  •
  consolidation;

  •
  spin-off;

  •
  sale of assets;

  •
  payment of an extraordinary cash dividend; or

  •
  any other change in or affecting our corporate structure or capitalization.

        The Existing Plan provides that, upon the occurrence of a change of control, following the grant of an award, (1) all outstanding restricted shares and deferred units will immediately vest and (2) all options and share appreciation rights held by an employee or outside director of the company or an employee of one of our subsidiaries at the time of the change of control will become immediately exercisable and will remain exercisable for the remainder of their term. The Amended and Restated Plan does not specify the effect of a change of control on awards under the Amended and Restated Plan; instead, upon the occurrence of a change of control, awards will be treated as provided in the applicable award agreement as determined by the Committee.

        Our Board of Directors has the authority to amend, alter or discontinue the plan at any time, provided that such amendment, alteration or discontinuance does not impair the rights of any participant under any outstanding award without such participant's consent. No amendment to the plan will be made without shareholder approval if such approval is required by Rule 16b-3 of the Securities Exchange Act of 1934, Section 162(m) of the Code, or any applicable law, agreement or stock exchange requirement. The Existing

Plan includes a requirement for shareholder approval of an amendment in the following circumstances, which are not limitations included in the Amended and Restated Plan:

  •
  permitting unrestricted shares to be granted other than in lieu of cash payments under other incentive plans and programs of our Company and our subsidiaries;

  •
  permitting shortening the minimum restriction periods with respect to restricted share awards or the minimum vesting periods with respect to deferred unit awards or removing or waiving performance objectives (except to the extent permitted under other plan provisions); and

  •
  changing any of these amendment provisions.

        The Executive Compensation Committee (or the Board, with respect to outside directors) has the authority to amend any award, prospectively or retroactively (in accordance with plan terms), except that no amendment may be made that would impair the rights of any participant under any outstanding award without such participant's consent or that would cause a performance award intended to qualify for section 162(m) exemption to cease to qualify for such exemption. The Committee (or the Board, with respect to outside directors) may also cancel any award with the participant's consent and grant a new award to such participant, provided that the terms of outstanding awards may not be amended to reduce the option price or base price of outstanding options or share appreciation rights or to cancel such awards in exchange for (1) cash, (2) other awards or (3) options or share appreciation rights with an option price or base price that is less than the option price or base price of the original options or share appreciation rights, without shareholder approval.

        Our Board of Directors may at any time amend, suspend or terminate the plan, but in doing so cannot adversely affect any outstanding awards without the participant's written consent. Unless terminated earlier by our Board of Directors, no awards may be made under the plan after the tenth anniversary of the date on which the Amended and Restated Plan is approved by our shareholders.

        The amount and type of awards to be granted in the future under the plan to the named executive officers, to all executive officers as a group, to all outside directors as a group and to all other employees are not currently determinable.

U.S. Federal Income Tax Consequences

        The following is a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of incentive stock options, non-qualified stock options, share appreciation rights, restricted share awards, deferred unit awards and cash awards issued under the plan. The discussion is general in nature and does not take into account a number of considerations that may apply based on the circumstances of a particular participant under the plan, including the possibility that a participant may not be subject to U.S. federal income taxation. When any of the terms "we", "our", "us" or "our Company" are used in this section, the term is understood to mean the principal U.S. operating subsidiary of Transocean.

        Non-Qualified Stock Options; Share Appreciation Rights; Incentive Stock Options.    Participants will not realize taxable income upon the grant of a non-qualified stock option or a share appreciation right. Upon the exercise of a non-qualified stock option or a share appreciation right, the participant will recognize ordinary income (subject to withholding) in an amount equal to the excess of (1) the fair market value on the date of exercise of the shares received over (2) the exercise price (if any) he or she paid for the shares. The participant will generally have a tax basis in any shares received pursuant to the exercise of a share appreciation right, or pursuant to the cash exercise of a non-qualified stock option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under "Certain Tax Code Limitations on Deductibility" below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules. The disposition of the shares acquired upon exercise of a non-qualified stock option will ordinarily result in capital gain or loss.

        Employees will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the employee will not have taxable income, although the excess of the fair market value of the shares received upon exercise of the incentive stock option ("ISO Shares") over the exercise price is an item of tax preference that may require payment of an alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the employee's regular tax liability in a later year to the extent the employee's regular tax liability is in excess of the alternative minimum tax for that year.

        Upon the disposition of ISO Shares that have been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), the employee will generally recognize capital gain (or loss) equal to the difference between the amount received in the disposition and the exercise price paid by the employee for the ISO Shares. However, if an employee disposes of ISO Shares that have not been held for the requisite holding period (a "disqualifying disposition"), the employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the ISO Shares at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm's-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the employee for such ISO Shares. The employee would also recognize capital gain (or, depending on the holding period, additional ordinary income) to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized in the disqualifying disposition (in the case of an arm's-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

        We will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless the employee makes a disqualifying disposition of the ISO Shares. If an employee makes such a disqualifying disposition, we will then, subject to the discussion below under "Certain Tax Code Limitations on Deductibility," be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee under the rules described in the preceding paragraph.

        Under current rulings, if a participant transfers previously held shares (other than ISO Shares that have not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a non-qualified stock option or an incentive stock option, the participant will recognize income with respect to the shares received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the non-qualified stock option or incentive stock option exercise price. Moreover, that number of shares received upon exercise that equals the number of previously held shares surrendered in satisfaction of the non-qualified stock option or incentive stock option exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares surrendered in satisfaction of the non-qualified stock option or incentive stock option exercise price. Any additional shares received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus, in the case of a non-qualified stock option, the amount of ordinary income recognized by the participant with respect to the shares received.

        Cash Awards; Deferred Units; Restricted Shares.    A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the participant to draw upon it. A participant will not have taxable income upon the grant of a deferred unit award but rather will generally recognize ordinary compensation income at the time the participant receives shares in satisfaction of such deferred unit award in an amount equal to the fair market value of the shares received.

        Generally, a participant will not recognize taxable income upon the grant of restricted shares and we will not be entitled to any federal income deduction upon the grant of such award. The value of the restricted shares will generally be taxable to the participant as compensation income in the year or years in which the restrictions on the shares lapse. Such value will equal the fair market value of the shares on the date or dates the restrictions terminate. A participant, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares subject to the restricted share award on the date of such grant as compensation income in the year of the grant of the restricted share award. The participant must make such an election pursuant to Section 83(b) of the Code within 30 days after the date of grant. If such an election is made and the participant later forfeits the restricted shares to us, the participant will not be allowed to deduct, at a later date, the amount such participant had earlier included as compensation income.

        A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time the participant recognizes income under the rules described above with respect to the cash or the shares received pursuant to awards. Dividends that are received by a participant prior to the time that the restricted shares are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a participant in the shares received will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant's holding period in such shares will commence on the date income is so recognized.

        Subject to the discussion under "Certain Tax Code Limitations on Deductibility" below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

        Certain Tax Code Limitations on Deductibility.    In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability to obtain a deduction for future payments under the plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. Our ability to obtain a deduction for amounts paid under the plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of performance-based compensation. The approval of the Amended and Restated Plan by our shareholders will satisfy certain of the requirements for the performance-based exception, and we intend to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including certain options and share appreciation rights) under the plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception, and we may, in our sole discretion, determine that in one or more cases it is in our best interests not to satisfy the requirements for the performance-based exception.

        Section 409A.    Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (1) timing of payouts, (2) advance election of deferrals or (3) restrictions on acceleration of payouts, will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Certain types of awards, including options and restricted share grants, may be exempt from Section 409A. Failure to comply with Section 409A may result in the early taxation (plus interest) to the holder of deferred compensation and the imposition of a 20% penalty on the holder on such deferred amounts included in the holder's income. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a change of control, an unforeseen emergency (other than death, each as defined under Section 409A) or at a specified time. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. The Amended and Restated Plan as well as any adjustment of share limits and awards under the Amended and Restated Plan are intended to satisfy the requirements of Section 409A. Based on current guidance, awards of the type we have historically granted would satisfy the requirements of Section 409A, and we intend to structure future awards in a manner that is designed to comply with Section 409A.

Voting Requirement to Approve Proposal

        Approval of the Amended and Restated Plan will require, in accordance with the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the proposal to adopt the Amended and Restated Plan, provided that the total number of votes cast on the proposal represents a majority of the votes entitled to be cast. Abstentions and broker nonvotes on the proposal will not affect the voting on the proposal as long as holders of a majority of the shares entitled to vote cast votes on the proposal. Otherwise, the effect of an abstention or broker nonvote is a vote against the proposal.

Recommendation

        Our Board of Directors believes that the adoption of the Amended and Restated Plan, which includes the approval of the performance measures for use in performance-based awards for purposes of Section 162(m) of the Code, is in the best interest of our Company and its shareholders. Since the amendment and restatement of the plan will increase the number of shares available for issuance under the plan to all our directors and executive officers, each of our directors and executive officers has an interest and may benefit from the adoption of the Amended and Restated Plan. The Board of Directors recommends a vote "FOR" approval of the amendment and restatement of the Long-Term Incentive Plan.

PROPOSAL 6.

Reelection of Directors

        Our Articles of Association divide our Board of Directors into three classes: Class I, Class II and Class III. Four Class I directors are to be elected at our 2009 annual general meeting to serve for three-year terms expiring at the annual general meeting in 2012. One Class III director is to be elected at our 2009 annual general meeting to serve for a two-year term expiring at the annual general meeting in 2011.

        The Board has nominated for reelection as Class I directors: W. Richard Anderson, Richard L. George, Robert L. Long and Edward R. Muller. The Board has also nominated Victor E. Grijalva, who was previously a Class I director, for election as a Class III director instead, in order to more evenly allocate the directors between the three classes of the Board and because the expiration of his term at the 2011 annual general meeting of shareholders as a Class III director would coincide with his required retirement from the Board under our Corporate Governance Guidelines. Messrs. Anderson, George, Grijalva, Long and Muller have agreed to stand for reelection.

        We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast "for" than "against" the nominee's election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The Board must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter in a Form 8-K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines which are available on our website at www.deepwater.com under "Investor Relations—Corporate Governance."

        The Board has received from each current Board member who is a nominee for election at the annual general meeting, an executed irrevocable letter of resignation consistent with these guidelines described above. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board accepts such resignation.

Nominees for Director—Class I—Terms Expiring 2012

Recommendation

Reelection of W. Richard Anderson

  W. RICHARD ANDERSON, age 55, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from September 2006 until November 2007. Since August 2008, Mr. Anderson has served as the Chief Financial Officer of Eurasia Drilling Company Limited, the largest land drilling company in the former Soviet Union. From March 2007 until August 2008, Mr. Anderson was a private investor. Mr. Anderson served as the President and Chief Executive Officer of Prime Natural Resources, Inc. from May 2002 until March 2007. Before joining Prime Natural Resources, Inc., Mr. Anderson was managing partner of Hein & Associates, LLP, a certified public accounting firm. He currently serves as a director of Boots & Coots International Well Control, Inc. and Vanguard Natural Resources, LLC, and is chairman of both of their audit committees.

        The Board of Directors recommends a vote "FOR" the reelection of W. Richard Anderson.

Reelection of Richard L. George

  RICHARD L. GEORGE, age 58, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Since 1991, he has been the President and Chief Executive Officer of Suncor Energy Inc., a widely held Canadian integrated oil and gas company. Prior to 1991, Mr. George spent ten years in the international oil business with Sun Company where he held various positions in project planning, production evaluation, exploration and production. During the last four years of this period, he was Managing Director of Sun Oil Britain Limited in the U.K. Mr. George is the past Chairman and a current member of the Board of Directors of the Canadian Council of Chief Executives.

        The Board of Directors recommends a vote "FOR" the reelection of Richard L. George.

Reelection of Robert L. Long

  ROBERT L. LONG, age 63, is Chief Executive Officer and a member of the board of directors of the Company. Mr. Long has served as Chief Executive Officer of the Company and a member of the board of directors since October 2002. Mr. Long served as President of the Company from December 2001 to October 2006. Mr. Long served as Chief Financial Officer of the Company from August 1996 until December 2001. Mr. Long served as Senior Vice President of the Company from May 1990 until the time of the Sedco Forex merger, at which time he assumed the position of Executive Vice President. Mr. Long also served as Treasurer of the Company from September 1997 until March 2001.

        The Board of Directors recommends a vote "FOR" the reelection of Robert L. Long.

Reelection of Edward R. Muller

  EDWARD R. MULLER, age 57, has served as a director of the Company since November 2007 and served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Since September 2005, he has served as the Chairman, President and Chief Executive Officer of Mirant Corporation, an energy company that produces and sells electricity in the United States. Mr. Muller was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide.

        The Board of Directors recommends a vote "FOR" the reelection of Edward R. Muller.

Nominee for Director—Class III—Term Expiring 2011

Recommendation

Reelection of Victor E. Grijalva

  VICTOR E. GRIJALVA, age 70, has served as a director of the Company since December 1999 and served as Chairman of our Board of Directors until October 2002. He is the retired Vice Chairman of Schlumberger Limited. Before serving as Vice Chairman, Mr. Grijalva served as Executive Vice President of Schlumberger's Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger's Wireline, Testing & Anadrill division from 1992 to 1994. He is currently a director of Dynegy Inc.

        The Board of Directors recommends a vote "FOR" the reelection of Victor E. Grijalva.

Continuing Directors—Class II—Terms Expiring 2010

  THOMAS W. CASON, age 66, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Mr. Cason owned and managed five agricultural equipment dealerships until his retirement in December 2006. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995 and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. Mr. Cason is currently a member of the Board of Directors of Mirant Corporation and chairman of its audit committee.

  ROBERT M. SPRAGUE, age 64, has served as a director of the Company since May 2004. Mr. Sprague is the retired Regional Business Director of Shell EP International BV, a position in which he served from April 1997 until June 2003. Mr. Sprague served as Director—Strategy & Business Services for Shell EP International BV from January 1996 until March 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from May 1994 to December 1995. Mr. Sprague joined the Royal Dutch/Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from April 2000 to April 2003.

  J. MICHAEL TALBERT, age 62, has served as a director of the Company since August 1994. He served as the non-executive Chairman of the Board of Directors from October 2004 until November 2007. Mr. Talbert served as the executive Chairman of the Board from October 2002 until October 2004. Mr. Talbert also served as Chief Executive Officer from August 1994 until October 2002, Chairman of the Board of Directors from August 1994 until December 1999, and as President from December 1999 until December 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief

  Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He is currently a director of El Paso Corporation.

  JOHN L. WHITMIRE, age 68, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Mr. Whitmire has served since 1999 as Chairman of the Board of Directors of CONSOL Energy Inc., which is engaged in the production of coal and natural gas for the electric utility industry. Mr. Whitmire was Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc. from 1996 until the company was acquired by ARCO in 1998. Prior to joining Union Texas Petroleum, Mr. Whitmire's career spanned over 30 years at Phillips Petroleum Company, where he held various senior management positions including Executive Vice President-Exploration and Production. He was also a member of Phillips' Board of Directors. Mr. Whitmire is also a director of El Paso Corporation.

Continuing Directors—Class III—Terms Expiring 2011

  MARTIN B. MCNAMARA, age 61, has served as a director of the Company since November 1994. Mr. McNamara is a Partner of the law firm of Gibson, Dunn & Crutcher LLP and has served as a member of the firm's executive, finance and compensation committees, as well as a Partner-in-Charge of the firm's Texas practice. During the past five years, Mr. McNamara has been in the private practice of law.

  ROBERT E. ROSE, age 69, has served as Chairman of the Board of Directors of the Company since November 2007. Mr. Rose has served as President of Taylor Energy Company LLC, a private oil and gas production company based in New Orleans, Louisiana, since March 2008. Mr. Rose was the non-executive Chairman of the Board of Directors of GlobalSantaFe Corporation from March 2004, when he retired as an employee of GlobalSantaFe, until November 2007. Mr. Rose served as GlobalSantaFe's Executive Chairman from 2001 until 2004, prior to which he served as the President and Chief Executive Officer of Global Marine after re-joining Global Marine in 1998 and as Global Marine's Chairman from 1999 through 2001. He began his professional career with Global Marine in 1964 and left Global Marine in 1976. Mr. Rose then held executive positions with other offshore drilling companies, including more than a decade as President and Chief Executive Officer of Diamond Offshore Drilling, Inc. and its predecessor, Diamond M Company. He resigned from Diamond Offshore in 1998 and served as President and Chief Executive Officer of Cardinal Services, Inc., an oil services company, before re-joining Global Marine.

  IAN C. STRACHAN, age 65, has served as a director of the Company since December 1999. Mr. Strachan is a director of Caithness Petroleum, Xstrata plc, Rolls Royce Group plc and Johnson Matthey plc. He served as Chairman of the Board of Instinet Group Incorporated from January 2003 to December 2005. Mr. Strachan served as Chief Executive Officer of BTR plc from 1996 until 1999. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as Chief Financial Officer from 1987 to 1991 and as Deputy Chief Executive Officer from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986.

Corporate Governance

        We believe that we have had good corporate governance practices for many years, including having had written corporate governance guidelines, committee charters and a code of business conduct and ethics for employees in place before enactment of the Sarbanes-Oxley Act and revisions to the corporate governance rules of the New York Stock Exchange (NYSE). Furthermore, the Board held separate meetings of the non-management directors for several years before executive sessions were required by the NYSE.

        We have instituted on-line mandatory training for employees on our Code of Business Conduct and Ethics and other relevant compliance topics. We also require that all managerial and supervisory employees certify compliance with our Code of Business Conduct and Ethics each year.

        The Corporate Governance Committee of the Board has continued to evaluate the Company's and the Board's governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board and the Board's governance principles at least annually. In October 2006, the Corporate Governance Committee recommended and the Board adopted a guideline regarding the majority election of directors that is included in our Corporate Governance Guidelines. This Committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board annually evaluate their own performance.

        In 2005, we adopted ownership guidelines for directors that require each current non-management director to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each new director is required to acquire and retain such number of shares and/or deferred units over their initial five years as a director. In connection with such ownership requirement, the Board currently grants deferred units to each of our non-management directors. Mr. Long is also subject to officer share ownership guidelines. See "Compensation Discussion and Analysis" for more information about these guidelines.

        Our current governance documents may be found on our website at www.deepwater.com under "Investor Relations—Corporate Governance." Among the information you can find there is the following:

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  Corporate Governance Guidelines;

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  Audit Committee Charter;

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  Corporate Governance Committee Charter;

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  Executive Compensation Committee Charter;

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  Finance/Benefits Committee Charter; and

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  Code of Business Conduct and Ethics.

        Information contained on our website is not part of this proxy statement. You may also request this information in print by writing to our Corporate Secretary, Transocean Ltd., P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003, Cayman Islands.

        We will continue to monitor our governance practices in order to maintain our high standards. Some specific governance issues are addressed below.

        Special Governance Provisions Related to Our Merger Transaction with GlobalSantaFe.    Pursuant to our merger agreement with GlobalSantaFe, we agreed to provide for certain corporate governance provisions during the two-year period following the completion of the Merger. Article 9 of our Organizational Regulations stipulates the following with respect to the composition of our Board and our management until November 27, 2009, the second anniversary of the Merger:

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  the Board will consist of 14 directors, an equal number of whom were designated prior to the Merger by Transocean, whom we refer to as the Transocean designated directors, and by GlobalSantaFe, whom we refer to as the GlobalSantaFe designated directors,

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  the removal, replacement or appointment of a new chairman will require the vote of two-thirds of the entire Board,

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  each committee of the Board will consist of an equal number of Transocean designated directors and GlobalSantaFe designated directors,

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  the chairman of each of the Audit Committee and the Executive Compensation Committee of the Board will be a GlobalSantaFe designated director,

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  the chairman of each of the Corporate Governance Committee and the Finance/Benefits Committee of the Board will be a Transocean designated director,

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  in the event that a Transocean designated director or a GlobalSantaFe designated director dies, resigns, is removed from or otherwise fails to serve on the Board, the remaining Transocean designated directors or GlobalSantaFe designated directors, as applicable, may designate such director's replacement, and

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  the removal, replacement or appointment of a new chief executive officer or president and chief operating officer will require the vote of two-thirds of the entire Board.

        The Transocean designated directors and the GlobalSantaFe designated directors have voted to waive the stipulation that the Board will consist of 14 directors, seven of whom would be Transocean designated directors and seven of whom would be GlobalSantaFe designated directors. The Board currently consists of 12 directors, six of whom are Transocean designated directors and six of whom are GlobalSantaFe designated directors.

        Transocean designated the following directors who previously served on the Transocean Inc. Board to serve on the Transocean Inc. Board at the effective time of the Merger: Victor E. Grijalva (Class I), Robert L. Long (Class I), Martin B. McNamara (Class III), Kristian Siem (Class II), Robert M. Sprague (Class II), Ian C. Strachan (Class III) and J. Michael Talbert (Class I). GlobalSantaFe designated the following directors who previously served on the GlobalSantaFe board to serve on the Transocean Inc. Board at the effective time of the Merger: W. Richard Anderson (Class I), Thomas W. Cason (Class II), Richard L. George (Class I), Jon A. Marshall (Class III), Edward R. Muller (Class I), Robert E. Rose (Class III) and John L. Whitmire (Class II). Effective immediately prior to the completion of the Redomestication Transaction, Messrs. Marshall and Siem resigned from the Transocean Inc. board of directors, and the Transocean Inc. board determined not to appoint replacements for them. Additionally, in order to more evenly allocate the numbers of directors in the several classes, the Board reappointed Mr. Talbert (then a Class I director) as a Class II director effective upon Mr. Siem's resignation. Upon the completion of the Redomestication Transaction, the then serving directors of Transocean Inc. became directors of Transocean Ltd. with the same terms of office and designations as Transocean designated directors or GlobalSantaFe designated directors. As described above, Mr. Grijalva, currently a Class I director, is being nominated to the Board at the annual general meeting to serve as a Class III director.

        Pursuant to the provisions described above, a subcommittee of the Corporate Governance Committee consisting of Messrs. McNamara and Talbert recommended Messrs. Grijalva and Long as nominees to the Board at the annual general meeting and a subcommittee of the Corporate Governance Committee consisting of Messrs. George and Muller recommended Messrs. Anderson, George and Muller as nominees to the Board at the annual general meeting (with each of Mr. George and Mr. Muller abstaining with respect to his own recommendation).

        Independence of Board Members/Committee Structure.    Our corporate governance guidelines require that at least a majority of the directors meet the independence requirements of the NYSE. The director independence standards of the NYSE require a board determination that the director has no material relationship with the listed company and has no specific relationships that preclude independence. Our Board considers all relevant facts and circumstances in assessing whether a director is independent.

        The Board has carefully considered the criteria of the NYSE and believes that each of the following directors meets the NYSE independence requirements: W. Richard Anderson, Thomas W. Cason, Richard L. George, Victor E. Grijalva, Martin B. McNamara, Edward R. Muller, Robert E. Rose, Robert M. Sprague, Ian C. Strachan, J. Michael Talbert and John L. Whitmire. The Board does not believe that Robert L. Long (our current Chief Executive Officer) currently meets the NYSE independence requirements. Prior to their resignations, the Board did not believe that Jon A. Marshall (our former President and Chief Operating Officer) or Kristian Siem (an executive of a company that has an interest in one of our joint ventures) met the NYSE independence requirements. The Board believes that our Executive Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE independence requirements.

        The Board has also considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board in making disclosures regarding its determinations of independence, the Board has adopted categorical standards as permitted under the listing standards of the NYSE. These categorical standards deal only with what types of relationships need to be disclosed and not whether a particular director is independent. The Board considers all relevant facts and circumstances in determining whether a director is independent. However, the relationships satisfying the categorical standards are not required to be disclosed or separately discussed in our proxy statement.

        A relationship satisfies the categorical standards adopted by the Board if it:

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  is a type of relationship addressed in: Item 404 of Regulation S-K of the Securities Act of 1933 (containing requirements for disclosure of related person transactions in a company's proxy statement), but under those rules, disclosure is not required, or Section 303A.02(b) of the NYSE Listed Company Manual (listing relationships that preclude a determination of independence), but under those rules, a determination of independence is not precluded; or

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  results from charitable contributions by the Company to an organization where a director is an executive officer and such contributions do not exceed the greater of $100,000 or 1% of the organization's gross revenue in any of the last three years.

        Executive Sessions.    Our non-management directors met in executive session without management at each regularly scheduled Board meeting in 2008. During 2009, they are again scheduled to meet in executive session at each regularly scheduled Board meeting. In addition, the independent directors met as a group in executive session on one occasion during 2008. The non-management and independent directors have designated the Chairman of the Board, Robert E. Rose, as the presiding director for their respective meetings. Shareholders or other interested persons may send communications to the presiding director by writing to him c/o Eric B. Brown, General Counsel, c/o Transocean Management Ltd., Blandonnet International Business Center, Chemin de Blandonnet 2, Building F, 7th Floor, CH-1214 Vernier, Switzerland.

        Director Nomination Process.    The Board has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board. We believe that all members of the Committee meet the NYSE independence requirements.

        Our Corporate Governance Guidelines require that the Corporate Governance Committee assess the needs of our Company and the Board so as to recommend candidates who will further our goals. In making that assessment, the Committee has determined that a candidate must have the following minimum qualifications:

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  high professional and personal ethics and values;

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  a record of professional accomplishment in his/her chosen field;

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  relevant expertise and experience; and

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  a reputation, both personal and professional, consistent with our core values.

        In addition to these minimum qualifications, the Committee considers other qualities that may be desirable. In particular, the Board is committed to having a majority of independent directors and, accordingly, the Committee evaluates the independence status of any potential director. The Committee evaluates whether or not a candidate contributes to the Board's overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the Board members. Also, the Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business and position as the leading international provider of offshore drilling services.

        As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, our Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation. The Board will also request a statement from any person nominated as a director by other than the Board as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board.

        The Committee has several methods of identifying Board candidates. First, the Committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the Committee requests from time to time that its members and the other Board members identify possible candidates. Third, the Committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

        The Corporate Governance Committee considers nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:

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  the name of and contact information for the candidate;

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  a statement detailing the candidate's qualifications and business and educational experience;

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  information regarding the qualifications and qualities described under "Director Nomination Process" above;

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  a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

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  a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) such candidate fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation;

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  a statement that the writer is a shareholder and is proposing a candidate for consideration by the Committee;

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  a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

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  financial and accounting experience of the candidate, to enable the Committee to determine whether the candidate would be suitable for Audit Committee membership; and

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  detailed information about any relationship or understanding between the proposing shareholder and the candidate.

        Submit nominations to our Corporate Secretary, Transocean Ltd., P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003, Cayman Islands. The extent to which the Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee's discretion. The Committee evaluates the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board, and the Board may determine not to, nominate those candidates for election to our Board.

        In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may nominate directors at an annual general meeting of shareholders. For more information on this topic, see "Other Matters—Proposals of Shareholders."

        Until November 27, 2009, the second anniversary of the Merger, our Organizational Regulations stipulate certain requirements concerning the composition of our Board. For more information on this topic, see "—Special Governance Provisions Related to Our Merger Transaction with GlobalSantaFe."

        Executive Officer and Director Compensation Process.    Our Executive Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant retained by the Committee has provided the Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Deloitte Consulting LLP served as the Committee's outside consultant in 2008. Our CEO also assists the Committee in the executive compensation process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."

        Director compensation is set by the Board upon a recommendation from the Corporate Governance Committee of the Board. At its first meeting of each calendar year, the Corporate Governance Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Corporate Governance Committee has used the outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation. Based upon its review of the data and its own judgment, the Committee develops a recommendation for consideration by the Board. Our employees receive no additional compensation for serving as directors on our Board.

        Process for Communication by Interested Parties with the Board.    The Board has established a process whereby interested parties may communicate with the Board and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board or an individual director, c/o Eric B. Brown, General Counsel, c/o Transocean Management Ltd., Blandonnet International Business Center, Chemin de Blandonnet 2, Building F, 7th Floor, CH-1214 Vernier, Switzerland. The General Counsel will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board has directed the General Counsel not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board has advised the General Counsel not to forward material that is illegal or threatening, but to make the Board aware of such material which it may request be forwarded, retained or destroyed at the Board's discretion.

        Policies and Procedures for Approval of Transactions with Related Persons.    In February 2007, the Board formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and ratifying any related person transaction.

        To identify related person transactions, each year we submit and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Business Conduct and Ethics further requires that any director inform the Chairman of the Board and any executive officer inform our General Counsel when the director's or executive officer's, respectively, private interest interferes or appears to interfere, in any way with our interests. In addition, the Board's governance guidelines require that a director immediately inform the Board or Chairman of the Board as outlined above in the event that a director believes that the director has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

        Director Attendance at Annual General Meeting.    We expect all of our directors to attend our annual general meeting of shareholders. At the 2008 annual general meeting, all directors then serving on our Board were in attendance.

Board Meetings and Committees

        During 2008, the Board of Directors of Transocean Inc. held four meetings, and the Board of Directors of Transocean Ltd. held one meeting. Each of our directors attended at least 75% of the meetings during the year, including meetings of committees on which the director served.

        The Board has standing Executive Compensation, Finance/Benefits, Corporate Governance, and Audit Committees. For purposes of the following discussion, prior to the completion of the Redomestication Transaction in December 2008, these committees were committees of the Board of Directors of Transocean Inc. After the completion of the Redomestication Transaction, these committees were committees of the Board of Directors of Transocean Ltd. As noted, the charters for these committees may be found on our website at www.deepwater.com under "Investor Relations—Corporate Governance." In addition, the Board may from time to time form special committees to consider particular matters that arise.

        Executive Compensation Committee.    The purpose of the Executive Compensation Committee is to assist the Board in (1) developing a fair compensation program for executives and (2) complying with the Board's legal and regulatory requirements as to executive compensation. The authority and responsibilities of the Executive Compensation Committee include the following:

  •
  review annually and approve the compensation paid to our executive officers;

  •
  annually establish performance goals and objectives for our CEO and annually review the CEO's performance in light of the goals and objectives which were established and set the CEO's compensation based on this evaluation;

  •
  administer (including the designation of eligible employees) our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other executive compensation plan or arrangement providing for benefits to our executive officers in accordance with our goals and objectives established by the Board of Directors, the terms of the plans, and any rules and regulations thereunder;

  •
  consider and make recommendations to the Board concerning the existing executive compensation plans and the adoption of new plans and programs;

  •
  consider and recommend to the Board the terms of any contractual agreements and other similar arrangements that may be entered into with our officers; provided, however, that the Committee shall not recommend and the Board shall not authorize "single-trigger" change of control agreements for any of our officers; and

  •
  retain and approve the fees of independent legal, accounting or other advisors, including any compensation consultant, used to assist it in the evaluation of executive officer compensation.

        See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Executive Compensation Committee.

        The Executive Compensation Committee may delegate specific responsibilities to one or more individual Committee members to the extent permitted by law, NYSE listing standards and the Committee's governing documents. The Committee may delegate all or a portion of its powers and responsibilities with respect to the plans described above to one or more of our management committees; provided that the Committee retains all power and responsibility with respect to awards granted to our executive officers. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to recently hired employees of the Company, excluding Senior Vice Presidents and above and Section 16 insiders of the Company, not to exceed an aggregate of 100,000 restricted shares, restricted units or deferred units per calendar year. The Committee has delegated to its Chairman the authority to approve interim compensation resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long-term bonus targets and the grant of equity awards. The Committee has also delegated authority to the Chief Executive Officer to approve "convenience of the company" treatment of Long-Term Incentive Plan awards to participants other than executive officers and directors. The Committee is notified of compensation actions made by the Chief Executive Officer or the Committee's Chairman at the meeting following the date such actions are taken.

        The current members of the Executive Compensation Committee are Mr. Whitmire, Chairman, and Messrs. McNamara, Muller and Sprague. Mr. McNamara began serving on the Committee in December 2008. Mr. Strachan served on the Committee until December 2008. The Transocean Inc. Executive Compensation Committee met six times during 2008 and the Transocean Ltd. Executive Compensation Committee met one time during 2008.

        Finance/Benefits Committee.    The Finance/Benefits Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance/Benefits Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the Finance/Benefits Committee are Mr. Strachan, Chairman, and Messrs. Anderson, George and Talbert. Mr. Strachan began serving on the Committee in December 2008. Mr. Siem served on the Committee until December 2008. The Transocean Inc. Finance/Benefits Committee met six times during 2008 and the Transocean Ltd. Finance/Benefits Committee met one time during 2008.

        Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the Board with respect to the selection and compensation of the Board members, how the Board functions and how the Board should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self evaluation of the Board and committees and nominates to the Board candidates to be elected at the annual general meeting of shareholders. The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. George, Muller and Talbert. The Transocean Inc. Corporate Governance

Committee met two times during 2008 and the Transocean Ltd. Corporate Governance Committee met one time during 2008.

        Audit Committee.    The Audit Committee is responsible for recommending the retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and reviews our financial reporting processes. The Committee reviews and reports to the Board the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

        The Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, satisfies all of the following attributes:

  •
  an understanding of generally accepted accounting principles and financial statements;

  •
  an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

  •
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

  •
  an understanding of internal controls and procedures for financial reporting; and

  •
  an understanding of audit committee functions.

        The person must have acquired such attributes through one or more of the following:

  •
  education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

  •
  experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

  •
  experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

  •
  other relevant experience.

        The current members of the Audit Committee are Mr. Cason, Chairman, and Messrs. Anderson, Grijalva, and Strachan. The Transocean Inc. Audit Committee met twenty times during 2008, and the Transocean Ltd. Audit Committee met one time during 2008. The Board has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is "financially literate" and Mr. Cason qualifies as an "audit committee financial expert." In addition, the Board has determined that Mr. Cason qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Cason is an accountant by education, was an audit manager in an accounting firm and served as the Chief Financial Officer of Baker Hughes Incorporated, a public company.

        Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.

Director Compensation

        Directors who are employees of the Company do not receive compensation for Board service. At present, all of the directors except Mr. Long are non-employees and receive such compensation.

        We use a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on our Board. The Corporate Governance Committee of the Board annually reviews the compensation paid to our directors and considers the significant amount of time directors expend in fulfilling their duties to the Company as well as the skill level we require of members of the Board.

        Currently, non-employee director compensation includes:

Annual Retainer	$90,000
Additional Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Executive Compensation Committee	$20,000
Corporate Governance Committee and Finance/Benefits Committee	$10,000
Board Meeting Attendance Fee (attended in person)	$2,500	(1)
Board Meeting Attendance Fee (attended by telephone)	$2,000	(1)
Committee Meeting Attendance Fee (attended in person)	$2,500	(2)
Committee Meeting Attendance Fee (attended by telephone)	$2,000	(2)
Grant of Deferred Units	$260,000	(3)

    (1)
    The board meeting attendance fee is paid for those meetings that were attended in excess of the four regularly scheduled board meetings.

    (2)
    The committee meeting attendance fee is only paid for those meetings that were attended in excess of four committee meetings in 2009.

    (3)
    Deferred units are granted to each non-employee director annually immediately following the Board meeting held in connection with our annual general meeting of shareholders. On the date of grant, the deferred units have an aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The terms of the deferred units include vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant.

        Mr. Rose serves the Company as its non-executive Chairman of the Board, in which capacity he receives a $332,000 annual retainer in lieu of the annual retainer the other non-employee directors receive. Mr. Rose also receives the same meeting fees and the $260,000 grant of deferred units to non-employee directors described above.

        In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board, committee and shareholder meetings and for other Company business-related purposes.

2008 Director Compensation

        In 2008, non-employee members of the Board, other than Mr. Rose, received the following compensation: (1) an annual retainer of $90,000, and (2) an amount of deferred units equal in aggregate value to $260,000. In addition, each chairman of a committee received the same annual retainer in 2008 as described above with respect to 2009 (except for the chairman of the Audit Committee, who received an annual retainer in 2008 of $20,000 but will receive an annual retainer in 2009 of $35,000).

        For his services as our non-executive Chairman, Mr. Rose received an annual retainer of $332,000 and the same meeting fees and equity grants awarded to other non-employee directors.

        At our Board meeting held immediately after the 2008 annual general meeting of our shareholders, the Board granted 1,701 deferred units to each non-employee director equal in aggregate value equal to $260,000 based upon the average price of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of our Board meeting (calculated at $152.88 per share). The terms of the deferred units included vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant, and a requirement that each director hold the vested deferred units or the shares attributable to such units until he left the Board.

        The following summarizes the compensation of our non-employee directors for 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Robert E. Rose	332,000	57,014	389,014
W. Richard Anderson	113,000	57,014	170,014
Thomas W. Cason	137,000	57,014	194,014
Richard L. George	92,000	57,014	149,014
Victor E. Grijalva	110,000	57,014	167,014
Jon A. Marshall	60,000	273,079	333,079
Martin B. McNamara	100,000	57,014	167,014
Edward R. Muller	92,000	57,014	149,014
Kristian Siem	102,000	273,079	375,079
Robert M. Sprague	92,000	57,014	149,014
Ian C. Strachan	110,000	57,014	167,014
J. Michael Talbert	92,000	57,014	149,014
John L. Whitmire	112,000	57,014	169,014

    (1)
    This represents the compensation cost recognized by the Company during fiscal 2008 under FAS 123(R) for deferred units granted to our directors in 2008. The amounts do not include any compensation cost with respect to any other awards, because all then outstanding deferred units vested as of November 27, 2007 in connection with the Merger. The compensation cost associated with the acceleration of vesting was reflected in the FAS 123(R) expense for 2007. The amounts for Mr. Marshall and Mr. Siem represent the total grant date fair value under FAS 123(R) for deferred units granted to our directors in 2008, which was recorded as expense in 2008 under FAS 123(R) due to their resignation from the board of directors of Transocean Inc. in December 2008.

    (2)
    The aggregate number of unvested share and outstanding option awards at December 31, 2008 for each non-employee director was as follows: Mr. Anderson, 6,368 share-settled appreciations rights or SARs; Mr. Cason, options to purchase 22,485 shares and 7,640 SARs; Mr. George, options to purchase 3,820 shares and 7,640 SARs; Mr. Grijalva, options to purchase 24,417 shares and 5,133 deferred units; Mr. Marshall, options to purchase 13,216 shares; Mr. McNamara, options to purchase 24,417 shares and 5,133 deferred units; Mr. Muller, options to purchase 9,117 shares and 7,640 SARs; Mr. Rose, options to purchase 10,188 shares and 7,640 SARs; Mr. Siem, options to purchase 9,391 shares; Mr. Sprague, 5,133 deferred units; Mr. Strachan, options to purchase 11,270 shares and 5,133 deferred units; Mr. Talbert, 3,537 deferred units; and Mr. Whitmire, options to purchase 14,414 shares, 7,640 SARs and 1,427 restricted share units. All of the then outstanding deferred units vested in connection with the Merger but are required to be held by the applicable director until he leaves the board. Each of Messrs. Anderson, Cason, George, Grijalva, Marshall, McNamara, Muller, Rose, Siem, Sprague, Strachan, Talbert and Whitmire was granted 1,701 deferred units in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $273,079. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

AUDIT COMMITTEE REPORT

        Our Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2008 with management, our internal auditors and Ernst & Young LLP. In addition, we have discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. The Sarbanes-Oxley Act of 2002 requires certifications by the Company's chief executive officer and chief financial officer in certain of the Company's filings with the Securities and Exchange Commission (SEC). The Committee discussed the review of the Company's reporting and internal controls undertaken in connection with these certifications with the Company's management and independent registered public accounting firm. The Committee also reviewed and discussed with the Company's management and independent registered public accounting firm management's report and Ernst & Young LLP's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

        The Committee also has received the written disclosures and the letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. We also have discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as we deemed appropriate.

        Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Company's audited financial statements for the year ended December 31, 2008 in the Company's Annual Report on Form 10-K for such year filed with the SEC.

Members of the Audit Committee:

    Thomas W. Cason, Chairman
    W. Richard Anderson
    Victor E. Grijalva
    Ian C. Strachan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners as of March 18, 2009, of more than 5% of the Company's shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Marsico Capital Management, LLC 1200 17th Street, Suite 1600 Denver, Colorado 80202	20,848,294	(2)	6.5%

    (1)
    The percentage indicated is based on the 319,665,056 issued and outstanding shares at March 18, 2009.

    (2)
    The number of shares indicated is based on a statement on Schedule 13G/A filed with the SEC on February 13, 2009. According to the filing, Marsico Capital Management, LLC has sole voting power over 17,163,182 shares and sole dispositive power over 20,848,294 shares and shared voting or dispositive power over no shares.

 SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The table below shows how many shares each of our directors and nominees, each of the named executive officers included in the summary compensation section below and all directors and executive officers as a group owned as of March 18, 2009.

Name	Shares Owned(1)(2)	Shares Subject to Right to Acquire Beneficial Ownership(3)	Total Shares Beneficially Owned(2)(3)	Percent of Class(4)
Eric B. Brown	3,875	8,894	12,769	*
Gregory L. Cauthen	3,701	9,041	12,742	*
Robert L. Long(5)	129,521	129,888	259,409	*
Steven L. Newman	16,744	47,995	64,739	*
Robert J. Saltiel	8,543	6,999	15,542	*
W. Richard Anderson	1,907	—	1,907	*
Thomas W. Cason	8,769	22,485	31,254	*
Richard L. George	8,195	3,820	12,015	*
Victor E. Grijalva(6)	19,247	46,500	65,747	*
Martin B. McNamara	16,678	41,348	58,026	*
Edward R. Muller(7)	6,553	9,117	15,670	*
Robert E. Rose	5,819	10,188	16,007	*
Robert M. Sprague	1,049	5,133	6,182	*
Ian C. Strachan	4,849	16,403	21,252	*
J. Michael Talbert(8)	3,431	3,537	6,968	*
John L. Whitmire	6,504	13,724	20,228	*
Jon A. Marshall	103,644	13,216	116,880	*
All of the persons above and other executive officers as a group (19 persons)	366,912	399,896	766,808	*

(1)
The business address of each director and executive officer is c/o Transocean Management Ltd., Blandonnet International Business Center, Chemin de Blandonnet 2, Building F, 7th Floor, CH-1214 Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)
Includes:

	Mr. Brown	Mr. Cauthen	Mr. Long	Mr. Marshall	Mr. Newman	Mr. Saltiel	All executive officers as a group
Shares held in Employee Stock Purchase Plan	708	462	5,007	0	474	474	8,624
Shares held in 401(K) Plan	0	0	0	2,645	0	0	2,953
(3)
Includes shares that may be acquired within 60 days from March 18, 2009 through the exercise of options held by Messrs. Long (103,491), Newman (34,496), Cason (22,485), George (3,820), Grijalva (24,417), McNamara (24,417), Muller (9,117), Rose (10,188), Strachan (11,270), Whitmire (12,297), Marshall (13,216), and all directors and executive officers as a group (269,215). Also includes (a) rights to acquire shares under our deferred compensation plan held by Messrs. Grijalva (16,960) and McNamara (11,798) and all directors and executive officers as a group (28,748); (b) unvested restricted shares held by Messrs. Brown (8,894), Cauthen (9,041), Long (26,397), Newman (13,499), Saltiel (6,999) and all directors and executive officers as a group (76,437), which are subject to a vesting schedule, forfeiture risk and other restrictions and over which such individuals have sole voting power but no dispositive power; (c) vested deferred units held by Messrs. Grijalva (5,133), McNamara (5,133), Sprague (5,133), Strachan (5,133), Talbert (3,537), and all directors and executive officers as a group (24,069), over which such individuals have sole voting power but no dispositive power; and (d) vested restricted stock units held by Mr. Whitmire (1,427), and all directors and officers as a group (1,427), over which he has no voting power or dispositive power. Does not include out-of-the-money SARs held by Messrs. Anderson (6,368), Cason (7,640), George (7,640), Muller (7,640), Rose (7,640), Whitmire (7,640), and all directors and executive officers as a group (44,568). The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on March 18, 2009 of $59.30 per share.

(4)
As of March 18, 2009, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.

(5)
Includes 124,514 shares held in a joint account with his wife.

(6)
Includes 1,427 shares held by his wife in her separate account.

(7)
Includes 6,553 shares held in a family trust with Mr. Muller and his wife serving as trustees.

(8)
Includes an aggregate of 1,629 shares held in joint accounts with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

        Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2008, as well as the other individuals named in the Summary Compensation Table on page 56, are referred to as the "named executive officers." The following Compensation Discussion and Analysis (CD&A) discusses the compensation awarded to, earned by, or paid to the named executive officers and explains the material elements of such compensation.

Guiding Principles of Our Executive Compensation Program

        The goal of our executive compensation program is to attract, motivate and retain talented individuals from within and outside of our highly competitive industry to be leaders in our Company. The following are the guiding principles of our executive compensation program:

Align the interests of our executive officers with those of our shareholders by basing executive compensation on corporate performance.

        We believe that the total compensation offered to each of our executive officers should be substantially linked to our success. By focusing our executive officers on the appropriate measures of success, we intend to align the interests of our executive officers with those of our shareholders. Barring any unusual transactions, the amount of equity and non-equity incentive plan compensation that each of our executive officers ultimately receives each year is structured to be directly related to our success relative to specific, pre-approved performance targets set by the Executive Compensation Committee.

Set executive compensation at competitive levels.

        We believe that executive compensation must be continuously monitored to ensure that we provide the opportunity for each of our executive officers to receive competitive compensation both within our Company and as compared to our peer group. The Executive Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our executive officers and compares the total compensation and each component of compensation (1) internally for purposes of internal equity and (2) externally against the median amount paid to executive officers holding comparable positions at companies within our peer group to assist us in retaining our executive officers.

The Executive Compensation Committee Process and the Role of Advisors And Management

        The Executive Compensation Committee of our Board of Directors, the Committee's outside compensation consultant, other outside advisors, and members of management are all involved in structuring our executive compensation program.

        The Executive Compensation Committee.    The Executive Compensation Committee of our Board of Directors is composed solely of Board members who (a) are not employees of the Company, (b) meet the independence requirements of the New York Stock Exchange, and (c) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code. The Committee currently consists of four directors: John L. Whitmire (chairman), Edward R. Muller, Martin B. McNamara, and Robert M. Sprague. Mr. McNamara began serving on the Committee in December 2008, when he replaced Ian C. Strachan.

        The Executive Compensation Committee is responsible for:

  •
  Reviewing annually and approving the compensation paid to and the benefits received by the Company's executive officers;

  •
  Annually establishing focus areas for the Company's Chief Executive Officer, annually evaluating the Chief Executive Officer's performance in light of the focus areas (with the participation of the full Board), and setting the Chief Executive Officer's compensation based on the evaluation and peer group data;

  •
  Establishing and administering executive compensation plans or arrangements which provide benefits to executive officers of the Company in accordance with the goals and objectives of the Company as established by the Board;

  •
  Considering and making recommendations to the Board concerning the existing executive compensation programs and changes to such programs; and

  •
  Reviewing and discussing the Compensation Discussion and Analysis and based upon such discussion recommending to the Board that the CD&A be included in the Company's proxy statement to shareholders.

        The Executive Compensation Committee may delegate any of its powers or responsibilities to a subcommittee or subcommittees composed of one or more members of the Committee provided that the decisions of such subcommittee are presented to the full Committee at its next regularly scheduled meeting. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to recently hired employees of the Company, excluding senior vice presidents and above and Section 16 officers of the Company, not to exceed an aggregate of 100,000 shares per calendar year. The Committee has delegated to its Chairman the authority to approve interim compensation resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer) between meetings of the Committee, including but not limited to establishing annual base salary, annual bonus targets, long-term bonus targets and the grant of equity awards. The Committee is notified of compensation actions made by the Chief Executive Officer or the Committee's Chairman at the meeting following the date such actions are taken.

        The Compensation Consultant.    To assist it in meeting its responsibilities, the Executive Compensation Committee engaged Deloitte Consulting LLP ("Deloitte Consulting"), an outside consulting firm, which served as the Committee's compensation consultant throughout 2008. Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs.

        The compensation consultant reports to and acts at the direction of the Executive Compensation Committee. The Committee directs its compensation consultant, in the performance of the consultant's duties under its engagement, to provide certain guidance on an ongoing basis, including:

  •
  Expertise on compensation strategy and program design;

  •
  Information relating to the selection of the Company's peer group;

  •
  Relevant market data and alternatives to consider when making compensation decisions;

  •
  Assistance in establishing and updating annual and long-term incentive guidelines;

  •
  Annual reviews of the total executive officer compensation programs;

  •
  Assistance in preparing the total compensation "tally sheet," which is discussed below; and

  •
  Support and advice as the Committee conducts its analysis of and makes its decisions regarding executive compensation.

        The Committee does not adopt all of the compensation consultant's recommendations, but utilizes the compensation consultant's work as a check in arriving at its own judgment with respect to what it deems appropriate.

        The compensation consultant regularly participates in the meetings of the Executive Compensation Committee and meets privately with the Committee at the Committee's request.

        In order not to impair the independence of the compensation consultant or to create the appearance of an impairment, in February 2009 the Committee adopted a policy that the compensation consulting firm may not provide other services to the Company in excess of $100,000. Accordingly, the Committee is currently undertaking a search for a new compensation consultant.

        Other Advisors.    From time to time the Company engages other advisors to advise management and the Executive Compensation Committee regarding executive compensation matters. Such advisors have included, among others, the Company's outside corporate law firm to advise management and the Committee regarding various legal issues, and an outside actuarial firm to evaluate compensation programs and certain elements of compensation.

        Management.    Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. His own competitive pay position and performance are reviewed by the Executive Compensation Committee with participation of the non-management members of the Board. The Chief Executive Officer's conclusions and recommendations based on his reviews of the other named executive officers, including his conclusions and recommendations with respect to salary adjustments and annual award amounts, are presented to the Executive Compensation Committee. The Committee makes all compensation decisions and approves all share-based awards for the named executive officers, the positions of senior vice president and above and the Section 16 officers, but decisions regarding the non-equity compensation and, in some cases, share-based awards of other officers are made by the Chief Executive Officer. The Committee can, however, exercise its discretion in modifying any compensation adjustment or awards to any executive.

        Executives in the Company's Human Resource Department assist the Chief Executive Officer with his recommendations and, with the assistance of other officers and employees as needed, develop and present other recommendations regarding compensation to the Committee. The Senior Vice President, Human Resources and I.T. and Vice President of Human Resources, and a member of our Legal Department, regularly attend Executive Compensation Committee meetings, and our Chief Executive Officer, other executives and our Chairman of the Board participate on an as-needed basis. Our executives and other employees participate in Committee discussions in an informational and advisory capacity and have no vote in the Committee's decision-making process.

        The Executive Compensation Committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Committee meets outside the presence of all executive officers except our Chief Executive Officer.

Business Context and Peer Group

        Transocean Ltd. is the world's largest offshore oil and gas drilling contractor and the leading provider of drilling management services worldwide. Our mission is to be the premier offshore drilling company providing worldwide rig-based, well-construction services.

        The offshore drilling business is highly competitive with numerous industry participants. The industry has been highly cyclical throughout its history, with periods of high demand, rig shortages and relatively high dayrates, followed by periods of low demand, excess rig availability and low dayrates. These cycles often last for years.

        We compete for talent across many different sectors around the world, however our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for our named executive officers, each element of their total direct compensation is compared against published compensation data (generally from proxy statements).

        In December 2007, the Executive Compensation Committee, utilizing information provided by the compensation consultant, modified the composition of the peer group. The modifications reflected the significant increase in size of the Company following the Merger and were designed to ensure that the market for executives in large energy industry companies was properly represented. The peer group of companies used as an external benchmark for comparing each component of executive compensation for 2008 was:

Anadarko Petroleum Corporation	Nabors Industries Ltd.
Apache Corporation	National-Oilwell Varco Inc.
Baker Hughes Incorporated	Occidental Petroleum Corporation
Devon Energy Corporation	Noble Corporation
Diamond Offshore Drilling Inc.	Pride International, Inc.
ENSCO International Incorporated	Rowan Companies Inc.
EOG Resources, Inc.	Schlumberger Limited
Halliburton Company	Smith International, Inc.
Hess Corporation	Weatherford International Ltd.
Marathon Oil Corporation

        The peer group or a smaller sub-group may be used for performance comparisons as determined by the Committee.

Executive Compensation Program Philosophy, Objectives and Design

        Compensation Philosophy and Objectives.    Our compensation philosophy, which is periodically reviewed and updated by the Executive Compensation Committee, is outlined below.

Element	Targeted Position	Comments
Base Salary	Market median.	Individual circumstances can allow for certain positions to be above or below the median.
Annual Bonus	Opportunity to earn total cash compensation competitive with market, with upside/downside based on performance against financial and operating metrics.	Actual payout based on performance. Metrics include both financial and operational results that drive long-term value. Current award potential ranges from 0% to 200% of target.
Total Cash Compensation	Market median.	Target performance is intended to result in median total cash compensation. Maximum performance will result in 75th percentile or higher total cash compensation. Below target performance will result in below median total cash compensation.
Long-Term Incentives (options, restricted shares and deferred units)	Market median.	Current practice is to award time-vested stock options requiring continuous employment and fully contingent deferred units that vest based on total shareholder return compared to 12 companies in our peer group. At median performance relative to this subgroup of the peer group, we provide vesting of the contingent deferred units at target, and at upper quartile performance, the maximum award vests.
Total Direct Compensation	Market median.	Ability to earn above or below market median based on performance.

        We target compensation at the market median, based on peer group data, in order to remain competitive and avoid contributing to the "ratcheting-up" of executive compensation that occurs when a large number of companies all target their executive compensation at above-median levels.

        To compare our named executive officers' total cash compensation (base salary and annual bonus) and long-term incentive compensation to estimated competitive market medians for corresponding positions we consider data from the peer group named above.

        The data from the peer group is gathered based both on position (CEO, CFO and General Counsel) and according to pay rank for the highest-paid position, the second highest-paid position, and so forth. The Committee's compensation consultant recommended this approach because of the variations in pay based on position and the need to ensure that a sufficient number of matches exist for meaningful comparisons.

        Each element of compensation and the total direct compensation for each of our named executive officers is then compared to the estimated market median for his position.

        Presently, total direct compensation for our named executive officer positions ranges from approximating the competitive market median to 21.6% above that median, with an average of 4.1% above for the group. This range is due to a number of factors, including the length of time an individual has been in a position, the uniqueness of some of our positions making market comparisons somewhat imprecise, and our relative size compared to our peer group.

        Within the framework of our compensation philosophy, we have developed executive compensation programs that are intended to achieve the following objectives:

  •
  Close alignment of both cash- and share-based reward opportunities with the interests of our shareholders as supported by our mission, execution imperatives and bonus strategy;

  •
  Maintenance of a pay-for-performance culture, including reward opportunities for exceeding specific annual and biennial goals;

  •
  Reasonable reward opportunities that are sufficiently competitive to attract, motivate and retain superior employees in key positions; and

  •
  A connection between compensation and the attainment of goals that is clearly visible to the participants in our compensation programs.

        Compensation Program Design.    The Executive Compensation Committee reviews information, including peer group and other compensation survey information developed and provided by the compensation consultant, to determine the appropriate compensation levels and mix. Although we have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive's responsibility increases, his or her compensation mix is weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining competitive at or near the market median. Any benefits, perquisites or discretionary cash bonuses that an executive officer may receive are not considered for purposes of this analysis. We supplement this performance-based and at-risk compensation with downside protection to minimize the turnover of executive talent and to ensure that our executives' attention remains focused on the Company's and our shareholders' interests. Such downside protection includes but is not limited to the use of change of control arrangements and severance benefits, which are discussed in more detail below.

        We believe that a lack of internal pay equity among our executives would be detrimental to morale, to productivity, and, as a result, to advancing the Company's and our shareholders' interests. To that end, we have designed our compensation programs so that all executives participate in the same in-service compensation programs that our Chief Executive Officer participates in, and so that base pay and incentive reward opportunities are commensurate with the executives' relative levels of responsibility within the

Company. We test the resulting internal pay equity by making sure that our base pay and incentive award opportunities are commensurate with the base pay and reward opportunities of executives with similar responsibilities at the other companies in the peer group.

        We also consider total compensation when we design our compensation programs and determine compensation levels. We developed a thorough analysis of the total value of each named executive officer's entire compensation and benefits package. That analysis resulted in a total compensation "tally sheet" containing data on all elements of compensation and benefits, including retirement plan benefits, severance benefits, and the total compensation gained through various equity grants over time. The Executive Compensation Committee annually reviews total compensation and considers it, along with the other factors noted above, when making compensation decisions. Based on its reviews of total compensation and such other factors, the Committee has concluded that the total compensation paid to the Company's executive officers, including the named executive officers, is reasonable. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Elements of Executive Compensation and Benefits

        Elements of In-Service Compensation and Benefits.    The elements of our executive in-service compensation in 2008 consisted of (a) base salaries and (b) performance-based incentive compensation in the form of annual cash bonus incentives under our Performance Award and Cash Bonus Plan, discretionary cash bonuses under our Reward and Recognition Program, and long-term incentives under our Long-Term Incentive Plan in the form of contingent deferred units and time-vested options to purchase Company shares. In addition, we provide a defined-contribution 401(k) savings plan with matching contributions from the Company and certain perquisites and other personal benefits. All of these elements of in-service compensation and benefits are discussed below. We also provide post-termination compensation and benefits, primarily through retirement plans and change of control and severance arrangements, which are discussed separately.

Base Salaries

        We provide our executive officers and other employees with base salaries that provide them a minimum level of compensation for services rendered during the year. The base salaries for our executive officers, including the named executive officers, are reviewed upon a promotion or other change in job responsibility, and they are also reviewed annually, both individually and relative to other officers. Base salary adjustments are made to reflect the then competitive market. In July 2008, the Executive Compensation Committee reviewed the base salaries of the named executive officers and approved base salary increases effective July 9, 2008. In determining the increases, the Committee considered recommendations from the Chief Executive Officer, competitive compensation information based on proxy data, the job responsibilities, performance and expected future contributions of each executive, our compensation philosophy and objectives, the Company's mission and performance and the increased size of the Company following the merger with GlobalSantaFe. Considering input from Deloitte Consulting, the Committee concluded that each named executive officer's salary for 2008 was and is generally in an acceptable range around the market median for comparable positions with peer group companies and was consistent with our compensation philosophy, which calls for providing salaries at competitive market median levels.

        In adjusting Mr. Long's base salary, the Board of Directors first discussed his performance relative to focus areas and objectives that had been established at the beginning of 2008. The Board noted that under Mr. Long's leadership in 2007 through mid 2008 the Company continued to progress technological development of drilling equipment and rig design, achieved excellent marketing results in terms of dayrates and building backlog, and achieved strategic initiatives such as securing contracts for technically advanced newbuilds. The Committee, whose members participated in the performance discussion with the full Board, subsequently considered the Board's assessment and Mr. Long's then-current base salary compared to market information. The Committee noted that Mr. Long's base salary was estimated at 79% of the then-current market median. The Committee also considered the Company's and Mr. Long's accomplishment of the above mentioned objectives and its own subjective assessment of his performance. In recognition of his continued strong leadership in 2007/2008 and in keeping with the philosophy of targeting the market median, the Committee increased Mr. Long's annual salary from $925,000 to $1,200,000 (29.7%) effective July 9, 2008. We estimate that Mr. Long's resulting base pay was about 102% of the then-current market median for the position of chief executive officer.

        The Committee reviewed similar considerations for each of the other named executive officers, keeping in mind the targeted compensation levels in our compensation philosophy and the objectives of our compensation program.

        In assessing Mr. Newman's 2008 competitive pay position and performance, the Committee noted his leadership in driving the safety culture of the Company, his leadership in technological advancements in drilling equipment and rig design and his leadership in instituting performance and asset management organizational changes. The Committee also considered that Mr. Newman's then-current annual salary was about 88% of market median. Based on its assessment, the Committee increased Mr. Newman's annual salary from $550,000 to $600,000 (9.1%) effective July 9, 2008. We estimate that Mr. Newman's resulting annual salary was about 96% of the then-current market median for the second-highest paid position.

        With regard to Mr. Cauthen, the Committee considered that his then-current base pay was approximately 85% of the market median and also took into account his leadership in finance including, among other achievements, cash management and utilization, tax planning, financial planning and forecasting and various other process improvements. The Committee increased Mr. Cauthen's annual salary from $410,000 to $535,000 (30.5%) effective July 9, 2008. We estimate that Mr. Cauthen's resulting annual salary was about 110% of the then-current market median for the third-highest paid position.

        Mr. Brown's 2008 competitive pay position and performance was also reviewed by the Committee. In particular, the Committee noted his role as General Counsel in developing legal strategies and solutions for the Company. Mr. Brown's competitive pay position was estimated at 94% of the then-current market median. The Committee increased his annual salary from $390,000 to $450,000 (15.4%) effective July 9, 2008. We estimate that Mr. Brown's resulting annual salary was about 108% of the then-current market median for the fourth-highest paid position.

        With regard to Mr. Saltiel, the Committee primarily considered his work as the Senior Vice President of the Americas Business Unit, including his leadership in integrating the Transocean and GlobalSantaFe legacy companies after the Merger. Mr. Saltiel's annual salary was increased from $340,000 to $400,000 in connection with his promotion to Executive Vice President, Performance in May 2008. The Committee determined not to increase his salary again in July 2008 since his salary had just been increased in connection with his promotion and he was relatively new to the position. We estimate that Mr. Saltiel's annual salary resulting from his May 2008 increase was about 85% of the then-current market median for the fifth-highest paid position.

Performance-Based Incentive Compensation

        Our performance-based incentive compensation is delivered through three programs: our Performance Award and Cash Bonus Plan, our Reward and Recognition Program and our Long-Term Incentive Plan. These programs are described below.

  Performance Award and Cash Bonus Plan

        Our Performance Award and Cash Bonus Plan ("Bonus Plan") is a goal-driven plan that gives participants, including the named executive officers, the opportunity to earn annual cash bonuses based on performance as measured against predetermined targets. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Executive Compensation Committee at the beginning of the year. The targets range from 10% of base salary for the lowest level eligible participant to 100% for the Chief Executive Officer. The target awards under the Bonus Plan, when combined with base salaries, position the executives to earn total cash compensation approximating competitive market median levels. In addition, other performance levels above and below the target provide the opportunity for executives to earn total annual cash compensation above the competitive market median when above-target performance warrants, up to a designated maximum, or the possibility of earning total annual cash compensation below the median in cases of below-target performance.

        For performance during the past five years (2004-2008), the Bonus Plan paid out in excess of the target level one time and under the target level four times. The maximum payout level was not achieved during this five-year period. The payout percentages over the past five years for the named executive officers have ranged from approximately 67% to approximately 259% of the participants' target award opportunity with an average payout percentage over the past five years of 121% of the target award opportunity.

  The 2008 Bonus Plan

        Under the 2008 Bonus Plan, each named executive officer had a potential payout range of 0% to 200% of his individual target award level. The named executive officers' individual target award levels for 2008, which were expressed as percentages of their base salaries and were established by the Executive Compensation Committee in February 2008 to reflect their relative levels of responsibility within the Company, were: Mr. Long, 100%; Mr. Newman, 60% (increased to 75% in May 2008, in conjunction with Mr. Newman's promotion); Mr. Cauthen, 60%; Mr. Brown, 55%; and Mr. Saltiel 50% (increased to 60% in May 2008 in conjunction with Mr. Saltiel's promotion).

        Payouts under the 2008 Bonus Plan were determined based on the results of five categories of performance:

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  Financial Performance (based on Cash Flow Value Added ("CFVA") relative to our annual budget);

  •
  Project Execution;

  •
  Safety Performance;

  •
  Merger Integration; and

  •
  Human Resources Development.

        Financial Performance.    Payout of 30% of each participant's target award under the 2008 Bonus Plan was based upon the Company's achievement during 2008 in the financial performance measurement category. The Executive Compensation Committee believed this measure would be the most important financial driver of shareholder value in 2008.

        Payout of the financial goal is based on a sliding scale that measures our CFVA performance for 2008 relative to our annual budget.

        CFVA is equal to Net Income (Loss) before Extraordinary Items,

Plus:	Depreciation Expense,
Plus (Minus):	Net Interest (Income) Expense,
Plus (Minus):	(Gain) Loss, net of tax, on Debt Retirement or Asset Sales, Dispositions or Impairments,
Plus (Minus):	Other Unusual Items, net of tax,
Plus (Minus):	Unusual Tax Items,
Plus:	Expenditures related to Approved Long-Term Investments,
Minus:	Overhead Allocations,
Minus:	Charge for Average Capital (Weighted Average Cost of Capital multiplied by Average Capital).

        Where Average Capital is equal to Total Equity,

Plus:	Total Long-Term Debt (Book Value),
Minus:	Cash and Cash Equivalents,
Minus:	Goodwill,
Plus:	Capitalized Lease Obligations under GAAP (Short and Long Term),
Minus:	Net Book Value of Fixed Assets,
Plus:	Fair Market Value of Fleet (excluding newbuilds),
Plus:	Incremental Capital Expenditures during the Year,
Minus:	Capital Expenditures related to Newbuilds and other Approved Long-Term Investments.

        The Committee set a CFVA target of $2,950 million which would result in participants receiving a full payout of the target bonus amount for achieving this performance measure. In the event the CFVA was less than $2,700 million, there would be no payout for this performance measure. If the CFVA was equal to or exceeded $3,450 million, the payout would be the maximum of 200% of the target bonus amount for this performance measure. If the CFVA fell between these amounts, the payout percentage would be interpolated on a modified straight line basis that includes no significant acceleration or flattening between data points.

        For 2008, CFVA was $3,036 million, which resulted in a payout of 117.2% of the target bonus amount for this performance measure.

        Project Execution.    The Committee recognized that project execution is a key factor in tying executive performance to shareholder value and set this measure at 20% of each participant's target award. This performance measure was based on the budgeted loss of revenue for out-of-service days and the budgeted shipyard costs for 31 key projects in 2008.

        The payout of this performance measure depends on the sum of the total actual loss on revenue for out-of-service days and the total actual costs incurred on the shipyard projects in 2008 as follows:

Actual Loss of Revenue for Out-of-Service Days Plus Actual Costs on Shipyard Projects	Payout
$1,200M	200%
$1,300M	150%
$1,400M	100%
$1,600M	50%
>$1,600M	0%

        Results were interpolated on a straight line basis for performance levels between the outcomes provided above.

        For 2008, the total was $1,406 million, which resulted in a payout of 98.5% of the target bonus amount for this performance measure.

        Safety Performance.    Our business involves numerous operating hazards and we remain committed to protecting our employees, our property and our environment. Our ultimate goal is to create "an incident-free workplace—all the time, everywhere." The Committee sets our safety performance targets at high levels each year in an effort to motivate our employees to continually improve our safety performance toward this ultimate goal.

        The Committee measures our safety performance through a combination of our total recordable incident rate ("TRIR"), total potential severity rate ("TPSR"), and the number of rigs accomplishing the outstanding achievement of one full year without a recordable incident. TRIR is an industry standard measure of safety performance that is used to measure the frequency of a company's recordable incidents. TRIR is measured in number of recordable incidents per 200,000 man hours worked. TPSR, on the other hand, is a proprietary safety measure that we use to monitor the total potential severity of incidents. Each incident is reviewed and assigned a number based on the impact that such incident could have had on our employees and contractors, and the total is then combined to determine the TPSR.

        The Committee set our TRIR target for 2008 at 0.87 and our TPSR target at 30 (a 5% improvement over 2007 actual results), which would result in a named executive officer receiving a payout of 20% of the target bonus amount for this performance measure. For 2008, the Committee established (1) a combination of TRIR of 1.04 and TPSR of 36, at or above which a named executive officer would receive no payout for this performance measure and (2) a combination of TRIR of 0.70 and TPSR of 24, at or below which a named executive officer would receive a maximum payout of 40% of the target bonus amount for this performance measure. If our combination of TRIR and TPSR for 2008 fell between these minimum and maximum threshold amounts, the payout percentage used for purposes of the formula would be interpolated on a modified straight line basis between 0% and 40% that includes no significant acceleration or flattening between data points.

        In order to reinforce our commitment to our ultimate goal of creating an incident-free workplace, the payout percentage for the safety performance measure for 2008 as determined above is multiplied by the ratio of (1) the number of rigs without a recordable incident in 2008 over (2) the number of rigs without a recordable incident in 2007. In 2008, 38 of our rigs were incident-free for the year as compared to 47 incident-free rigs in 2007 (as adjusted to include the legacy GlobalSantaFe fleet), resulting in a ratio of 0.80.

        Based on the foregoing safety performance measures, the TRIR was 0.86 and the TPSR was 34.01. This combination of TRIR and TPSR resulted in an initial payout percentage of 87.125% for this performance measure. This initial payout percentage was then multiplied by 0.80 pursuant to the ratio calculation set forth above, which would have resulted in each named executive officer receiving a payout of 69.7% of the target bonus amount for this performance measure for 2008. However, during 2008, we incurred two offshore fatalities. We are committed to safety as a core value of the Company, and, accordingly, the fatalities resulted in each named executive officer receiving a payout of 0% for this performance measure.

        Merger Integration.    The Committee, recognizing that one of the keys to driving long-term shareholder value is the efficient, strategic and well-paced integration of the Transocean and GlobalSantaFe legacy companies, approved the addition of Merger integration to the corporate performance components and set this measure at 20% of each participant's target award. The Committee's evaluation of merger integration resulted in a payout of 150% of the target bonus amount for this performance measure. The Committee based this determination on the completion of a safety and corporate management system roll-out that was completed six months ahead of schedule, the completion of significant milestones for the integration of information technology systems ahead of schedule and the fact that the Company was on track to achieve synergy targets.

        Human Resources Development.    The Committee included human resources development as a performance component of our Bonus Plan for 2008 in order to provide an additional incentive to our executive officers to continue to focus on building the capabilities and performance of our people. However, unlike the other performance components of our Bonus Plan for 2008, the Committee does not have specific performance metrics to measure our performance for this component, so the Committee limited the potential payout percentage to 10% of each participant's target award. Based on its evaluation of the executive officers' performance with respect to human resources development during 2008, the Committee exercised its discretion to apply a payout of 75% of target bonus amount for this performance measure for 2008.

  Actual Bonus Plan Compensation for 2008

        On average, each of our named executive officers received approximately 87.4% of his targeted Bonus Plan compensation opportunity in 2008. The following payments under the Bonus Plan for the 2008 performance period were made in February 2009 to the named executive officers:

Mr. Long	$918,611
Mr. Newman	$350,438
Mr. Cauthen	$277,194
Mr. Brown	$209,706
Mr. Saltiel	$213,402

  Changes for 2009

        In December 2008, the Executive Compensation Committee determined the performance measures comprising the Bonus Plan for 2009. In setting the components of the Bonus Plan, the Committee added cost discipline as a specific target within the financial goals for 2009. The Committee also (1) discontinued the use of merger integration as a performance measure because it determined that the remaining system integration tasks are being performed at or above expectations, (2) discontinued human resources development as a performance measure due to the difficulty of setting meaningful quantifiable targets and (3) replaced project execution with newbuilds as a performance measure due to the substantially increased cost and revenue impact of the five newbuilds scheduled to be delivered in 2009. The weighting of each component of the target bonus award is as follows: financial (70%), safety (20%) and newbuilds (10%). The newbuild performance measure is based on forecasted capital expenditures for the Company's newbuilds from September 1, 2008 through December 31, 2009 less the operating income attributable to the newbuilds during such period.

        The Committee also established the target bonus opportunities for 2009 for each of our named executive officers, which is expressed as a percentage of base salary, as follows:

Mr. Long	100%
Mr. Newman	80%
Mr. Cauthen	75%
Mr. Brown	60%
Mr. Saltiel	75%

  Long-Term Incentive Plan

        Under the Long-Term Incentive Plan of Transocean Ltd. (the "LTIP"), the Executive Compensation Committee can design cash and share-based incentive compensation programs to incentivize superior performance and the achievement of corporate goals by employees and others who provide key services to the Company in order to promote the growth of shareholder value and retain key talent by providing such individuals with opportunities to participate in the long-term growth and profitability of the Company.

        Under the LTIP, the Executive Compensation Committee may grant participants restricted shares, deferred units, options, share appreciation rights, cash awards, performance awards, or any combination of the foregoing. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

        The LTIP awards for our executive officers are granted annually at the Committee's February meeting at which the Committee also reviews and determines each executive officer's base salary and non-equity incentive plan compensation opportunity. The grant date for such awards is automatically set on the date of the February meeting. Prior to 2009, LTIP awards were granted annually in July. The Committee changed consideration of award grants to February in order to consider all elements of compensation at the same time and to more closely align grant dates and the beginning of performance cycles. Our executive officers have no role in setting the grant date for any awards to our named executive officers under our LTIP. The only exceptions to this timing policy are one-time sign-on awards or awards for a significant promotion, which are made at the time of such events. In determining the target value for LTIP awards made to the named executive officers, the Committee considers competitive compensation information based on proxy and survey data, internal equity, and at times individual performance of the executive officer.

  Retention Award

        In February 2008, the Executive Compensation Committee approved special retention awards to eligible employees as a retention tool following the Merger. The Committee structured the awards as equity in lieu of cash in order to promote alignment of employee interests with the interests of the Company's shareholders. Each of the named executive officers received an award with the exception of Messrs. Long and Marshall. The number of restricted shares granted to each such named executive officer was calculated at 150% of his base salary divided by the average of the closing price of the Company's shares for the last 30 consecutive trading days prior to February 1, 2008, or $135.74. The shares vest in one-third increments over a three-year period on the anniversary of the date of grant.

  2008 Stock Option Awards

        Nonqualified stock options were granted to senior management, including the named executive officers, as part of the 2008 annual long-term incentive grants, which were made in July 2008. Options were granted with an exercise price equal to the closing price of the Company's shares on July 9, 2008, or $144.32, with a three-year vesting schedule (ratably one-third each year) and a ten-year term. When determining the number of stock options to grant to senior management in the 2008 annual grant, the Committee established the target value for the employee's total long-term incentive awards, took one-half of the total target value and allocated that to stock options, and then divided the total target value for stock options by the estimated Black Scholes Merton value per option to determine the actual number of options to be granted. The initially calculated number of options was then subject to adjustment up or down based on the Committee's evaluation of the named executive officer's performance, past grant history, and other relevant factors.

  2008 Contingent Deferred Units

        Contingent Deferred Units ("CDUs") were granted to senior management, including the named executive officers, as part of the Company 2008 annual long-term incentive grants, which were made in July 2008. Each CDU represents one share. Each CDU granted in 2008 has a three-year performance cycle of January 1, 2008 through December 31, 2010. The number of CDUs earned by a named executive officer will be based on the total shareholder return of the Company and 12 of the companies in its peer group: Baker Hughes Incorporated, Diamond Offshore Drilling Inc., ENSCO International Incorporated, Halliburton Company, Nabors Industries Ltd., National-Oilwell Varco Inc., Noble Corporation, Pride International, Inc., Rowan Companies Inc., Schlumberger Limited, Smith International, Inc. and Weatherford International Ltd. (collectively, the "Sub-Group"). The Sub-Group was determined by the Committee based on information provided by Deloitte Consulting regarding the historical total shareholder return of the companies in the Sub-Group relative to the Company. The companies in the Peer Group with historical total shareholder returns closest to the Company's were selected for the Sub-Group. Total shareholder return through the performance cycle is based on the comparison of the average closing share price for the 30 consecutive business days prior to the start of the performance cycle and the average closing share price for the last 30 consecutive business days in the performance cycle for the Company and each of the companies in the Sub-Group. The companies are then ranked according to percentage of improvement/deterioration in share price, adjusted for dividends. The number of CDUs the named executive officer may earn is determined based on the Company's ordinal rank among the Sub-Group. Threshold performance is a rank of 10th at which 25% of the target award earned. A rank below 10th results in no awards being earned. Target performance is a rank of 7th at which 100% of the target award is earned. At maximum performance (3rd or higher) 175% of the target award is earned. Upon vesting, each CDU, together with dividend payments accrued from the end of the performance cycle through the determination date (the first 60 days of 2011) will be distributed to the named executive officer. No dividends are accrued during the performance cycle. The target value of the 2008 CDU grants to each of the named executive officers was one-half of such officer's total 2008 long-term incentive award target value. In the event of a termination of employment resulting from death, disability, retirement or at the convenience of the Company, the named executive officer receives a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the named executive officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

  Changes for 2009

        In February 2009, the Committee approved the terms and conditions of new contingent deferred unit awards and new nonqualified share option awards and the grants of such awards to the named executive officers. Certain of the terms and conditions of the awards are subject to the approval of Proposal 5. Approval of Proposal 5 would, among other things, result in the elimination of the provisions in the Long-Term Incentive Plan as it currently exists that would cause awards to vest automatically upon a change of control, regardless of whether there is an involuntary termination or a voluntary termination for good reason. In the event the shareholders fail to approve Proposal 5, the terms and conditions of these awards will be modified consistent with the Long-Term Incentive Plan as it existed prior to the proposed amendment and restatement and, accordingly, rights would vest automatically in connection with a change in control even if there is no involuntary termination of the executive officer or no voluntary termination of the executive officer for good reason.

        The target LTIP award for 2009 for each of our named executive officers, which is expressed as a percentage of base salary, is as follows:

Mr. Long	635%
Mr. Newman	500%
Mr. Cauthen	400%
Mr. Brown	400%
Mr. Saltiel	400%

Savings Plan

        Our U.S. Savings Plan is a tax-qualified defined contribution retirement savings plan in which all U.S. employees, including the named executive officers, are eligible to contribute up to 50% of their annual base salary up to the prescribed Internal Revenue Code annual limit ($15,500 in 2008) on a pre-tax basis or after-tax basis (if participating in the Roth 401(k)). Subject to the limitations set forth in Sections 401(a)(17), 401(m) and 415 of the Internal Revenue Code, the Company matches in cash on a pre-tax basis 100% of the first 6% of eligible base pay that is contributed to the plan by the participating employee. Participants age 50 and older, including the named executive officers who are older than 50, may also make additional "catch-up" contributions on a pre-tax and/or Roth after-tax basis each year, up to the prescribed Internal Revenue Code annual limit ($5,000 in 2008). Catch-up contributions are not matched by the Company.

        Effective for Transocean employees who are hired on or after January 1, 2009, the Company's matching contributions will become vested upon completion of three years of eligible service.

  •
  The vesting requirement will not apply to legacy Transocean employees who were hired prior to January 1, 2009.

  •
  The vesting requirement will not apply to legacy GlobalSantaFe employees who were hired prior to January 1, 2005.

  •
  For legacy GlobalSantaFe employees who were hired after December 31, 2004, the three-year vesting requirement that was applicable under the GlobalSantaFe 401(k) Savings Plan will continue to apply in the Transocean U.S. Savings Plan.

        Withdrawals from the U.S. Savings Plan made by an employee who is less than 59 1/2 years of age may be subject to a 10% penalty tax.

        Matching contributions during 2008 to the named executive officers' U.S. Savings Plan accounts are detailed in the footnotes to the Summary Compensation Table on page 57.

Supplemental Savings Plan

        In addition to our U.S. Savings Plan, which is available to all of our U.S. dollar payroll executives and certain of our non-U.S. employees who reside in the U.S., our named executive officers and certain other highly compensated employees were eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan ("Supplemental Savings Plan") if the amount of their eligible base pay exceeded the limits imposed by the Internal Revenue Code on the U.S. Savings Plan. Account credits made by the Company to each of our named executive officers in 2008 pursuant to the Supplemental Savings Plan are detailed in the footnotes to the Summary Compensation Table on page 57.

        On December 31, 2008, the Supplemental Savings Plan was frozen. No further benefits will accrue under the plan and no new participants will be added to the plan after December 31, 2008.

Other Benefits

        We provide our named executive officers with health, welfare and other benefits that we believe are reasonable and consistent with our overall compensation program. The named executive officers participate in a variety of health and welfare and paid time-off benefits, and also in the savings and retirement plans described below, all of which are designed to enable the Company to attract and retain its workforce in a competitive marketplace. The named executive officers' medical and dental benefits for themselves and their dependents are provided through the Company's self-funded Health Care Plan for employees on the same basis as other employees.

        We also provide each of our officers, including both executive and non-executive officers, a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000. Our officers may purchase at their own expense an additional amount of life insurance equal to one to three times their covered annual earnings, capped at a maximum of $500,000. The combined total of life insurance that we offer our officers is limited to $1,500,000. The basic life insurance benefit that we offer our other employees is equal to two times covered annual earnings, capped at a maximum of $250,000. Our other employees may purchase at their own expense an additional amount of life insurance equal to one to five times their covered annual earnings, capped at $750,000. The combined total of life insurance that we offer our other employees is limited to $750,000.

        We also provide for the continuation of base pay at the onset of illness or injury to eligible employees who are unable to perform their assigned duties due to a non-occupational personal illness or injury. Pay continuation is based on a monthly base salary, exclusive of non-equity incentive plan compensation or other extraordinary pay.

Redomestication Benefits

        We expect to initially provide each of our executive officers who relocates to our principal executive offices in Switzerland the following allowances and reimbursements in connection with the Redomestication:

  •
  a relocation package for such executive officer that includes, among other things, a lump sum relocation allowance equal to $30,000; temporary housing in Switzerland for up to six months; and standard outbound services, including a "house hunting" trip, tax preparation and financial planning services, home sales assistance, shipment of personal effects and other relocation costs;

  •
  a housing allowance of 11,000 to 14,000 Swiss francs per month, for five years;

  •
  a car allowance of 1,000 Swiss francs per month, for five years;

  •
  a cost of living allowance of 15% of base pay, for five years, capped at a maximum of $75,000 per year;

  •
  reimbursement or payment of school fees for eligible dependents under age 19; and

  •
  a home leave allowance equivalent to a full-fare economy round-trip ticket for the employee, spouse and qualifying dependents back to their point of origin which, on average, equates to approximately $21,000 per year per executive and will continue for five years.

        The amounts presented above are expected to be reviewed on an annual basis and may be adjusted accordingly based on market conditions. In addition, following the expiration of the five-year period, any or all of the foregoing allowances and reimbursements may be amended, terminated, modified and new allowances and reimbursements may be added.

        We will provide tax equalization to the executive officers on the U.S. payroll so that their tax liability will be equal to their "stay at home" tax liability with respect to their base salary, annual bonus and incentive plan awards. Non-U.S. employees may choose, as an alternative to this U.S. tax equalization program, to be personally responsible for Swiss taxes on their base salary, annual bonus and incentive plan awards. The allowances and reimbursements outlined above would be grossed up to cover Swiss taxes and social security payments. Each of the executive officers will be fully reimbursed for any obligation such officer may have to pay Swiss wealth tax.

Perquisites

        Each of our named executive officers may receive each year as a perquisite up to $5,000 in financial planning and tax assistance. Each of our named executive officers may also receive a club membership benefit. The amount of these perquisites that each of our named executive officers actually received in 2008 was taxable to the executive officer in 2008. Each of our named executive officers is eligible for a Company paid annual physical exam. The perquisites that each of our named executive officers actually received in 2008 are further described and quantified, as required, in the Summary Compensation Table under "Executive Compensation."

        The Committee annually reviews the nature and amount of the perquisites provided to each of our executive officers to ensure that such perquisites are reasonable and competitive with industry practice.

Elements of Post-Termination Compensation and Benefits

Retirement Plans

        Our senior executives, including the named executive officers, participate in the following retirement plans.

  U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified defined benefit pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose of the plan is to provide post-retirement income benefits to our U.S. employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after five continuous years of employment or upon reaching age 65. Benefits available to the named executive officers are no greater than those offered to non-executive participants. Employees earn the right to receive an unreduced benefit upon retirement at age 62 or older, or a reduced benefit upon early retirement (age 55). We have not granted and do not expect to grant extra years of credited service under this plan to executive officers.

  Supplemental Retirement Plan

        Our named executive officers and certain other highly compensated employees had the opportunity to benefit from our Supplemental Retirement Plan, which was a nonqualified, unfunded, noncontributory retirement plan. The purpose of our Supplemental Retirement Plan was to recognize an officer's service to the Company and provide supplemental post-retirement income to those individuals. Each of our officers received the standard retirement benefit available to all of our U.S. employees under our U.S. Retirement Plan. However, in the event that any officer's annual eligible compensation during any year in which he or she was a participant in the U.S. Retirement Plan, including (1) base pay, (2) non-equity incentive plan compensation and (3) discretionary cash bonuses, if any, exceeded the annual income limitation imposed by the Internal Revenue Code (which for 2008 was $230,000), such officer was eligible for additional benefits paid from our Supplemental Retirement Plan. The vesting requirements and formula used to calculate the benefits paid to the officer under our Supplemental Retirement Plan were the same as used under our U.S. Retirement Plan. The Supplemental Retirement Plan was terminated on December 31, 2008. Upon termination of the Supplemental Retirement Plan, benefits accrued under the plan were transferred to the Transocean Pension Equalization Plan. The Lump-Sum Equivalent (as that term is defined in the Supplemental Retirement Plan) of the accrued benefit of certain individuals transferred to the Transocean Pension Equalization Plan will be calculated using the interest rate in the Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. (or its affiliates) and published in the Wall Street Journal.

  Pension Equalization Plan

        Effective January 1, 2009, the legacy GlobalSantaFe Pension Equalization Plan was amended and restated as the Transocean Pension Equalization Plan (the "PEP"), a non-qualified, non-contributory, defined-benefit plan. To the extent the annual income of an eligible employee, including the named executive officers, exceeds either the annual income limitations or the annual benefit limitations imposed by the Internal Revenue Code for purposes of calculating eligible remuneration under a qualified retirement plan (income is limited to $230,000 in 2008 and benefits are limited to $185,000 in 2008), any pension benefits attributable to such difference are paid from the PEP. As of December 31, 2008, the plan was funded at 2.8% of accrued liabilities through a rabbi trust, which means that the assets of the trust are not immune from claims of the Company's creditors in the event of our bankruptcy or insolvency. The formula used to calculate benefits under the PEP is the same as that used under the U.S. Retirement Plan. Benefits under this plan are paid in a lump sum.

Severance and Change of Control Arrangements

        We believe that the interests of our shareholders are served by a limited executive change of control severance policy, as well as by the change of control provisions included in our Performance Award and Cash Bonus Plan, for those executive officers who would be integral to the success of, and are most likely to be impacted by, a change of control. An executive who receives benefits under our executive change of control policy is not eligible to receive the severance benefit payable pursuant to the Transocean Special Severance Plan for Shore-Based Employees, which is described below. An executive officer is only eligible to receive benefits under our executive change of control severance policy if we choose to terminate the executive officer or the executive officer resigns for good reason following the change of control. Currently, we have three designated executive officers (Messrs. Long, Cauthen and Brown) who are covered under our executive change of control severance policy. This policy provides that these executive officers who, within 24 months after a change of control, are terminated without cause (as defined in the policy) or leave us for good reason (as defined in the policy) will receive, in addition to compensation and benefits accrued up to the point of termination, the following:

  •
  pro rata share of that year's target bonus, as determined by the Committee;

  •
  a lump-sum cash severance payment equal to 2.99 times the sum of base salary and targeted award level under the Bonus Plan for such executive;

  •
  all outstanding LTIP awards will be treated under the convenience-of-company termination provisions as provided for in the award documents and vesting of the awards would be accelerated (i.e. options would become immediately exercisable and remain exercisable for the remainder of term and the executive would be entitled to a pro-rata portion of the CDUs);

  •
  outplacement services not to exceed 5% of the base salary of the executive;

  •
  an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law if the amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes; provided, however, that if the amount of payments and benefits subject to these taxes is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount;

  •
  for purposes of calculating the executive's benefit under the Supplemental Retirement Plan, the executive will be assumed to have three additional years of age and service credits for vesting and accrual and the executive's employment will be deemed to have continued for three years following termination at the then-current annual base salary and target bonus; and

  •
  other benefits consistent with severance practices for non-executive employees.

        In connection with the Merger, the Company adopted the Transocean Special Severance Plan for Shore-Based Employees to make severance benefits available to eligible affected employees to financially assist with their transition following involuntary termination for other than cause (as defined in the Severance Plan) during the severance protection period (November 27, 2007 through November 27, 2009). Messrs. Newman and Saltiel are eligible for the Severance Plan and would receive the following in the event of an involuntary termination under the terms of the Severance Plan:

  •
  pro rata share of that year's targeted award level under the Bonus Plan for such executive, as determined by the Committee;

  •
  cash severance benefit equal to two years base salary;

  •
  an additional $2,000 lump sum;

  •
  age, earnings and service credit under the Supplemental Retirement Plan for the two-year severance benefit period;

  •
  all outstanding awards granted under our LTIP would be treated under the convenience-of-company termination provisions as provided for in the award documents and vesting of the awards would be accelerated (i.e. options would become immediately exercisable and remain exercisable for the remainder of term and the executive would be entitled to a pro-rata portion of the CDUs);

  •
  continued medical and dental coverage (including dependents) at the active employee rate beginning on the termination date and continuing for two years or until the date he is eligible for other employer coverage; and

  •
  up to $10,400 in outplacement services.

        The Committee reviewed severance packages and executive change of control severance packages offered to the executive officers of each of the companies in our 2008 peer group and determined that the limited executive change of control severance package described above and the benefits available under the Severance Plan are competitive with those packages. In order for a named executive officer to receive the benefits described above, the executive must first sign a release of all claims against us and enter into a confidentiality agreement covering our trade secrets and proprietary information. We believe that in the event of a change of control, it is in the best interests of our shareholders to keep our executive officers focused on ensuring a smooth transition and a successful outcome for the combined company. We believe that by requiring both triggering events to occur (a change of control and termination) prior to our incurring these obligations, those executive officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated.

        For further information regarding our severance and change of control arrangements see "Potential Payments Upon Termination or Change of Control," which begins on page 64.

Limitations on Deductibility of Non-Performance Based Compensation

        To the extent attributable to our U.S. subsidiaries and otherwise deductible, Section 162(m) of the U.S. Internal Revenue Code limits the tax deduction that U.S. subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is "performance-based."

        Under our LTIP, the Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) of the U.S. Internal Revenue Code based on the achievement of objective performance goals. All executive officers are eligible to receive this type of award. The Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

Stock Ownership Requirements

        We believe that it is important for our executive officers to build and maintain an appropriate minimum equity stake in the Company. We believe that requiring our executive officers to maintain such a stake helps align our executive officers' interests with the interests of our shareholders. Our equity ownership policy for 2008 and 2009 required that each of our executive officers, prior to selling any restricted shares awarded under our LTIP beginning with the grants made in 2003, must hold an interest in our shares (as determined below) equal to the lesser of (1) the value of all restricted shares or deferred units, as applicable, granted under the LTIP beginning with the grants made in 2003 or (2) the following:

  •
  the Chief Executive Officer—five times annual base salary;

  •
  the President, an Executive or Senior Vice President—three times annual base salary;

  •
  a Vice President—one time annual base salary.

        These thresholds are regularly reviewed by the Committee and adjusted from time to time based on industry data available to the Committee.

        In order to discourage our executive officers from hedging their long positions in our shares, we have a policy that prohibits any of our executive officers from holding derivative instruments on our shares.

        The forms of equity ownership that can be used to satisfy the ownership requirement include: (1) any vested or unvested shares accumulated through LTIP awards or other means and (2) the in-the-money portion of any vested, unexercised options.

        For purposes of calculating the value of an executive officer's interest in our shares, the shares held by that executive are valued at the greater of (a) the closing price of the shares on the date of grant of the underlying security and (b) the average share price on the first trading day of the applicable calendar year. Should the share price later decline after a permitted sale whereby an executive officer's share ownership value falls below the required ownership value threshold set forth above, the executive officer is then precluded from further sales of shares granted under the LTIP until such time as the executive officer again meets these ownership requirements. Compliance with this policy by each executive officer is reviewed by the Committee on an annual basis, and the Committee may exercise its discretion in response to any violation of this policy to limit the eligibility for or reduce the size of any future awards to the executive officer. The Committee has never found a violation of this policy, so the Committee has not exercised its discretion in this regard.

Conclusion

        We believe our overall compensation mix and levels are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing the other core principles of our compensation philosophy and objectives, including attracting, motivating and retaining the key talent needed to ensure the long-term success of the Company. We will continue to monitor current trends and issues in our competitive landscape and will modify our programs where appropriate.

EXECUTIVE COMPENSATION COMMITTEE REPORT

        The Executive Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Executive Compensation Committee recommended to the Company's Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.

        Members of the Executive Compensation Committee:

    John L. Whitmire, Chairman
    Martin B. McNamara
    Edward R. Muller
    Robert M. Sprague
    Ian C. Strachan*

    *
    Mr. Strachan served on the Executive Compensation Committee through December 2008

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides information about the compensation of the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated officers as of December 31, 2008, collectively referred to herein as the named executive officers, for each of the last three years. The Company is not a party to any employment agreements with any of our named executive officers. We also provide information about the compensation of our former President and Chief Operating Officer, who retired from the Company effective May 1, 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)		All Other Compensation ($)		Total ($)

Robert L. Long	2008	1,051,042		0		1,838,745		511,004	918,611	4,241,680	(5)	59,221	(7)	8,620,303
Chief Executive	2007	933,412	(6)	0		5,575,806		2,200,417	2,158,002	1,206,574	(5)	53,282	(7)	12,127,493
Officer	2006	795,833		0		964,067		874,766	634,494	1,152,240	(5)	47,935	(7)	4,469,335

Gregory L. Cauthen	2008	467,292		0		556,639		143,886	277,194	288,596	(8)	25,043	(9)	1,758,650
Senior Vice President	2007	396,458		0		1,424,236		604,972	616,444	88,128	(8)	30,934	(9)	3,161,172
and Chief Financial Officer	2006	371,458		0		321,317		253,009	188,798	71,328	(8)	22,976	(9)	1,228,886

Steven L. Newman	2008	544,583		0		827,257		201,713	350,438	417,954	(10)	50,419	(11)	2,392,364
President and Chief	2007	437,917		0		1,734,146		573,555	735,678	84,589	(10)	25,899	(11)	3,591,784
Operating Officer	2006	308,750		0		158,939		96,130	148,242	73,791	(10)	21,416	(11)	807,268

Eric B. Brown	2008	417,500		0		523,277		121,029	209,706	530,262	(14)	106,780	(15)	1,908,554
Senior Vice President,	2007	375,000	(12)	0		1,304,241		522,740	537,611	155,813	(14)	148,779	(15)	3,044,184
General Counsel and Assistant Corporate Secretary	2006	337,917		75,000	(13)	279,247		208,299	164,640	146,205	(14)	30,190	(14)	1,241,498

Robert J. Saltiel Executive Vice President, Performance	2008	380,000		0		550,873		107,578	213,402	121,171	(16)	22,113	(17)	1,395,137

Jon A. Marshall Former President and Chief Operating Officer	2008	283,333		0		273,079	(18)	0	0	0	(19)	17,826,435	(20)	18,382,847

(1)
Represents the compensation cost recognized by the Company during such year under Statement of Accounting Standards No. 123R (Share-Based Payment) (FAS 123(R)) for restricted shares, options and deferred units granted pursuant to our Long-Term Incentive Plan (LTIP) in such year and prior years, except that unlike under FAS 123(R), the amount shown assumes that there will be no service-based forfeitures of awards. The 2007 amount includes the compensation cost associated with the acceleration of vesting of restricted shares and deferred units granted prior to July 21, 2007 as a result of the Merger, and the compensation expense with respect to the Reclassification for the July 21, 2007 restricted share grant. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
Represents the compensation cost recognized by the Company during such year under FAS 123(R) for options to purchase shares granted pursuant to our LTIP in such year and prior years, except that unlike under FAS 123(R), the amount shown assumes that there will be no service-based forfeitures of awards. The 2007 amount includes the compensation cost associated with the acceleration of vesting of all outstanding options as a result of the Merger. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonus incentives paid to the named executive officers based on service during the year included in the table and awarded in the following year pursuant to our Performance Award and Cash Bonus Program. The Performance Award and Cash Bonus Program, including the performance targets used for 2008, is described under "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(4)
There are no nonqualified deferred compensation earnings included in this column because no named executive officer received above-market or preferential earnings on such compensation during 2008, 2007 or 2006.

(5)
The 2008 amount includes change in qualified pension benefits of $117,346 and non-qualified pension benefits of $4,064,334. The 2007 amount includes change in qualified pension benefits of $95,488 and non-qualified pension benefits of $1,111,086. The 2006 amount includes change in qualified pension benefits of $49,970 and non-qualified pension benefits of $1,102,270.

(6)
Includes payment for accrued but unused vacation to Mr. Long in the amount of $49,037.

(7)
The 2008 amount includes Company contributions to Mr. Long's Transocean U.S. Savings Plan of $13,800, Company contributions to his Transocean U.S. Supplemental Savings Plan of $36,891, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $433, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Long's Transocean U.S. Savings Plan of $10,125, Company contributions to his Transocean U.S. Supplemental Savings Plan of $29,672, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $441, the total fees paid for his club membership and the cost of his annual executive physical. The 2006 amount includes Company contributions to Mr. Long's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan of $25,913, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $358, the total fees paid for his club membership and the cost of his annual executive physical.

(8)
The 2008 amount includes change in qualified pension benefits of $51,521 and non-qualified pension benefits of $237,075. The 2007 amount includes change in qualified pension benefits of $22,756 and non-qualified pension benefits of $65,372. The 2006 amount includes change in qualified pension benefits of $20,055 and non-qualified pension benefits of $51,273.

(9)
The 2008 amount includes Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $102, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan of $9,964, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $223, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan of $9,964, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $223, the total fees paid for his club membership and the cost of his annual executive physical. The 2006 amount includes Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $92, the total fees paid for his club membership and the cost of his annual executive physical.

(10)
The 2008 amount includes change in qualified pension benefits of $60,296 and non-qualified pension benefits of $357,658. The 2007 amount includes change in qualified pension benefits of $16,243 and non-qualified pension benefits of $68,346. The 2006 amount includes change in qualified pension benefits of $17,223 and non-qualified pension benefits of $56,568.

(11)
The 2008 amount includes Company contributions to Mr. Newman's Transocean U.S. Savings Plan of $10,350, Company contributions to his Transocean U.S. Supplemental Savings Plan of $15,431, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $338, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Newman's Transocean U.S. Savings Plan of $10,125, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $71 and the total fees paid for his club membership. The 2006 amount includes Company contributions to Mr. Newman's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $84, the total fees paid for his club membership and the cost of his annual executive physical.

(12)
Includes payment for accrued but unused vacation to Mr. Brown in the amount of $19,653.

(13)
Represents a discretionary cash bonus of $75,000 paid to Mr. Brown in October 2006 pursuant to our Recognition and Reward Program in recognition of his exceptional performance in connection with significant litigation against one of our competitors. None of the other named executive officers received a discretionary cash bonus for performance in 2006. None of the named executive officers received a discretionary bonus in 2007 or 2008.

(14)
The 2008 amount includes change in qualified pension benefits of $97,799 and non-qualified pension benefits of $432,463. The 2007 amount includes change in qualified pension benefits of $44,578 and non-qualified pension benefits of $111,235. The 2006 amount includes change in qualified pension benefits of $55,455 and non-qualified pension benefits of $90,750.

(15)
The 2008 amount includes Company contributions to Mr. Brown's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $21,783, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Brown's Transocean U.S. Savings Plan of $9,964, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $1,228, the total fees paid for his club membership and the cost of his annual executive physical. Mr. Brown was on assignment to the Cayman Islands for part of 2007 and the Company provided relocation expenses of $20,000, housing allowance of $90,367, exchange rate coefficient of $5,428 and geographic coefficient of $5,577, which amounts are also included in the 2007 amount. The 2006 amount includes Company contributions to Mr. Brown's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $252, the total fees paid for his club membership and the cost of his annual executive physical.

(16)
The 2008 amount includes change in qualified pension benefits of $31,737 and non-qualified pension benefits of $89,434.

(17)
The 2008 amount includes Company contributions to Mr. Saltiel's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $73, the total fees paid for his club membership and the cost of his annual executive physical.

(18)
This amount is the same amount shown for Mr. Marshall on the table under "2008 Director Compensation."

(19)
The 2008 amount includes a positive change in qualified pension benefits of $130,912 and a negative change in non-qualified pension benefits of $5,643,646 due to the payout of supplemental retirement benefits under the GlobalSantaFe Pension Equalization Plan in November 2008.

(20)
The 2008 amount includes Company contributions to Mr. Marshall's GlobalSantaFe 401(K) Savings Plan of $13,375, the life insurance premiums paid by the Company on his behalf, a 280G tax gross up of $3,568,884, payment for accrued vacation of $32,692, salary continuation from May 2008 to December 2008 of $566,667, a lump sum severance payment of $5,100,000 and supplemental retirement benefits under the GlobalSantaFe Pension Equalization Plan of $8,558,192 paid in connection with a change of control, as a result of the Merger.

Grants of Plan-Based Awards for Fiscal Year 2008

        The following table sets forth certain information concerning grants of plan-based awards for the year ended December 31, 2008 for the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)		Grant Date Fair Value of Stock and Option Awards(5) ($)
										Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert L. Long		0	1,051,042	2,102,084
	7/9/2008								70,244	49.32	3,464,434
	7/9/2008				6,322	25,288	44,254				3,400,983

Gregory L. Cauthen		0	317,156	634,312
	2/12/2008							4,531			570,951
	7/9/2008								19,779	49.32	975,500
	7/9/2008				1,780	7,121	12,462				957,703

Steven L. Newman		0	400,958	801,916
	2/12/2008							5,139			647,565
	7/9/2008								27,728	49.32	1,367,545
	7/9/2008				2,496	9,982	17,469				1,342,479

Eric B. Brown		0	239,938	479,875
	2/12/2008							4,310			543,103
	7/9/2008								16,637	49.32	820,537
	7/9/2008				1,497	5,989	10,481				805,461

Robert J. Saltiel		0	248,333	496,665
	2/12/2008							3,757			473,420
	7/9/2008								14,788	49.32	729,344
	7/9/2008				1,331	5,324	9,317				716,025

Jon A. Marshall	5/16/2008	0	0	0	0	0	0	1,701			273,079

(1)
This column shows the amount of cash payable to the named executive officers under our Performance Award and Cash Bonus Plan. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2008, see "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(2)
The July 9, 2008 contingent deferred unit award is subject to a three-year performance period ending on December 31, 2010. The actual number of deferred units received will be determined in the first 60 days of 2011 and is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Any earned shares will vest on December 31, 2010. For more information regarding our LTIP, including the performance targets used for 2008 and the contingent nature of the awards granted under our LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

(3)
This column shows the number of time-vested restricted shares granted to the named executive officers under the LTIP as a special retention award. For Mr. Saltiel, the shares vested on February 12, 2009. For Messrs. Brown, Cauthen and Newman, the shares vest in one-third increments over a three-year period on the anniversary of the date of grant. Mr. Long and Mr. Marshall did not receive this award. However, Mr. Marshall did receive an award of deferred units as a non-employee director, which is reflected in this column.

(4)
This column shows the number of time-vested stock options granted to the named executive officers under the LTIP. The options vest in one-third increments over a three-year period on the anniversary of the date of grant and, for the contingent deferred units, is based on the maximum number of deferred units that could be earned.

(5)
The fair value in this column was calculated in accordance with FAS 123(R).

 Outstanding Equity Awards at Fiscal Year-End 2008

        The following table sets forth certain information with respect to grants of plan-based awards at December 31, 2008 for the named executive officers.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

Robert L. Long	103,491			$83.70	07/13/06	07/12/16
		70,244		$144.30	07/09/08	07/08/18
							26,397	(1)	1,247,258
										25,288	1,194,858

Gregory L. Cauthen	5,000			$30.67	07/10/02	07/09/12
		19,779		$144.32	07/09/08	07/08/18
							6,020	(1)	284,445
							4,531	(2)	214,090
										7,121	336,467

Steven L. Newman	17,248			$83.70	07/13/06	07/12/16
	17,248			$73.21	10/12/06	07/12/16
		27,728		$144.32	07/09/08	07/08/18
							10,073	(1)	475,949
							5,139	(2)	242,818
										9,982	471,650

Eric B. Brown		16,637		$144.32	07/09/08	07/08/18
							6,020	(1)	284,445
							4,310	(2)	203,648
										5,989	282,980

Robert J. Saltiel		14,788		$144.32	07/09/08	07/08/18
							3,242	(1)	153,185
							3,757	(2)	177,518
										5,324	251,559

Jon A. Marshall	6,399			$46.88	03/04/02	03/04/12
	2,544			$39.29	01/21/03	01/21/13
	2,574			$38.83	01/02/04	01/02/14
	1,698			$58.86	02/28/05	02/28/15
	1			$58.86	02/28/05	02/28/15

(1)
Represents a time-vested restricted share unit award that was granted on July 21, 2007 and vests in one-third increments over a three-year period on the anniversary of the date of grant. One third of the award vested on July 21, 2008.

(2)
Represents a time-vested restricted share retention award granted on February 12, 2008. For Messrs. Cauthen, Newman and Brown, the award vests in one-third increments over a three-year period on the anniversary of the date of grant. For Mr. Saltiel, the award vested on August 12, 2009.

(3)
For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 31, 2008 of $47.25 was used.

(4)
This column represents the July 9, 2008 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2010. The actual number of deferred units received will be determined in the first 60 days of 2011 and is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Any shares earned will vest on December 31, 2010. For more information regarding our LTIP, including the performance targets used for 2008 and the contingent nature of the awards granted under our LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

Option Exercises and Shares Vested for Fiscal Year 2008

        The following table sets forth certain information with respect to the exercise of options and the vesting of restricted shares and deferred units, as applicable, during 2008 for the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Robert L. Long	0	0	13,198		1,919,385

Gregory L. Cauthen	0	0	3,010		437,744

Steven L. Newman	18,543	1,987,347	5,036		732,385

Eric B. Brown	0	0	3,010		437,744

Robert J. Saltiel	20,927	1,803,553	1,620		235,597

Jon A. Marshall	470,425	38,602,286	1,701	(1)	87,091

(1)
Represents an award of deferred units to Mr. Marshall as a non-employee director that is also shown on the table under "2008 Director Compensation."

Pension Benefits for Fiscal Year 2008

        We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

  •
  Transocean U.S. Retirement Plan, and

  •
  Transocean U.S. Supplemental Retirement Plan.

        The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers pursuant to these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Robert L. Long	Transocean U.S. Retirement Plan	30	1,249,559	0
	Transocean U.S. Supplemental Retirement Plan	30	9,955,249	0

Gregory L. Cauthen	Transocean U.S. Retirement Plan	8	165,549	0
	Transocean U.S. Supplemental Retirement Plan	8	461,022	0

Steven L. Newman	Transocean U.S. Retirement Plan	15	201,493	0
	Transocean U.S. Supplemental Retirement Plan	15	513,143	0

Eric B. Brown	Transocean U.S. Retirement Plan	14	415,727	0
	Transocean U.S. Supplemental Retirement Plan	14	965,925	0

Robert J. Saltiel	Transocean U.S. Retirement Plan	5	85,131	0
	Transocean U.S. Supplemental Retirement Plan	5	136,569	0

Jon A. Marshall	GlobalSantaFe Retirement Plan for Employees	29	819,818	47,738	(1)
	GlobalSantaFe Pension Equalization Plan	29	0	15,868,373	(2)

(1)
Effective May 1, 2008, Mr. Marshall began receiving $5,967 per month under the GlobalSantaFe Retirement Plan for Employees.

(2)
Represents a lump payment received by Mr. Marshall in November 2008 as a result of his retirement. $8,558,192 of this amount is also included in the "All Other Compensation" column in the Summary Compensation Table because it represents an amount paid in connection with a change of control, as a result of the Merger.

Transocean U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the named executive officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). The Company has not granted and does not expect to grant extra years of credited service under the plan to any of the named executive officers.

        Credited service under the plan includes all periods of employment after June 30, 1993, except for such periods when an employee does not meet eligibility requirements under the Plan. Employees are not entitled to earn more than 30 years of credited service.

        The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee's credited service (with a maximum of 30 years of credited service), times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the "Offset") of (A) each year of an employee's credited service (with a maximum of 30 years of credited service), times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average social security earnings.

        If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his "gross benefit" and his final average social security earnings offset to allow for the fact that his benefit will start earlier than "normal" and will, therefore, be paid for a longer period of time.

        Messrs. Long and Brown have met the eligibility requirements for "early retirement" under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2008. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2008. The key assumptions used were:

Discount rate:	6.13%

Mortality Table:	2008 417(e)

Form of Payment:	Joint & 50% Survivor Annuity

Compensation:	Base Salary + Non-Equity Incentive Plan Compensation

Retirement Age:	65

Transocean U.S. Supplemental Retirement Plan

        Officers, including each of the named executive officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Supplemental Retirement Plan if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.

        The following forms of compensation are used to calculate the supplemental benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Benefits are not earned until the individual has five years of credited service with the Company. For the purpose of "early retirement," Messrs. Long and Brown are currently eligible to receive benefits. The formula used to calculate the plan benefit is the same as that which is used to calculate the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under Internal Revenue Code Section 401(a)(17) ($230,000 in 2008).

        In addition, if either Mr. Newman or Mr. Saltiel is involuntarily terminated within the two-year period ending November 27, 2009 and is entitled to severance, the Supplemental Retirement Plan would provide age, earnings and service credit benefits for him during the salary continuation period after termination in which severance is paid.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2008. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2008. The key assumptions are:

Discount Rate:	5.96%

Mortality Table:	2008 417(e)

Form of Payment:	Lump Sum

Lump Sum Rate:	Discount Rate minus 2.25%

Compensation:	Base Salary + Non-Equity Incentive Plan Compensation

Retirement Age:	65

GlobalSantaFe Retirement Plan for Employees and GlobalSantaFe Pension Equalization Plan

        GlobalSantaFe sponsored the tax-qualified, non-contributory, defined-benefit GlobalSantaFe Retirement Plan for Employees and maintained the non-qualified, non-contributory, defined-benefit GlobalSantaFe Pension Equalization Plan, each of which were assumed by us in connection with the Merger. Mr. Marshall was the only named executive officer who participated in these plans. Effective January 1, 2009, the GlobalSantaFe Retirement Plan for Employees was merged with the Transocean U.S. Retirement Plan, and the GlobalSantaFe Pension Equalization Plan was amended and restated as the Transocean Pension Equalization Plan. See "Compensation Discussion and Analysis—Elements of Post-Termination Compensation and Benefits—Retirement Plans—Pension Equalization Plan" for more information about the Transocean Pension Equalization Plan.

 Nonqualified Deferred Compensation for Fiscal Year 2008

        The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the named executive officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)

Robert L. Long	0	36,947	13,763	0	279,612

Gregory L. Cauthen	0	10,678	(77,413)	0	153,772

Steven L. Newman	0	15,431	1,211	0	34,143

Eric B. Brown	0	8,438	2,821	0	59,024

Robert J. Saltiel	0	6,638	590	0	16,544

Jon A. Marshall	0	0	(229,836)	0	305,138

(1)
Represents amounts credited by the Company under the Transocean U.S. Supplemental Savings Plan on the named executive officer's behalf in 2008.

(2)
Represents earnings in 2008 on balances in the Transocean U.S. Supplemental Savings Plan by Messrs. Long, Newman, Brown and Saltiel. The net loss for Mr. Cauthen in 2008 is due to a loss on balances in the Transocean Deferred Compensation Plan, partially offset by earnings on balances in the Transocean U.S. Supplemental Savings Plan. The net loss for Mr. Marshall is due to a loss on the balance in the GlobalSantaFe Key Executive Deferred Compensation Plan.

(3)
Represents balance as of December 31, 2008 remaining in the Transocean U.S. Supplemental Savings Plan for Messrs. Long, Newman, Brown and Saltiel and in the GlobalSantaFe Key Executive Deferred Compensation Plan for Mr. Marshall. Mr. Cauthen's aggregate balance as of December 31, 2008 includes his remaining balances in both the Transocean U.S. Supplemental Savings Plan and the Transocean Deferred Compensation Plan.

Transocean U.S. Supplemental Savings Plan

        The named executive officers and certain other highly compensated employees are eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination.

Transocean Deferred Compensation Plan

        Prior to December 31, 2004, eligible employees could elect to defer compensation under the Company's non-qualified deferred compensation plan. On December 31, 2004, the plan was closed to any additional contributions. Amounts previously deferred under the plan were credited to each participant's account, and participants could select from a variety of investment indices for their accounts. Participants may elect to receive a lump sum payment or an annuity upon termination. Participants may withdraw any portion or the complete balance at any time prior to termination, but any such early withdrawals are subject to a 10% penalty. Mr. Cauthen was the only named executive officer in 2008 who still maintained funds in the Deferred Compensation Plan.

GlobalSantaFe Key Executive Deferred Compensation Plan

        GlobalSantaFe maintained the GlobalSantaFe Key Executive Deferred Compensation Plan under which certain employees could voluntarily defer a portion of their base salary and bonuses. We assumed the plan in connection with the Merger. Mr. Marshall was the only named executive officer who participated in this plan. On January 1, 2008, the plan was closed to any new participants.

Potential Payments Upon Termination or Change of Control

        The following tables and narrative disclosure set forth, as of December 31, 2008, certain information with respect to compensation that would be payable to the named executive officers, other than Mr. Marshall, upon a variety of termination or change of control scenarios. Mr. Marshall retired from employment with the Company effective May 1, 2008, and his retirement was treated as a termination in connection with a change of control. As a result, a table reflecting the benefits relating only to his actual termination follows the tables for the other named executive officers.

	Mr. Long ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Saltiel ($)

I. Involuntary Not-for-Cause Termination
Cash Severance Payment(1)	7,176,000	2,799,388	1,202,000	2,152,800	726,128
Deferred Compensation Plan(2)	0	93,802	0	0	0
Non-Equity Incentive Plan Compensation(1)	1,200,000	401,250	480,000	270,000	300,000
Outplacement Services(1)	60,000	26,750	10,400	22,500	10,400
U.S. Supplemental Retirement Plan(3)	17,156,882	1,313,923	933,833	2,171,507	282,727
Equity Incentive Plan Compensation under our LTIP
2008 Stock Options(4)	0	0	0	0	0
2008 Special Retention Award(5)	0	214,090	242,818	203,648	177,518
2008 Contingent Deferred Unit Award(6)	1,194,558	336,467	471,650	282,980	251,559
2007 Restricted Stock Award(7)	1,247,258	284,445	475,949	284,445	153,185
Supplemental Savings Plan(8)	279,612	59,970	34,142	59,024	16,544
Welfare Payment(9)	13,567	20,399	21,181	20,399	18,699

Total Involuntary Not-for-Cause Severance Potential Payments	28,328,177	5,550,484	3,871,973	5,467,303	1,936,760

(1)
Because the Merger constituted a "change of control" and, therefore, any involuntary not-for-cause termination as of December 31, 2008 would have been treated as a termination in connection with a change in control for purposes of the policy and the plans, the lump sum cash severance payment represents benefits that would have been received by Messrs. Long, Cauthen and Brown under the executive change in control policy and the Performance Award and Cash Bonus Plan and by Messrs. Newman and Saltiel under the Transocean Special Severance Plan for Shore-Based Employees and the Performance Award and Cash Bonus Plan.

(2)
Mr. Cauthen is the only named executive officer who maintained a balance in the Deferred Compensation Plan at December 31, 2008. Assuming, for purposes of this table, that Mr. Cauthen's involuntary not-for-cause termination occurred on December 31, 2008, he would receive this balance in a lump sum cash payment paid by the Company.

(3)
Messrs. Long and Brown are the only named executive officers who had satisfied the age (at least 55 years of age) and service (at least 5 years of credited service) requirements under the Supplemental Retirement Plan as of December 31, 2008 and were therefore eligible to receive actual payments under the plan as of December 31, 2008. Messrs. Long and Brown each could have received their respective supplemental retirement benefits through a lump sum payment after a six-month waiting period following termination. The amount of supplemental retirement benefits included in the table for each of Messrs. Cauthen, Newman and Saltiel represent the present value of those benefits which would not have been payable as of December 31, 2008 but would be payable once the applicable named executive officer reaches 55 years of age (including any age credit under the executive change of control policy).

(4)
The terms and conditions of the non-qualified option awards provide that upon an involuntary convenience of the Company termination, any unvested options terminate as of the date of termination.

(5)
The February 2008 Special Retention Awards are time-vested awards, which vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary convenience of the Company termination all of the restricted shares would vest.

(6)
The 2008 Contingent Deferred Unit Award ("CDU") is based upon the achievement of a performance standard over a three-year period ending on December 31, 2010. The actual number of deferred units received will be determined in the first 60 days of 2011, and is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Upon an involuntary convenience of the Company termination, the named executive officers receive a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the named executive officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(7)
Restricted shares granted in 2007 are time-vested awards, which vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary convenience of the Company termination all of the restricted shares would vest.

(8)
Each named executive officer's supplemental savings benefit is equal to the balance, which includes interest, recorded in his account as of December 31, 2008. Each named executive officer is eligible to receive a single lump sum payment of the balance after a six-month waiting period after his termination. A participant may not receive a distribution or make any withdrawals prior to his termination.

(9)
Each named executive officer would receive continuation of coverage under the Company's medical and dental insurance plans for the lesser of two years or until he obtains other employment providing such benefits.

	Mr. Long ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Saltiel ($)

II. Voluntary Termination
Deferred Compensation Plan	0	93,802	0	0	0
U.S. Supplemental Retirement Plan	9,955,249	461,022	513,143	965,925	136,569
Equity Incentive Plan Compensation under our LTIP
2008 Stock Options	0	0	0	0	0
2008 Special Retention Award	0	0	0	0	0
2008 Contingent Deferred Unit Award(1)	231,053	0	0	54,716	0
2007 Restricted Stock Award	0	0	0	0	0
Supplemental Savings Plan	279,612	59,970	34,142	59,024	16,544

Total Voluntary Termination Potential Payments	10,465,914	614,794	547,285	1,079,665	153,113

(1)
The 2008 CDU awards contain a Rule of 70 provision, which provides that a pro rata portion of this award will vest upon the retirement of a named executive officer who has reached the minimum age of 55 and has accumulated years of service time to equal 70. Messrs. Long and Brown would satisfy the requirements of the Rule of 70, so, for purposes of this award in the table above, they have been treated as if they retired and were entitled to a pro-rata portion of the award.

	Mr. Long ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Saltiel ($)

III. Retirement(1)
Deferred Compensation Plan	0	93,802	0	0	0
Non-Equity Incentive Plan Compensation	1,200,000	401,250	480,000	270,000	300,000
U.S. Supplemental Retirement Plan(2)	9,955,249	0	0	965,925	0
Equity Incentive Plan Compensation under our LTIP
2008 Stock Options	0	0	0	0	0
2008 Special Retention Award	0	0	0	0	0
2008 Contingent Deferred Unit Award(3)	231,053	0	0	54,716	0
2007 Restricted Stock Award	0	0	0	0	0
Supplemental Savings Plan	279,612	59,970	34,142	59,024	16,544

Total Voluntary Termination Potential Payments	11,665,914	555,022	514,142	1,349,665	316,544

(1)
Messrs. Cauthen, Newman and Saltiel have not reached at least 55 years of age as of December 31, 2008 and are therefore not eligible for early retirement or normal retirement (age 65) under the U.S. Supplemental Retirement Plan.

(2)
Messrs. Long and Brown were over 55 years of age as of December 31, 2008 and are therefore eligible for early retirement under our U.S. Supplemental Retirement Plan. They would have been eligible to receive the same potential supplemental retirement and supplemental savings payments under this "III. Retirement" scenario as they would have received under the "II. Voluntary Termination" scenario described above.

(3)
The treatment of CDU awards upon retirement would be the same as the treatment described under "II. Voluntary Termination" above.

	Mr. Long ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Saltiel ($)

IV. Termination in Connection with a Change of Control
Cash Severance Payment(1)(2)	7,176,000	2,799,388	1,202,000	2,152,800	726,128
Deferred Compensation Plan(3)	0	93,802	0	0	0
Non-Equity Incentive Plan Compensation(1)	1,200,000	401,250	480,000	270,000	300,000
Outplacement Services(1)	60,000	26,750	10,400	22,500	10,400
U.S. Supplemental Retirement Plan	17,156,882	1,313,923	933,833	2,171,507	282,727
Equity Incentive Plan Compensation under our LTIP
2008 Stock Options(4)	0	0	0	0	0
2008 Special Retention Award(4)	0	214,090	242,818	203,648	177,518
2008 Contingent Deferred Unit Award(5)	1,194,858	336,467	471,650	282,980	251,559
2007 Restricted Stock Award(6)	1,247,258	284,445	475,949	284,445	153,185
Supplemental Savings Plan(3)	279,612	59,970	34,142	59,024	16,544
Welfare Payment(7)	13,567	20,399	21,181	20,399	18,699
Excise Tax Gross-Up(1)	0	0	0	0	0

Total Change of Control Termination Potential Payments	28,328,177	5,550,484	3,871,973	5,467,303	1,936,760

(1)
Messrs. Long, Cauthen and Brown are each covered by our executive change of control policy (which includes, among other things, a cash severance payment, non-equity incentive plan compensation, additional supplemental retirement plan benefits, outplacement services and excise tax gross-ups) that is described under "Compensation Discussion and Analysis—Severance and Change of Control Arrangements." The potential lump sum payments made to these named executive officers set forth in this table assume that the named executive officers are terminated (other than "for cause") or leave us for "good reason" within 24 months after a "change of control" (as such terms are defined in our executive change of control policy) and termination occurs on December 31, 2008. The Merger constituted a "change of control" for purposes of our executive change of control policy.

(2)
Messrs. Newman and Saltiel are not covered by our executive change of control policy but are covered under the Transocean Special Severance Plan for Shore-Based Employees. They would receive the same potential payments under this "IV. Termination in Connection with a Change of Control" scenario that they would have received under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(3)
Each named executive officer would be eligible to receive the same potential deferred compensation and supplemental savings payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(4)
The unvested portions of the 2008 stock options and 2008 special retention award vest immediately upon a change of control.

(5)
Each named executive officer is entitled to the number of deferred units equal to the target award for the 2008 CDUs upon a change of control.

(6)
The unvested portion of the July 2007 restricted shares granted under our LTIP would vest in the same way as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(7)
Each named executive officer would receive continuation of coverage under the Company's medical and dental insurance plans for the lesser of two years or until he obtains other employment providing such benefits.

	Mr. Long ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Saltiel ($)

V. Death
Deferred Compensation Plan(1)	0	93,802	0	0	0
Non-Equity Incentive Plan Compensation(2)	1,200,000	401,250	480,000	270,000	300,000
U.S. Supplemental Retirement Plan	5,966,183	264,495	294,397	673,460	78,351
Equity Incentive Plan Compensation under our LTIP
2008 Stock Options(3)	0	0	0	0	0
2008 Special Retention Award(3)	0	214,090	242,818	203,648	177,518
2008 Contingent Deferred Unit Award(4)	231,053	65,063	91,193	54,716	48,668
2007 Restricted Stock Award(5)	1,247,258	284,445	475,949	284,445	153,185
Supplemental Savings Plan(1)	279,612	59,970	34,142	59,024	16,544
Life Insurance Proceeds(6)	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000

Total Death Potential Payments	9,924,106	2,383,115	2,618,499	2,545,293	1,774,266

(1)
Each named executive officer would be eligible to receive the same potential deferred compensation and supplemental savings payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(2)
Each named executive officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2008. If the named executive officer died on December 31, 2008, then this pro rata share would be equal to 100% of such named executive officer's targeted non-equity compensation for 2008.

(3)
The unvested portions of the 2008 stock options and 2008 special retention award vest immediately upon death.

(4)
The beneficiary of each named executive officer is entitled to the number of deferred units equal to the target award for the 2008 CDUs upon such named executive officer's death.

(5)
The unvested portion of the July 2007 restricted shares granted under our LTIP would vest in the same way as described under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(6)
We provide each of our named executive officers with a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000. Mr. Newman is the only named executive officer as of December 31, 2008 who had elected (at his own expense) to purchase an additional $500,000 of life insurance, which brings the total life insurance proceeds payable upon such officer's death up to our allowed maximum of $1,500,000.

	Mr. Long ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Saltiel ($)

VI. Disability
Deferred Compensation Plan(1)	0	93,802	0	0	0
Non-Equity Incentive Plan Compensation(1)	1,200,000	401,250	480,000	270,000	300,000
U.S. Supplemental Retirement Plan	9,955,249	461,022	513,413	965,925	136,569
Equity Incentive Plan Compensation under our LTIP
2008 Stock Options(2)	0	0	0	0
2008 Special Retention Award(2)	0	214,090	242,818	203,648	177,518
2008 Contingent Deferred Unit Award(3)	231,053	65,063	91,193	54,716	48,668
2007 Restricted Stock Award(4)	1,247,258	284,445	475,949	284,445	153,185
Supplemental Savings Plan(1)	279,612	59,970	34,142	59,024	16,544
Disability Benefits(5)	0	0	0	0	0

Total Disability Potential Payments	12,913,172	1,579,642	1,837,245	1,837,758	832,484

(1)
Each of the potential deferred compensation, non-equity incentive plan compensation and supplemental savings payments under this "VI. Disability" scenario would be the same as contemplated under the "V. Death" scenario described above, except that the payments under this "VI. Disability" scenario would be paid directly to Mr. Cauthen instead of his beneficiary.

(2)
The unvested portions of the 2008 stock options and 2008 special retention award vest immediately upon disability.

(3)
Each named executive officer is entitled to the number of deferred units equal to the target award for the 2008 CDUs upon disability.

(4)
The unvested portion of the July 2007 restricted shares granted under our LTIP would vest in the same way as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(5)
None of our named executive officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees. The standard disability benefits that our named executive officers would receive in the event of their disability are described under "Compensation Discussion and Analysis—Other Benefits."

        The following table describes severance payments and other benefits to Mr. Marshall in connection with his retirement from employment with the Company effective May 1, 2008.

	Termination in Connection with a Change of Control

Severance Payments
Salary(1)	$2,550,000
Lump Sum(2)	5,100,000
Retirement Benefits(3)
GlobalSantaFe Retirement Plan for Employees	5,967	per month
GlobalSantaFe Pension Equalization Plan	15,868,373	lump sum
Welfare Payment(4)	36,223
Equity Incentive Plan Compensation under our LTIP(5)
Deferred Units	87,091
280G Excise Tax Gross-Up	3,568,884

  (1)
  Three times annual base salary paid over a three-year period, the commencement of which was delayed until November 1, 2008, in order to comply with Section 409A of the Code.

  (2)
  A lump sum equal to the sum of three times Mr. Marshall's highest bonus received.

  (3)
  The benefit from the GlobalSantaFe Retirement Plan for Employees includes service through Mr. Marshall's retirement date of May 1, 2008. The benefit from the GlobalSantaFe Pension Equalization Plan includes additional service through the salary continuation period, which ends on April 30, 2011. The present value of the GlobalSantaFe Pension Equalization Plan benefits was discounted back to November 1, 2008.

  (4)
  This amount consists of the cost to the Company of Mr. Marshall's welfare benefits during the salary continuation pay period.

  (5)
  This amount consists of only the incremental benefit attributable to the acceleration of the unvested equity awards resulting from Mr. Marshall's resignation from the Board of Directors on December 18, 2008. Accordingly, the amount does not include the value of equity awards that vested prior to this date. The value of the accelerated equity award was determined using the average of the high and low sales prices of our shares on the date of Mr. Marshall's resignation from the Board of Directors, of $51.20.

CERTAIN TRANSACTIONS

        We own a 50 percent interest in Overseas Drilling Limited ("ODL"), an unconsolidated Liberian joint venture company. ODL owns the drillship, Joides Resolution, for which we provide certain operational and management services. In 2008, we earned $2 million for those services. Siem Offshore Inc. owns the other 50 percent interest in ODL. A former director of Transocean Inc., Kristian Siem, is the chairman of Siem Offshore Inc. and is also a director and officer of ODL. Mr. Siem is also chairman and chief executive officer of Siem Industries, Inc., which owns an approximate 34 percent interest in Siem Offshore Inc.

        In November 2005, we entered into a loan agreement with ODL pursuant to which we may borrow up to $8 million. ODL may demand repayment at any time upon five business days prior written notice given to us and any amount due to us from ODL may be offset against the loan amount at the time of repayment. As of February 20, 2009, no amounts were outstanding under this loan agreement.

Equity Compensation Plan Information

        The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,009,408	$72.45	7,787,160
Equity compensation plans not approved by security holders(2)(3)	—	—	—

Total	1,009,408	$72.45	7,787,160

(1)
In addition to stock options, we are authorized to grant awards of restricted shares and deferred units under our Long-Term Incentive Plan, and 3,021,842 shares are available for future issuance pursuant to grants of restricted shares and deferred units under this plan.

(2)
Does not include 1,528,597 shares to be issued upon the exercise of options with a weighted average exercise price of $29.66 that were granted under (a) equity compensation plans of GlobalSantaFe assumed by us in connection with the Merger, (b) our Sedco Forex Option plan in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to the Merger, our directors had purchased 30,490 share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean-Cayman ordinary shares on November 27, 2007. As of December 31, 2008, our directors held 28,749 share equivalents under the plan.

 PROPOSAL 7.

Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm
for Fiscal Year 2009 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor
Pursuant to the Swiss Code of Obligations for a Further One-Year Term

Proposal

        The Board of Directors proposes that Ernst & Young LLP be appointed as the Company's independent registered public accounting firm for fiscal year 2009 and Ernst & Young Ltd., Zurich, be reelected as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2009 annual general meeting and terminating on the day of the 2010 annual general meeting.

        Representatives of Ernst & Young LLP and Ernst & Young Ltd. will be present at the annual general meeting, will have the opportunity to make a statement and will be available to respond to questions you may ask. Information regarding the fees paid by the Company to Ernst & Young appears below.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions.

Recommendation

        Our Board of Directors recommends a vote "FOR" the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year 2009 and the election of Ernst & Young Ltd., Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2009 annual general meeting and terminating on the day of the 2010 annual general meeting.

FEES PAID TO ERNST & YOUNG

        Audit Fees for Ernst & Young LLP and its affiliates for each of the fiscal years 2008 and 2007 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2008 and 2007 are as follows, as described below:

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	Total of All Other Fees(4)
Fiscal year 2008	$4,260,541	$647,938	$2,042,012	$38,318
Fiscal year 2007	$4,490,690	$764,926	$2,037,621	$64,935

(1)
The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations.

(2)
The audit related fees include services in connection with the Redomestication Transaction, due diligence related to mergers and acquisitions, other accounting consultations, employee benefit plan audits and attest services related to financial reporting that are not required by statute.

(3)
Tax fees were for tax preparation, tax compliance and tax advice, including tax services related to our expatriate program.

(4)
All other fees were for certain legislative updates and other publications and subscription services.

 Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm, subject to some de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the annual audit. Audit-related and tax services were performed under the de minimis exception during 2007, each comprising less than one percent of the respective total audit-related and tax services fees. The Audit Committee has considered whether the provision of services rendered in 2008 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

        The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the audit committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit-related and tax services for 2009. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

        The members of the Executive Compensation Committee of the Board of Directors during the last completed fiscal year were John L. Whitmire, Chairman, Martin B. McNamara, Edward R. Muller, Robert M. Sprague and Ian C. Strachan. Mr. Strachan served on the Executive Compensation Committee through December 2008, at which time Mr. McNamara began serving on the Executive Compensation Committee. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2008, the Company believes that no director, officer or beneficial owner of more than ten percent of the shares failed to file a report on a timely basis during 2008.

Solicitation of Proxies

        The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained D. F. King & Co., Inc. for a fee of $9,500, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

        The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

        As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the 2008 Annual Report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Proposals of Shareholders

        Shareholder Proposals in the Proxy Statement.    Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2010 annual general meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., Blandonnet International Business Center, Chemin de Blandonnet 2, Building F, 7th Floor, CH-1214 Vernier, Switzerland by no later than December 10, 2009. However, if the date of the 2010 annual general meeting changes by more than 30 days from the anniversary of the 2009 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

        Shareholder Proposals and Nominations for Directors to Be Presented at Meetings.    If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an annual meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean's last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 15 days before or 30 days after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the general meeting of shareholders. The deadline under our Articles of Association for submitting proposals will be March 10, 2010 for the 2010 annual meeting unless it is more than 15 days before or 30 days after May 15, 2010. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

        If you desire to nominate directors at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice must set forth:

  •
  your name and address and the name and address of the person or persons to be nominated;

  •
  a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

  •
  a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between you and each nominee you proposed and any other person or persons under which the nomination or nominations are to be made by you;

  •
  any other information regarding each nominee you proposed that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

  •
  the consent of each nominee to serve as a director if so elected.

        The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. Until November 27, 2009, the second anniversary of our merger transaction with GlobalSantaFe, our Organizational Regulations stipulate certain requirements concerning the composition of our Board. For more information on this topic, see "Corporate Governance—Special Governance Provisions Related to Our Merger Transaction with GlobalSantaFe."

        You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003, Cayman Islands.

Appendix A

LONG-TERM INCENTIVE PLAN
OF
TRANSOCEAN LTD.

(As Amended and Restated as of February 12, 2009)

I. GENERAL

1.1   Purpose of the Plan

        The Long-Term Incentive Plan (the "Plan") of Transocean Ltd., a Swiss corporation (the "Company"), is intended to advance the best interests of the Company and its subsidiaries by providing Directors and employees with additional incentives through the grant of options ("Options") to purchase registered shares, par value 15.00 Swiss francs per share of the Company ("Shares"), share appreciation rights ("SARs"), restricted Shares ("Restricted Shares"), deferred stock units ("Deferred Units"), cash performance awards ("Cash Awards") and performance awards ("Performance Awards"), thereby increasing the personal stake of such Directors and employees in the continued success and growth of the Company.

        The Plan was originally effective May 1, 1993. The Plan was amended and/or restated effective March 13, 1997, March 12, 1998, January 1, 2000, May 8, 2003 and February 12, 2004 and further amended on July 21, 2007. Awards made under the Plan prior to the amendment and restatement herein continue to be governed by the terms of the applicable award agreements and the Plan as in effect immediately prior to such amendment and restatement.

        The Plan was previously maintained by Transocean Inc., a company incorporated under the laws of the Cayman Islands ("Transocean-Cayman"). On December 18, 2008, Transocean-Cayman merged, by way of scheme of arrangement, with Transocean Cayman Ltd., a wholly-owned subsidiary of the Company, with Transocean-Cayman as the surviving entity. As a result of the merger, Transocean-Cayman became a wholly-owned subsidiary of the Company, and the Company assumed sponsorship of the Plan.

1.2   Administration of the Plan

        (a)   With respect to awards to employees, the Plan shall be administered by the Executive Compensation Committee or other designated committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions and acts of the Committee, with respect to employees, shall be final and binding upon all affected Plan participants.

        (b)   With respect to awards to Eligible Directors (as defined in Section 1.3), the Plan shall be administered by the Board. The Board shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions and acts of the Board, with respect to Eligible Directors, shall be final and binding upon all affected Plan participants.

1.3   Eligible Participants

        Employees, including officers, of the Company and its subsidiaries, and of partnerships or joint ventures in which the Company and its subsidiaries have a significant ownership interest as determined by the Committee (all of such subsidiaries, partnerships and joint ventures being referred to as "Subsidiaries") shall be eligible for awards under the Plan.

        Each Director of the Company who is not an officer or employee of the Company or any of its Subsidiaries (an "Eligible Director") shall be eligible for awards under the Plan. Notwithstanding the foregoing, any Eligible Director may decline any such award. Eligible Directors shall not be entitled to receive awards under Section 2.5 or Article IV.

        An employee or Eligible Director to whom an award is granted under the Plan may be hereinafter referred to as a "Participant."

1.4   Awards Under the Plan

        Awards to eligible employees under the Plan may be in the form of (a) Options to purchase Shares, (b) SARs which may be either freestanding or issued in tandem with Options, (c) Restricted Shares, (d) Deferred Units, (e) Cash Awards, (g) Performance Awards, or (h) any combination of the foregoing.

        Awards to Eligible Directors under the Plan may be in the form of (a) Options to purchase Shares (other than Statutory Options as defined in Section 2.5), (b) SARs which may be either freestanding or issued in tandem with Options, (c) Restricted Shares, (d) Deferred Units, (f) Performance Awards, or (g) any combination of the foregoing.

1.5   Shares Subject to the Plan

        (a)   The aggregate number of Shares which may be issued with respect to awards under the Plan (the "Available Shares") shall not exceed 35,900,000 Shares. All Shares available for awards under the Plan may be issued pursuant to statutory stock options as described in Section 2.5. Each Share issued pursuant to (i) awards of Options or SARs (including those designated as Performance Awards) granted at any time or (ii) awards of Restricted Shares or Deferred Units (including those designated as Performance Awards) granted prior to the Shareholder Effective Date shall reduce the Available Shares by one (1) full Share. Each Share issued pursuant to an award of Restricted Shares or Deferred Units (including those designated as Performance Awards) granted on or after the Shareholder Effective Date shall reduce the Available Shares by 1.68 Shares.

        At no time shall the number of Shares issued plus the number of Shares estimated by the Committee (or the Board, with respect to Eligible Directors) to be ultimately issued with respect to outstanding awards under the Plan exceed the Available Shares. Shares distributed pursuant to the Plan may consist of Shares issued from authorized capital or conditioned capital or treasury shares of the Company (including, for the sake of clarity, Shares owned by any Subsidiary), as shall be determined from time to time by the Board.

        (b)   If any Option under the Plan shall expire, terminate or be canceled (including cancellation upon the Participant's exercise of a related SAR) for any reason without having been exercised in full, or if any Restricted Shares or Deferred Units shall be forfeited to the Company, the unexercised Options and forfeited Restricted Shares and Deferred Units shall not count against the Available Shares and shall again become available for grants under the Plan (regardless of whether the Participant received dividends or other economic benefits with respect to such Options, Restricted Shares or Deferred Units). Shares delivered under the Plan as an award or in settlement of an award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the Available Shares, to the extent that the exemption for transactions in connection with mergers or acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies. Notwithstanding the foregoing, following the Shareholder Effective Date the following Shares shall count against the Available Shares and may not again be made available for issuance as awards under the Plan: (a) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (b) Shares used to pay the exercise price or withholding taxes related to an outstanding award, or (c) Shares repurchased on the open market with the proceeds of the option price.

        (c)   No Participant shall be granted, in any fiscal year, Options, freestanding SARs, Restricted Shares, or Deferred Units, or any combination of the foregoing, covering or relating to more than 600,000 Shares (subject to adjustment as provided in Section 6.2).

        (d)   The Committee may from time to time adopt and observe such rules and procedures concerning the counting of Shares against the Available Shares as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any stock exchange on which the Shares are listed or any applicable regulatory requirement.

1.6   Other Compensation Programs

        The existence and terms of the Plan shall not limit the authority of the Board in compensating Directors and employees of the Company and its Subsidiaries in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

II. OPTIONS AND SARs

2.1   Terms and Conditions of Options

        Subject to the following provisions, all Options granted under the Plan shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine.

        (a)   Option Price.    The Option price per Share shall not be less than the Fair Market Value of the Share on the date the Option is granted.

        (b)   Term of Option.    The term of an Option shall not exceed ten years from the date of grant, except as provided pursuant to Section 2.1(g) with respect to the death of a Participant. No Option shall be exercised after the expiration of its term.

        (c)   Exercise of Options.    Options shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall specify in the Option grant. The Committee shall have discretion to, at any time, declare all or any portion of the Options held by any Participant to be immediately exercisable. An Option may be exercised in accordance with its terms as to any or all Shares purchasable thereunder.

        (d)   Payment for Shares.    The Committee may authorize payment for shares as to which an Option is exercised to be made in cash, in Shares or in such other manner as the Committee in its discretion may provide. The Committee may provide for procedures to permit the payment for Shares as to which an Option is exercised to be made by use of proceeds to be received from the sale of Shares issuable pursuant to an award under the Plan.

        (e)   Nontransferability of Options.    No Option or any interest therein shall be transferable by the Participant other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employee Retirement Income Security Act ("ERISA"), or the rules thereunder. During a Participant's lifetime, all Options shall be exercisable only by such Participant or by the guardian or legal representative of the Participant.

        (f)    Shareholder Rights.    The holder of an Option shall, as such, have none of the rights of a shareholder.

        (g)   Termination of Employment.    The Committee shall have discretion to specify in the Option grant, or an amendment thereof, provisions with respect to the period during which the Option may be exercised following the Participant's termination of employment. Notwithstanding the foregoing, the Committee shall not permit any Option to be exercised beyond the term of the Option established pursuant to Section 2.1(b), except that the Committee may provide that, notwithstanding such Option term, an Option which is outstanding on the date of a Participant's death shall remain outstanding and exercisable for up to one year after the Participant's death.

        (h)   Change of Control.    The Committee shall have discretion to specify in the Option grant, or an amendment thereof, provisions with respect to the terms and conditions of acceleration of exercisability of the Option upon or following a Change of Control (as defined in Section 6.10) and to specify provisions with respect to the period during which the Option may be exercised.

2.2   SARs in Tandem with Options

        The Committee may, either at the time of grant of an Option or at any time during the term of the Option, grant tandem SARs with respect to all or any portion of the Shares covered by such Option.

        (a)   Exercise of SARs.    A tandem SAR may be exercised at any time the Option to which it relates is then exercisable, but only to the extent the Option to which it relates is exercisable, and shall be subject to the conditions applicable to such Option. When a tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of Shares with respect to which the tandem SAR is exercised. Similarly, when an Option is exercised, the tandem SARs relating to the Shares covered by such Option exercise shall terminate. Any tandem SAR which is outstanding on the last day of the term of the related Option (as determined pursuant to Section 2.1(b)) shall be automatically exercised on such date for cash without any action by the Participant.

        (b)   Appreciation.    Upon exercise of a tandem SAR, the Participant shall receive, for each Share with respect to which the tandem SAR is exercised, an amount (the "Appreciation") equal to the amount by which the Fair Market Value of a Share on the date of exercise of the SAR exceeds the Option price per share of the Option to which the tandem SAR relates. The Appreciation shall be payable in cash, Shares, or a combination of both, at the option of the Committee, and shall be paid within 30 days of the exercise of the tandem SAR.

2.3   Freestanding SARs

        The Committee may grant freestanding SARs in such form and having such terms and conditions as the Committee, in its discretion, may from time to time determine, subject to the following provisions.

        (a)   Base Price and Appreciation.    Each freestanding SAR shall be granted with a base price, which shall not be less than the Fair Market Value of the Shares on the date the SAR is granted. Upon exercise of a freestanding SAR, the Participant shall receive, for each Share with respect to which the SAR is exercised, an amount (the "Appreciation") equal to the amount by which the Fair Market Value of a Share on the date of exercise of the SAR exceeds the base price of the SAR. The Appreciation shall be payable in cash and shall be paid within 30 days of the exercise of the SAR.

        (b)   Term of SAR.    The term of a freestanding SAR shall not exceed ten years from the date of grant, except as provided pursuant to Section 2.3(f) with respect to the death of the Participant. No SAR shall be exercised after the expiration of its term. Any freestanding SAR which is outstanding on the last day of its term (as such term may be extended pursuant to Section 2.3(f)) and as to which the Appreciation is a positive number on such date shall be automatically exercised on such date for cash without any action by the Participant.

        (c)   Exercise of SARs.    Freestanding SARs shall be exercisable at such time or times and subject to such terms and conditions as the Committee may specify in the SAR grant. The Committee shall have discretion to at any time declare all or any portion of the freestanding SARs then outstanding to be immediately exercisable. A freestanding SAR may be exercised in accordance with its terms in whole or in part.

        (d)   Nontransferability of SARs.    No SAR or any interest therein shall be transferable by the Participant other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA, or the rules thereunder. During a Participant's lifetime, all SARs shall be exercisable only by such Participant or by the guardian or legal representative of the Participant.

        (e)   Shareholder Rights.    The holder of an SAR shall, as such, have none of the rights of a shareholder.

        (f)    Termination of Employment.    The Committee shall have discretion to specify in the SAR grant, or an amendment thereof, provisions with respect to the period during which the SAR may be exercised following the Participant's termination of employment. Notwithstanding the foregoing, the Committee shall not permit any SAR to be exercised beyond the term of the SAR established pursuant to Section 2.3(b), except that the Committee may provide that, notwithstanding such SAR term, an SAR which is outstanding on the date of a Participant's death shall remain outstanding and exercisable for up to one year after the Participant's death.

        (g)   Change of Control.    The Committee shall have discretion to specify in the SAR grant, or an amendment thereof, provisions with respect to the terms and conditions of acceleration of exercisability of SARs upon or following a Change of Control (as defined in Section 6.10) and to specify provisions with respect to the period during which the SAR may be exercised.

2.4   Eligible Director Awards

        With respect to Options and SARs awarded to Eligible Directors, the Board shall make all determinations otherwise assigned to the Committee under Article II and any reference to "employment" shall be changed to "service."

2.5   Statutory Options

        Subject to the limitations on Option terms set forth in Section 2.1, the Committee shall have the authority to grant (a) incentive stock options within the meaning of Section 422 of the Code and (b) Options containing such terms and conditions as shall be required to qualify such Options for preferential tax treatment under the Code as in effect at the time of such grant. Options granted pursuant to this Section 2.5 may contain such other terms and conditions permitted by Article II of the Plan as the Committee, in its discretion, may from time to time determine, to the extent that such terms and conditions do not cause the Options to lose their preferential tax treatment. To the extent the Code and regulations promulgated thereunder require a plan to contain specified provisions in order to qualify options for preferential tax treatment, such provisions shall be deemed to be stated in the Plan. Eligible Directors shall not be entitled to receive incentive stock options as defined in Section 422 of the Code.

III. Restricted Shares and Deferred Units

3.1   Terms and Conditions of Restricted Share Awards

        Subject to the following provisions, all awards of Restricted Shares under the Plan shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine.

        (a)   A Restricted Share award shall specify the number of Restricted Shares to be awarded, the price, if any, to be paid by the recipient of the Restricted Shares, and the date or dates on which the Restricted Shares will vest. The vesting of Restricted Shares may be conditioned upon the completion of a specified period of employment with the Company or its Subsidiaries, upon the attainment of specified performance goals, or upon such other criteria as the Committee may determine in its sole discretion.

        (b)   Notwithstanding the provisions of subsection (a) above, any Restricted Share award which is a Performance Award shall not vest earlier than the first anniversary of the initial date of such award, provided that the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability or retirement. Any Restricted Share award which is not a Performance Award shall not vest earlier than one-third on each of the first three anniversaries of the date of grant of such award, provided that (i) the Committee may provide for earlier vesting upon termination of employment by reason of death, disability or retirement and (ii) such restriction on vesting shall not apply to a Restricted Share award that is granted in lieu of salary or bonus. The Committee shall have discretion to specify in the Restricted Share award, or an amendment thereof, provisions with respect to the terms and conditions of acceleration of vesting of Restricted Shares upon or following a Change of Control (as defined in Section 6.10).

        (c)   Restricted Shares granted to a Participant shall be registered in the Participant's name either by book-entry registration or in certificate form, bearing a legend to restrict transfer of the certificate until the Restricted Shares have vested. If certificates are registered in the Participant's name, such certificates shall either be held by the Company on behalf of the Participant, or delivered to the Participant, as determined by the Committee. The Committee shall determine whether the Participant shall have the right to vote the Restricted Shares before they have vested or whether any dividends paid shall be held subject to forfeiture until the Restricted Shares are vested. No Restricted Shares may be sold, transferred, assigned, or pledged by the Participant until they have vested in accordance with the terms of the Restricted Share award. In the event of a Participant's termination of employment before all of his Restricted Shares have vested, or in the event other conditions to the vesting of Restricted Shares have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the Restricted Shares which have not vested shall be forfeited and any purchase price paid by the Participant shall be returned to the Participant. At the time Restricted Shares vest, such vested Shares shall be available to the Participant (or the Beneficiary designated by such Participant in the event of death in accordance with Section 6.5), free of all restrictions, which may be accomplished in such manner as determined by the Committee, including, without limitation, through a broker selected by the Committee or by delivery of a certificate for such vested shares (contingent upon the Participant's return of any legended certificates evidencing the Restricted Shares).

3.2   Terms and Conditions of Deferred Units

        (a)   A "Deferred Unit" is a unit that is equal to one Share which is used to measure the benefits payable to a Participant under a Deferred Unit award. Each Deferred Unit award shall be subject to such terms and conditions as the Committee, in its discretion, may from time to time determine.

        (b)   The Deferred Unit award shall specify the number of Deferred Units awarded, the price, if any, to be paid by the recipient of the Deferred Units and the date or dates on which the Deferred Units will vest. The vesting of Deferred Units may be conditioned upon the completion of a specified period of employment with the Company or its Subsidiaries, upon the attainment of specified performance goals, or upon such other criteria as the Committee may determine in its sole discretion.

        (c)   Notwithstanding the provisions of subsection (b) above, any Deferred Unit award which is a Performance Award shall not vest earlier than the first anniversary of the initial date of such award, provided that the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability or retirement. Any Deferred Unit award which is not a Performance Award shall not vest earlier than one-third on each of the first three anniversaries of the date of grant of such award, provided that (i) the Committee may provide for earlier vesting upon termination of employment by reason of death, disability or retirement and (ii) such restriction on vesting shall not apply to a Deferred Unit award that is granted in lieu of salary or bonus. The Committee shall have discretion to specify in the Deferred Unit award, or an amendment thereof, provisions with respect to the terms and conditions of acceleration of vesting of Deferred Units upon or following a Change of Control (as defined in Section 6.10).

        (d)   The Company shall set up an appropriate record (the "Deferred Unit Ledger") that shall from time to time reflect the name of each Participant, the number of Deferred Units awarded to him and the date or dates on which the Deferred Units will vest.

        (e)   The Committee shall determine whether the Participant shall have the right to receive an amount equal to dividends on the Deferred Units before they have vested. In such cases, it is intended that the amount of the payment shall be equal to the dividend that the Participant would have received had he been the owner of a number of Shares equal to the number of Deferred Units credited to him in the Deferred Unit Ledger as of the dividend record date. Notwithstanding the foregoing, no amount shall be paid to a Participant with respect to Deferred Units held by such Participant on a dividend record date but forfeited by him prior to the dividend payment date. No Shares subject to a Deferred Unit award may be sold, transferred, assigned or pledged by the Participant until the Deferred Units have vested in accordance with the terms of the Deferred Unit award. In the event of a Participant's termination of employment before all of his Deferred Units have vested, or in the event other conditions to the vesting of the Deferred Units have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the Deferred Units which have not vested shall be forfeited and any purchase price paid by the Participant shall be returned to such Participant.

        (f)    Upon the vesting of the Deferred Units, as determined by the Committee in accordance with this Section 3.2, the number of Shares equal to the number of vested Deferred Units held by the Participant shall be delivered to such Participant (or the Beneficiary designated by such Participant in the event of death in accordance with Section 6.5), free of all restrictions.

3.3   Eligible Director Awards

        With respect to Restricted Shares and Deferred Unit awards to Eligible Directors, the Board shall make all determinations otherwise assigned to the Committee under this Article III and any reference to "employment" shall be changed to "service." In addition, with respect to Eligible Directors, clause (i) of Section 3.1(b) and 3.2(c) shall include a termination of service for the convenience of the Company (as determined by the Board).

IV. CASH AWARDS

        A "Cash Award" is a cash bonus paid solely on account of the attainment of one or more objective performance goals that have been preestablished by the Committee. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies, if any, as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based on the achievement of single or multiple performance goals over a performance period established by the Committee. No employee shall receive payment for Cash Awards during any calendar year aggregating in excess of $5 million. Eligible Directors shall not be entitled to receive Cash Awards under this Plan.

V. PERFORMANCE AWARDS

5.1   Terms and Conditions of Performance Awards

        The Committee shall have the right to designate any Option, SAR, Restricted Share award, Deferred Unit award or Cash Award as a Performance Award. The grant or vesting of a Performance Award shall be subject to the achievement of performance objectives (the "Performance Objectives") established by the Committee based on one or more of the following business criteria that apply to the employee, one or more business units or divisions of the Company or the applicable sector, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies: increased revenue; net income measures (including but not limited to income after capital costs and income before or after taxes); Share price measures (including but not limited to growth measures and total shareholder return); price per Share; market share; earnings per Share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization ("EBITDA"); economic value added (or an equivalent metric); market value added; debt to equity ratio; cash flow measures (including but not limited to cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities cash flow value added, cash flow return on market capitalization); return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); expense measures (including but not limited to overhead cost and general and administrative expense cost control and project management); margins; shareholder value; total shareholder return; proceeds from dispositions; total market value and corporate values measures (including ethics compliance, environmental, human resources development and safety). Unless otherwise stated, such a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

        The Committee shall have the authority to determine whether the Performance Objectives and other terms and conditions of the award are satisfied, and the Committee's determination as to the achievement of Performance Objectives relating to a Performance Award shall be made in writing. Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code, then the Performance Objectives for such particular Performance Award relative to the particular period of service to which the Performance Objectives relate shall be established by the Committee in writing (a) no later than 90 days after the beginning of such period and (b) prior to the completion of 25% of such period. The Committee shall have no discretion to modify or waive the Performance Objectives or conditions to the grant or vesting of a Performance Award unless such award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant award agreement provides for such discretion.

VI. ADDITIONAL PROVISIONS

6.1   General Restrictions

        Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any applicable law, or (b) the consent or approval of any government regulatory body, or (c) an agreement by the recipient of an award with respect to the disposition of Shares is necessary or desirable (in connection with any requirement or interpretation of any applicable securities law, rule or regulation) as a condition of, or in connection with, the granting of such award or the issuance, purchase or delivery of Shares thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

        Notwithstanding the foregoing, with respect to awards to Eligible Directors, the Board shall have the authority and discretion otherwise assigned to the Committee under this Section 6.1.

        Notwithstanding any provision of the Plan to the contrary, the issuance of Shares in settlement of any award under the Plan shall be made in accordance with applicable law, including, to the extent applicable, payment by the Participant (or the Beneficiary designated by such Participant in the event of death in accordance with Section 6.5) to the Company of the par value of the Shares to be issued.

6.2   Adjustments for Changes in Capitalization

        In the event of a scheme of arrangement, reorganization, recapitalization, share split, share dividend, combination of shares, rights offer, liquidation, dissolution, merger, demerger, conversion, consolidation, spin-off, sale of assets, payment of an extraordinary cash dividend, or any other change in or affecting the corporate structure or capitalization of the Company, the Committee (or the Board, with respect to Eligible Directors) shall make appropriate adjustment in the number and kind of shares authorized by the Plan (including any limitations on individual awards), and in the number, price or kind of shares covered by the awards and in any outstanding awards under the Plan, including, if deemed appropriate, adjustment by means of delivery of cash in an amount that the Committee (or the Board, with respect to Eligible Directors) shall determine in its sole discretion is equal to the fair market value of such awards on the date of such event, which in the case of Shares subject to Options or SARs shall be the excess of the Fair Market Value of a Share on such date over the option price or base price per Share; provided, however, that no such adjustment shall increase the aggregate value of any outstanding award. No adjustment or substitution pursuant to this Section 6.2 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

6.3   Amendments

        (a)   The Board may amend, alter, or discontinue the Plan from time to time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under any award theretofore granted without the Participant's consent, except such an amendment made to cause the Plan to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required to satisfy Rule 16b-3 under the Securities Exchange Act or 1934, as amended (the "Exchange Act") or Section 162(m) of the Code, or required by applicable law, agreement or stock exchange requirements. Subject to the foregoing provisions, the Board shall have the authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant awards which qualify for beneficial treatment under such rules without shareholder approval.

        (b)   The Committee (or the Board, with respect to Eligible Directors) shall have the authority to amend any grant, prospectively or retroactively, to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no such amendment (i) shall cause a Performance Award intended to qualify for the Section 162(m) exemption to cease to qualify for the Section 162(m) exemption or (ii) impair the rights of any Participant without the Participant's written consent except such amendment made to cause the award to comply with applicable law, stock exchange rules or accounting rules.

        (c)   If a Participant has ceased or will cease to be a Director of the Company for the convenience of the Company (as determined by the Board), the Board may amend all or any portion of such Participant's awards so as to make such awards fully vested and exercisable and/or to specify a schedule upon which they become vested and exercisable, and/or to permit all or any portion of such awards to remain exercisable for such period as designated by the Board, but not beyond the expiration of the term established pursuant to Section 2.1(b) or 2.3(b), whichever is applicable. A Participant shall not participate in any deliberations or vote by the Board under this Section 6.3(c) with respect to his awards. The vesting schedule and exercise period for awards established by the Board pursuant to this Section 6.3(c) shall override the applicable provisions of Articles II and III to the extent inconsistent therewith.

6.4   Cancellation of Awards

        Any award granted under the Plan may be canceled at any time with the consent of the Participant and a new award may be granted to such Participant in lieu thereof, which award may, in the discretion of the Committee, be on more favorable terms and conditions than the canceled award; provided, however, that except as provided in Section 6.2, the terms of outstanding awards may not be amended to reduce the option price or base price of outstanding Options or SARs or to cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an option price or base price that is less than the option price or base price of the original Options or SARs without shareholder approval.

        Notwithstanding the foregoing, with respect to awards to Eligible Directors, the Board shall have the authority and discretion otherwise assigned to the Committee under this Section 6.4.

6.5   Beneficiary

        A Participant may file with the Company a written designation of Beneficiary, on such form as may be prescribed by the Committee (or the Board, with respect to Eligible Directors), to receive any Options, SARs, Restricted Shares, Deferred Units, Shares, or any other payments that become deliverable to the Participant pursuant to the Plan after the Participant's death. A Participant may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's Beneficiary.

6.6   Taxes and Withholding

        (a)   Whenever the Company proposes or is required to issue or transfer Shares under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any applicable withholding tax liability prior to the delivery of any such Shares. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any withholding tax liability.

        (b)   An employee entitled to receive Shares under the Plan may elect to have the minimum statutory withholding tax liability (or a specified portion thereof) with respect to such Shares satisfied by having the Company withhold from the Shares otherwise deliverable to the employee Shares having a Fair Market Value equal to the amount of the tax liability to be satisfied with respect to the Shares. An election to have all or a portion of the tax liability satisfied using Shares shall comply with such requirements as may be imposed by the Committee.

        (c)   It is intended that any Awards under the Plan satisfy the requirements of Section 409A of the Code, an any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code.

6.7   Non-Assignability

        Except as expressly provided in the Plan, no award under the Plan shall be assignable or transferable by the Participant thereof except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA, or the rules thereunder. During the life of the Participant, awards under the Plan shall be exercisable only by such Participant or by the guardian or legal representative of such Participant.

6.8   Non-Uniform Determinations

        Determinations by the Committee or the Board under the Plan (including, without limitation, determinations of the persons to receive awards under the Plan; the form, amount and timing of such awards; the terms and provisions of such awards and the agreements evidencing same; and provisions with respect to termination of employment or service) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

6.9   No Guarantee of Employment or Directorship

        The grant of an award under the Plan shall not constitute an assurance of continued employment for any period or any obligation of the Board to nominate any Director for re-election by the Company's shareholders.

6.10    Definitions

        (a)   "Change of Control" means:

          (i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of the Company, par value 15.00 Swiss francs per share (the "Outstanding Company Shares") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company or (4) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (x), (y) and (z) of subsection (iii) of this Section 6.10(a); or

          (ii)   Individuals who, as of the date hereof, constitute the Board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that for purposes of this Section 6.10(a) any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of the Company; or

          (iii)  Consummation of a scheme of arrangement, reorganization, merger, demerger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares or shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, and (y) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the action of the Board of the Company providing for such Business Combination; or

          (iv)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

        (b)   "Fair Market Value" of a Share on a particular date means:

          (i)    (A) if the Shares are at the time listed or admitted to trading on the New York Stock Exchange, then the final closing sales price per Share as reported on New York Stock Exchange Composite Trading Listings, or a similar report selected by the Committee, on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or (B) if the Shares are not listed on the New York Stock Exchange but are listed on a securities exchange other than the New York Stock Exchange, the mean between the lowest and highest reported sale prices of the Shares on the date in question on the principal securities exchange on which the Shares are then listed or admitted to trading; provided that, in the discretion of the Committee, "Fair Market Value" for purposes of satisfying the exercise price of an Option or SAR may be the price prevailing on the applicable exchange at the time of exercise;

          (ii)   if the Shares are not at the time listed or admitted to trading on a securities exchange, the "Fair Market Value" shall be the mean between the lowest reported bid price and highest reported asked price of the Shares on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of the Shares in such market; and

          (iii)  if the Shares are not listed or admitted to trading on any securities exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Committee.

6.11    Duration and Termination

        (a)   This amendment and restatement of the Plan was adopted by the Board as of February 12, 2009, subject to the approval by the holders of a majority of outstanding Shares (the "Majority Shareholders") at the shareholder's meeting to be held on May 15, 2009 (the "Shareholder Effective Date"). If the Majority Shareholders of the Company should fail so to approve such amendment and restatement, then the Plan shall continue as in effect prior to this amendment and restatement.

        (b)   The Board may discontinue or terminate the Plan at any time. Such action shall not impair any of the rights of a Participant who has an award outstanding on the date of the Plan's discontinuance or termination without the Participant's written consent.

        (c)   Unless terminated earlier by the Board pursuant to subsection (b), no awards may be made under the Plan after the tenth anniversary of the Shareholder Effective Date.

        IN WITNESS WHEREOF, this document has been executed this 10th day of March, 2009.

TRANSOCEAN LTD.
By:	/s/ IAN CLARK

Name:	Ian Clark

Title:	Vice President, Human Resources

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held May 15, 2009: The proxy statement and annual report to shareholders are available at http://www.deepwater.com/proxymaterials.cfm M11246-P76334 Transocean Ltd. Admission Card If you choose to attend the Transocean Ltd. Annual General Meeting on May 15, 2009 at 9:00 a.m., Swiss Time, at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland, in person, please mark the appropriate box on the Proxy Card on the reverse side, sign and date the Proxy Card on the reverse side (without voting for proposals 1 through 8) and return it to Transocean Ltd., Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Annual General Meeting. In addition, present this admission card, together with proof of identification, at the admission office prior to the meeting. If you hold several admission cards, please present all of them for validation at the meeting. You Must Separate This Admission Card Before Returning the Proxy Card in the Enclosed Envelope. Transocean Ltd. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Annual General Meeting: Transocean Ltd., Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or, if granting a proxy to the independent representative Rainer Hager, Attorney - at - Law and Notary, Schweiger, Advokatur/Notariat, Dammtrasse 19, 6300 Zug, Switzerland INDICATE ON THE REVERSE SIDE OF THIS PROXY CARD WHETHER: The signatory, revoking any proxy heretofore given in connection with the Annual General Meeting described below, appoints Transocean Ltd. as proxy, with full powers of substitution, to represent the signatory at the Annual General Meeting on May 15, 2009 and to vote all shares the signatory is entitled to vote at such Annual General Meeting on all matters properly presented at the meeting; or The signatory, revoking any proxy heretofore given in connection with the Annual General Meeting described below, appoints the independent representative, Rainer Hager (the Independent Representative), with full powers of substitution, to represent the signatory at the Annual General Meeting on May 15, 2009 and to vote all shares the signatory is entitled to vote at such Annual General Meeting on all matters properly presented at the meeting; or The signatory will attend the Annual General Meeting on May 15, 2009 personally If you appoint either Transocean Ltd. or the Independent Representative to represent you at the Annual General Meeting on May 15, 2009 by indication on the reverse side of this Proxy Card, please also provide your voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors (“FOR” proposals 1, 2, 3, 4, 5 and 7, and “FOR” each director nominee listed on the reverse side). The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting. If you do not provide specific voting instructions for Ad Hoc Proposals, your voting rights will be exercised in accordance with the respective recommendation of the Board of Directors. Continued on the reverse side. Must be signed and dated on the reverse side.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date TRANSOCEAN LTD. M11245-P76334 For Against Abstain TRANSOCEAN LTD. C/O REICHLIN & HESS RECHTSANWALTE HOFSTRASSE 1A, 6300 ZUG, SWITZERLAND For Against Abstain VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” proposals 1, 2, 3, 4, 5 and 7 and “FOR” each director nominee listed below. 6a. W. Richard Anderson 1. Approval of the 2008 Annual Report, the consolidated financial statements of Transocean Ltd. for fiscal year 2008 and the statutory financial statements of Transocean Ltd. for fiscal year 2008 6. Reelection of the Board of Directors (please mark the boxes next to the nominees) Class I Directors for a three-year term: 6b. Richard L. George 6c. Robert L. Long 6d. Edward R. Muller 6e. Victor E. Grijalva Class III Director for a two-year term: 3. Appropriation of the available retained earnings without payment of a dividend to shareholders for fiscal year 2008 and release of CHF 3.5 billion of legal reserves (additional paid-in capital) to other reserves 4. Authorization of a Share Repurchase Program 5. Approval of the Long-Term Incentive Plan of Transocean Ltd. in the form as amended and restated effective as of February 12, 2009 7. Appointment of Ernst & Young LLP as Transocean Ltd.’s independent registered public accounting firm for fiscal year 2009 and reelection of Ernst & Young Ltd., Zurich, as Transocean Ltd.’s auditor pursuant to the Swiss Code of Obligations for a further one-year term 2. Discharge of the members of the Board of Directors and the Executive Officers for fiscal year 2008 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Yes No 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Yes No The signatory will attend the Annual General Meeting on May 15, 2009 personally 8. In the event of proposals during the Annual General Meeting (“Ad Hoc Proposals”) on which voting is permissible under Swiss law, Transocean Ltd. or the Independent Representative, as applicable, is authorized to vote as follows: The signatory appoints Transocean Ltd. as proxy The signatory appoints the independent representative, Rainer Hager, as proxy The signature on this Proxy Card should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title. 0 0 0 As Recommended by the Board of Directors